Exhibit 10.14
CERTAIN OF THE SCHEDULES AND ATTACHMENTS TO THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(A)(5). THE REGISTRANT HEREBY UNDERTAKES TO PROVIDE FURTHER INFORMATION REGARDING SUCH OMITTED MATERIALS TO THE COMMISSION UPON REQUEST.
IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION. [###] INDICATES THAT INFORMATION HAS BEEN REDACTED

CREDIT AGREEMENT
dated as of December 5, 2025,
among
MIRAMAR INTERMEDIATE, LLC,
as Holdings,
MIRAMAR DEBT MERGER SUB, LLC,
and immediately upon the consummation of the Closing Date Merger,
BAMBOO IDE8 INSURANCE SERVICES, LLC,
as the Borrower,
the LENDERS party hereto
and
ACQUIOM AGENCY SERVICES LLC,
as Administrative Agent
_________________________
DEUTSCHE BANK AG NEW YORK BRANCH
and
APOGEM CAPITAL LLC,
as Lead Arrangers and Bookrunners

THE INITIAL TERM LOANS ISSUED PURSUANT TO THIS AGREEMENT WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTIONS 1272-1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. AN INITIAL TERM LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE INITIAL TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 9.01.

i

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05	–	LC Commitments
Schedule 3.13	–	Subsidiaries
Schedule 5.13	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05	–	Existing Investments
Schedule 6.07	–	Existing Affiliate Transactions

EXHIBITS:

Exhibit A-1	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Intellectual Property Security Agreement
Exhibit E	–	Form of Intercompany Note
Exhibit F	–	Form of Interest Election Request
Exhibit G	–	Form of Joinder Agreement
Exhibit H	–	Form of Perfection Certificate
Exhibit I	–	Form of Promissory Note
Exhibit J	–	Form of Letter of Credit Request
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate
v

CREDIT AGREEMENT, dated as of December 5, 2025 (this “Agreement”), among MIRAMAR INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), MIRAMAR DEBT MERGER SUB, LLC, an Arizona limited liability company (“Merger Sub” and, prior to the consummation of the Closing Date Merger (as defined below), the “Borrower”), BAMBOO IDE8 INSURANCE SERVICES, LLC, an Arizona limited liability company (the “Company” and, immediately upon the consummation of the Closing Date Merger, the “Borrower”), the LENDERS from time to time party hereto and ACQUIOM AGENCY SERVICES LLC, as Administrative Agent.
RECITALS
Pursuant to, and in accordance with, that certain Securities Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 4.01(j) hereof, the “Acquisition Agreement”), by and among Merger Sub, Holdings, Miramar Blocker Holdco, L.P., a Delaware limited partnership, Miramar Holdco, LLC, a Delaware limited liability company, the Company, WM PIERCE HOLDINGS, INC., a Delaware corporation, WHITE MOUNTAINS INVESTMENTS (LUXEMBOURG) S.À R.L., a Luxembourg société à responsabilité limitée and PM Holdings LLC, a Delaware limited liability company, the Merger Sub will consummate a merger with and into the Company with the Company as the surviving entity of such merger (the “Closing Date Merger”). The Closing Date Merger and the other transactions set forth in the Acquisition Agreement to be consummated on the date hereof shall be referred to herein as the “Acquisition”.
In connection with the consummation of the Acquisition, (a) the Lenders and the Issuing Banks have agreed to extend credit to the Borrower under this Agreement in the form of (i) Initial Term Loans in an original aggregate principal amount equal to $400,000,000 and (ii) an Initial Revolving Facility in an aggregate available amount thereunder of $40,000,000 and (b) the Sponsor, members of the Company’s management (including any direct or indirect rollover equity of the Company), and certain other equity investors arranged by or designated by the Sponsor which are reasonably acceptable to each Arranger (provided that the Sponsor will control at least a majority of the voting Capital Stock of the Company on the Closing Date after giving effect to the Acquisition), will directly or indirectly, contribute to the Borrower or a direct or indirect parent of the Borrower cash, retained and rollover equity in exchange for common equity (or qualified preferred equity or other equity or instruments, in either case (solely with respect to equity or instruments of Holdings, Merger Sub, or any other Loan Party), reasonably acceptable to the Arrangers) of the Borrower or a direct or indirect parent of the Borrower and the aggregate amount of such contributed cash is no less than 50.0% of the sum (the “Minimum Equity Amount”) of (i) the aggregate gross proceeds of the Initial Term Loans borrowed on the Closing Date and (ii) the amount of such cash, retained and rollover equity contributed or equity in exchange for the contribution of assets, in each case, on or prior to the Closing Date (collectively, the “Equity Contribution”).
The proceeds of (i) the Equity Contribution and (ii) the initial borrowing under the (A) Revolving Facility (if any) and (B) Initial Term Loans and (iii) at the option of the Borrower, cash on hand at the Company and its subsidiaries on the Closing Date will be applied on the Closing Date (1) to pay the consideration in connection with the Acquisition and make other payments contemplated by the Acquisition Agreement, (2) to cash collateralize or backstop letters of credit issued for the account of the Company or any of its subsidiaries or their respective businesses that will remain outstanding on the Closing Date (to the extent such letters of credit are not deemed issued under the Revolving Facility on the Closing Date), (3) to pay for fees, costs and expenses related to the Transactions (such fees, costs and expenses, the “Transaction Costs”) and (4) any remaining amounts may be retained as additional cash on the balance sheet of the Borrower and its subsidiaries and for general corporate purposes.
The Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
ACCORDINGLY, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.01.    Defined Terms. As used in this Agreement, including the preamble and the recitals hereto, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Intercreditor Agreement” means, with respect to any Indebtedness, any customary intercreditor agreement the terms of which are reasonably acceptable to the Borrower and the Required Lenders.
“Acquiom” means Acquiom Agency Services LLC.
“Acquisition” has the meaning assigned to such term in the recitals hereto.
“Acquisition Agreement” has the meaning assigned to such term in the recitals hereto.
“Additional Amendment” has the meaning assigned to such term in Section 9.02(d)(ii).
“Additional Commitment” means any commitment established pursuant to Section 2.20, 2.21 or 9.02(c).
“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.
“Additional Revolving Credit Commitment” means any revolving credit commitment established pursuant to Section 2.20, 2.21 or 9.02(c)(ii).
“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender and (b) the amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.
“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.
“Additional Revolving Loan” means any revolving loan made pursuant to an Additional Revolving Credit Commitment.

“Additional Term Commitment” means any term commitment established pursuant to Section 2.20, 2.21 or 9.02(c)(i).
“Additional Term Lender” means any Lender with an Additional Term Commitment or an outstanding Additional Term Loan.
“Additional Term Loans” means any term loan established as outstanding hereunder pursuant to, or made pursuant to an Additional Term Commitment established pursuant to, Section 2.20, 2.21 or 9.02(c)(i).
“Adjustment Date” means the first day of the month immediately following the date of delivery of the financial statements and related Compliance Certificate most recently required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, and Section 5.01(c), respectively.
“Administrative Agent” means Acquiom, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8.
“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.
“Affiliated Lender” means, at any time, any Lender that is the Sponsor or any of its Affiliates (other than Holdings, the Borrower or any of their respective subsidiaries).
“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any Person whose consent is required by Section 9.05) and accepted by the Administrative Agent, which shall be in the form of Exhibit A-1, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Borrower.
“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(f)(iii).
“Agent Fee Letter” means that certain fee letter dated as of the Closing Date, between the Borrower and the Administrative Agent.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that in no event shall the Alternate Base Rate be less than 2.00% per annum. For the purposes of clause (c) of this definition, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term

SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement with respect to Term SOFR has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the higher of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided if the Alternate Base Rate, as so determined, would be less than 2.00% per annum, the Alternate Base Rate shall be deemed to be 2.00% per annum.
“Ancillary Document” has the meaning assigned to such term in Section 9.07(b).
“Anti-Corruption Laws” means any laws relating to the prevention of bribery or corruption, including the FCPA.
“Anti-Money Laundering Laws” means any laws relating to the prevention of terrorism financing or money laundering, including the USA PATRIOT Act, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, modified, supplemented or replaced from time to time.
“Apogem” means Apogem Capital LLC.
“Applicable Insurance Regulatory Authority” means any Governmental Authority that due to the nature of the activities of the Borrower or its subsidiaries in the insurance or reinsurance industry has regulatory authority over the Borrower or any of its subsidiaries, including the Department of Insurance (or a similar Governmental Authority) of any State in which any Captive Insurance Subsidiary is organized.
“Applicable Percentage” means, at any time, (a) with respect to any Term Lender of any Class, (i) when used in reference to payments and other matters relating to the Term Loans of such Class, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Term Loans of such Class of such Term Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Term Loans of all Term Lenders of such Class at such time and (ii) when used in reference to matters relating to the Term Commitments of such Class, a percentage equal to a fraction the numerator of which is the aggregate amount of the Term Commitments of such Term Lender of such Class at such time and the denominator of which is the aggregate amount of the Term Commitments of all Term Lenders of such Class at such time and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class at such time represented by such Lender’s Revolving Credit Commitment of such Class at such time. In the case of clause (b) above, in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.
“Applicable Rate” means, for any day with respect to any Initial Term Loan or Initial Revolving Loan of any Type, the applicable rate per annum set forth below under the caption “ABR Spread” or “Term SOFR Spread”, as the case may be, based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ending after the Closing Date, the “Applicable Rate” for any

Initial Term Loan or Initial Revolving Loan of any Type shall be the applicable rate per annum set forth below in Category 1 for such Type of Loan:

Category	Total Leverage Ratio	ABR Spread	Term SOFR Spread
Category 1	Greater than or equal to 5.00 to 1.00	4.00%	5.00%
Category 2	Less than 5.00 to 1.00 and greater than or equal to 4.00 to 1.00	3.75%	4.75%
Category 3	Less than 4.00 to 1.00	3.50%	4.50%
The Applicable Rate with respect to any Initial Term Loan or Initial Revolving Loan shall be adjusted, to the extent applicable, in accordance with the table set forth above, on each Adjustment Date based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period; provided that if any annual or quarterly financial statements are not delivered when required pursuant to Section 5.01(a) or 5.01(b) (or if a Compliance Certificate is not delivered when required pursuant to Section 5.01(c)), then the “Applicable Rate” for any Initial Term Loan or Initial Revolving Loan shall be the rate per annum set forth in the table above in Category 1, from the first day after the date that such financial statements (or such Compliance Certificate) were required to have been delivered and until such financial statements are (or such Compliance Certificate is) delivered (and thereafter the applicable Category shall be as otherwise determined in accordance with this definition).
“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitments at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.19, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.
“Approved Fund” means with respect to any Lender, any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (b) is administered, advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any entity or any Affiliate of any entity that administers, advises or manages such Lender.
“Arrangers” means (i) Deutsche Bank AG New York Branch and (ii) Apogem, in their capacities as lead arrangers and bookrunners for the credit facilities established hereunder on the Closing Date.
“Assignment Agreement” means (a) in the case of an assignment to an Affiliated Lender, an Affiliated Lender Assignment and Assumption and (b) otherwise, an Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.05), and accepted by the Administrative Agent, which shall be in the form of Exhibit A-2, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Borrower.
“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.05(c).
“Availability Period” means the period from and including the Closing Date and until the termination of the Initial Revolving Credit Commitments in accordance with the terms hereof.
“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to:
(a)    the sum of (to be determined without duplication):
(i)    the greater of $13,350,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus
(ii)    an amount equal to the Retained Excess Cash Flow Amount; plus
(iii)    (A) the aggregate amount of any net Cash proceeds of a capital contribution in respect of Qualified Capital Stock in Holdings or from any issuance of Qualified Capital Stock in Holdings, in each case, that is received in Cash by the Borrower as a capital contribution in respect of Qualified Capital Stock in the Borrower or from any issuance of Qualified Capital Stock in the Borrower to Holdings, plus (B) the aggregate amount of the fair market value of Cash Equivalents, marketable securities or other property received by Holdings as a capital contribution in respect of Qualified Capital Stock in Holdings or in return for any issuance of Qualified Capital Stock in Holdings that is received by the Borrower as a capital contribution in respect of Qualified Capital Stock in the Borrower or in return for any issuance of Qualified Capital Stock in the Borrower to Holdings (including pursuant to any merger, consolidation, amalgamation or similar transaction), in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts); plus
(iv)    (A) the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock in the Borrower to Holdings or Qualified Capital Stock in any Parent Company, plus (B) the fair market value of any Cash Equivalents, marketable securities or other property (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary) received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts); plus

(v)    the aggregate amount of any net Cash proceeds and the aggregate fair market value of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made after the Closing Date pursuant to Section 6.05(p), but not, with respect to the Disposition of any individual Investment, in excess of the amount of the original Investment so made pursuant to Section 6.05(p); plus
(vi)    the aggregate amount of Cash and the fair market value of Cash Equivalents, marketable securities and other property, in each case, received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time as Returns of or on any Investment made after the Closing Date pursuant to Section 6.05(p) (but not, with respect to any individual Investment, in excess of the amount of the original Investment so made pursuant to Section 6.05(p)); plus
(vii)    the amount of any Declined Proceeds; minus
(b)    an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.03(a)(iii), plus (ii) Restricted Debt Payments made pursuant to Section 6.03(b)(v), plus (iii) Investments made pursuant to Section 6.05(p), in each case, after the Closing Date and prior to such time or contemporaneously therewith.
“Available Equity Contribution Amount” means clause (a)(iii) of the definition of Available Amount.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), services in connection with collections, payroll, trust, lockbox and/or stop payment, employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.
“Banking Services Obligations” means any and all obligations of Holdings, the Borrower or any of its Restricted Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services (a) that is in effect on the Closing Date between Holdings, the Borrower or any of its Restricted Subsidiaries, on the one hand, and a counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date, or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof after the Closing Date) or (ii) any other Person designated by the Borrower, on the other hand, or (b) that is entered into after the Closing Date by Holdings, the Borrower or any of its Restricted Subsidiaries, on the one hand, with any counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such arrangement is entered into or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof thereafter) or (ii) any other Person designated by the Borrower, on the other hand, and in each case under this definition, that have been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for the purposes of the Loan Documents; it being understood that each counterparty referred to in clause (a) or (b) above shall be deemed (x) to have appointed the Administrative Agent as its agent under the applicable Loan Documents and (y) to have agreed to be bound by the provisions of Article 8 and Section 9.10 as if it were a Lender and by the provisions of each Intercreditor Agreement.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required Lenders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in U.S. Dollars at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Effective Yield”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, reasonably determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.
“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with (a) any Company Competitor or (b) any Affiliate of any Company Competitor, but, in each case, only if no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management or operation thereof, (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to

Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent, as applicable, in accordance with clause (a) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.
“Borrower” has the meaning assigned to such term in the preamble hereof.
“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means $500,000.
“Borrowing Multiple” means, in the case of any Borrowing, $100,000.
“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Borrower.
“Burdensome Agreements” has the meaning assigned to such term in Section 6.04.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in relation to any Loan the reference rate for which utilizes Term SOFR or the Term SOFR Reference Rate and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR Loan, or any other dealings of any Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.
“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities) that would, in accordance with GAAP, be included as additions to property, plant and equipment on the Borrower’s consolidated statement of cash flows for such period and (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases).
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP and subject to Section 1.04(a), is or should be accounted for as a capital lease on the balance sheet of that Person. The amount of obligations with respect to any Capital Lease shall be the amount thereof recorded as a liability on the balance sheet of such Person prepared in accordance with GAAP and subject to Section 1.04(a).
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof). It is understood and agreed that, as of the Closing Date, the Reinsurer is a Captive Insurance Subsidiary.
“Captive Insurance Subsidiary Investments” means Investments by a Captive Insurance Subsidiary in securities and other assets in accordance with the Captive Insurance Subsidiary Investment Guidelines (without giving effect to any consents or authorizations for nonconforming Investments referred to therein, including approval of “Prohibited Securities” pursuant to Section V thereof or “Policy Exceptions” in accordance with Section XI thereof, in each case, unless the written consent of the Required Lenders is obtained).
“Captive Insurance Subsidiary Investment Guidelines” means the “Investment Guidelines” attached as Schedule 1 to the Portfolio Management Agreement dated September 5, 2025, between Ide8 Limited and Conning, Inc., a copy of which was delivered to the Arrangers on September 30, 2025, as so delivered to the Arrangers on such date (or, solely with the written consent of Required Lenders, as such Investment Guidelines may be amended from time to time).
“Cash” or “cash” means money, currency or a credit balance in any deposit account, in each case, determined in accordance with GAAP.
“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year of such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision or any public instrumentality thereof, in each case, having, at the time of the acquisition thereof, a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper having, at the time of the acquisition thereof, a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the United States, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) except as the term Cash Equivalents is used in the definition of Unrestricted Cash Amount, Indebtedness issued by Persons (other than the Sponsor, Holdings, the Borrower or any Affiliate of any of the foregoing) with a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), provided that, solely as the term Cash Equivalents is used in the definition of Unrestricted Cash Amount, the average weighted average life to maturity of this Indebtedness shall not exceed one year; and (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating conventionally understood to be an “investment grade” rating from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency).
“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings, the Borrower or any Restricted Subsidiary.
“Certain Funds Provisions” has the meaning given to such term in the Commitment Letter.
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date); provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means the earliest to occur of:
(a)    at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, directly or indirectly, Capital Stock representing more than 50.1% of the total ordinary voting power of all of the outstanding Voting Capital Stock of Holdings;
(b)    at any time prior to a Qualifying IPO, the Sponsor shall cease to have the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings;
(c)    at any time on or after a Qualifying IPO, (i) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more of the Permitted Holders (and other than any Person that is acting solely as an underwriter in connection with such Qualifying IPO, acting in such capacity) shall become the “beneficial owner”, directly or indirectly, of Voting Capital Stock of the Public Parent Company representing more than 35.0% of the total ordinary voting power of all of the outstanding Voting Capital Stock of the Public Parent Company and (ii) such “person” or “group” shall own a greater percentage of the outstanding Voting Capital Stock of the Public Parent Company than the Permitted Holders; or
(d)    Holdings shall cease to own and control, directly or indirectly through its Wholly-Owned Subsidiaries, of record and beneficially, 100% of each class of outstanding Capital Stock in the Borrower free and clear of all Liens (except Liens permitted under the Loan Documents).

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 or 13(d)-5 under the Exchange Act, (i) a Person or group shall not be deemed to beneficially own any Voting Capital Stock to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Capital Stock pursuant to such agreement, (ii) if any group (other than a group consisting solely of one or more Permitted Holders) includes one or more Permitted Holders, the issued and outstanding Voting Capital Stock of the Public Parent Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total ordinary voting power of all of the outstanding Voting Capital Stock of such Person’s parent, (iv) “beneficial ownership” shall have the meaning set forth in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof, and (v) the right of any Person to acquire Voting Capital Stock (so long as such Person does not have the right to direct the voting of the Voting Capital Stock subject to such right) or any veto power of any Person in connection with the acquisition or disposition of Capital Stock will not cause such Person to be a beneficial owner of such Voting Capital Stock.
“Charge” means any charge, expense, cost, accrual, reserve or loss (other than loss of revenues).
“Charged Amounts” has the meaning assigned to such term in Section 9.18.
“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.20, 2.21 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.21 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Section 2.20, 2.21 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.21 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class. Notwithstanding anything to the contrary in this Agreement (including Section 2.20, 2.21 or 9.02(c)), only a single Class of Revolving Credit Commitments may be in effect at any one time.
“Closing Date” means December 5, 2025, which is the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).
“Closing Date Merger” has the meaning assigned to it in the recitals hereto.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means any and all assets of any Loan Party, whether now existing or hereafter acquired, that are or become subject (or purported to be subject) to a Lien under any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.11, the requirement that:
(a)    the Administrative Agent shall have received with respect to each Restricted Subsidiary that is required to become a Subsidiary Guarantor (including by ceasing to be an Excluded Subsidiary), in each case, after the Closing Date:
(i)    (A) a Joinder Agreement, (B) an executed joinder to or acknowledgement of, as applicable, each Intercreditor Agreement, if any, in substantially the form attached as an exhibit thereto or as otherwise provided therein, (C) if such Restricted Subsidiary owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (D) a completed Perfection Certificate, executed by a Responsible Officer of such Restricted Subsidiary or the Borrower, (E) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent (based on instructions from the Required Lenders) may reasonably request, (F) an executed joinder to the Intercompany Note, and (G) each other Collateral Document, if any, required by Section 5.11 or 5.12 (which, for the avoidance of doubt in the case of this clause (G), shall be delivered within the applicable time periods set forth in such Section); and
(ii)    each item of Collateral that such Restricted Subsidiary is required to deliver under the Security Agreement, including any Material Debt Instrument (which, for the avoidance of doubt, shall be delivered within the applicable time periods set forth in Section 5.11(a) or the Security Agreement, as applicable); and
(b)    all Secured Obligations shall have been unconditionally Guaranteed by Holdings, the Borrower and each Restricted Subsidiary (other than any Excluded Subsidiary), in each case, pursuant to the Guaranty Agreement;
(c)    all outstanding Capital Stock of the Borrower and each Restricted Subsidiary (other than Capital Stock of a subsidiary of the Borrower constituting Excluded Assets) directly owned by any Loan Party shall have been pledged, charged, or otherwise made subject to security pursuant to the Security Agreement and the Administrative Agent shall have received certificates, if any, representing all such Capital Stock to the extent constituting “certificated securities”, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required to perfect the security interest therein in the jurisdiction of the issuer thereof;
(d)    the Administrative Agent shall have received with respect to each Material Real Estate Asset, if any, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate:
(i)    evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered by the applicable Loan Party and such Mortgage and, to the extent such Mortgage does not serve as a fixture filing financing statement under applicable law, any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent (based on instructions from the Required Lenders) may reasonably request in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the

Administrative Agent, for the benefit of the Secured Parties, (B) such Mortgage and, to the extent such Mortgage does not serve as a fixture filing financing statement under applicable law, any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes, including mortgage recording taxes, stamp and intangibles taxes, and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
(ii)    one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Required Lenders (not to exceed the fair market value of the Material Real Estate Asset (determined as set forth in the definition of such term) covered thereby) issued by a nationally recognized title insurance company in the applicable jurisdiction, insuring the relevant Mortgage as having created a valid and subsisting Lien on the real property described therein with the ranking or the priority that it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements as the Required Lenders may reasonably request to the extent the same are available in the applicable jurisdiction at a commercially reasonable rate (it being agreed that the Required Lenders will accept a zoning report from a nationally recognized zoning company in lieu of a zoning endorsement), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the Borrower and Required Lenders;
(iii)    customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located and, if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Required Lenders may reasonably request;
(iv)    surveys (which may be survey alternatives (i.e., “zip” or “express” maps)) in form and substance reasonably acceptable to the Required Lenders; provided that notwithstanding the foregoing, a new survey will not be required if any existing survey, together with an “affidavit of no change” reasonably satisfactory to the title insurance company, is delivered to the title insurance company, and the title insurance company removes the so-called “general survey exception” from the applicable Mortgage Policy; and
(v)    if applicable, such flood due diligence and customary documentation as the Administrative Agent (on its own behalf or on behalf of any Secured Party) may reasonably request to complete the Administrative Agent’s (or such Secured Party’s) flood insurance due diligence, it being agreed that, notwithstanding anything herein or in any other Loan Document to the contrary, no Mortgage with respect to any Material Real Estate Assets shall be, or shall be required to be, executed and delivered by any Loan Party until the Administrative Agent has notified the Borrower that the Administrative Agent and each Lender has completed all flood due diligence and documentation as required by the Flood Insurance Laws confirming the applicable Material Real Estate Asset is not a Flood Hazard Property.
Notwithstanding the foregoing and any provision of any Loan Document to the contrary, if any mortgage tax or similar Tax would be payable with respect to any Mortgage based on the entire amount of the Indebtedness or other obligations secured by such Mortgage, then, to the extent permitted by, and in accordance with, applicable law, the maximum amount secured by such Mortgage shall be limited to an amount not to exceed the fair market value of the applicable Material Real Estate Asset (determined as set forth in the definition of such term) at the time such Mortgage is entered into.
“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Intellectual Property Security Agreement, (c) each Mortgage and (d) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations, in each case, solely to the extent, and for so long as, it is in effect in accordance with its terms.
“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.
“Commitment” means, with respect to each Lender at any time, such Lender’s Initial Term Commitment, Initial Revolving Credit Commitment or Additional Commitment, as applicable, in effect at such time.
“Commitment Fee Rate” means, on any day, (a) with respect to the Initial Revolving Credit Commitments, 0.50% per annum and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment.
“Commitment Letter” means that certain commitment letter dated October 2, 2025, among Holdings, Merger Sub, Deutsche Bank and Apogem.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning assigned to such term in the preamble hereof.
“Company Competitor” means any Person that is a competitor, fronting carrier or reinsurance partner, in each case, of the Borrower and/or any of its Restricted Subsidiaries.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, with such modifications to such form as may be reasonably approved by the Required Lenders and the Borrower.
“Confidential Information” has the meaning assigned to such term in Section 9.13.
“Consolidated Adjusted EBITDA” means, with respect to the Borrower and its Non-Captive Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of:
(a)    Consolidated Net Income for such period; plus
(b)    without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (and only to the extent not added back pursuant to the definition of Consolidated Net Income):
(i)    Consolidated Interest Expense;
(ii)    Taxes paid and any provision for Taxes, in each case, based on income, profits or capital, whether federal, state, provincial, territorial or local, franchise, excise and similar Taxes, sales and use Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination or as a result of any Tax distribution that is permitted pursuant to Section 6.03(a)(i)) paid or accrued during such period;
(iii)    all depreciation and amortization expense;
(iv)    (i) any non-cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof, (ii) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, long-term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme and/or any other equity plan or agreement (including any deferred compensation arrangement), (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by any Employee Related Person and (iv) any Charge incurred in connection with payments to holders of stock options, appreciation rights and similar equity and equity based interests (including any profits interests) in connection with any Restricted Payment permitted by this Agreement;
(v)    any non-cash Charge, including (x) any impairment Charge and any bad debt expense and (y) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, provided that to the extent that any such non-cash Charge represents an accrual of or reserve for Cash expenditures in any future period, (A) the Borrower may determine, in its sole discretion, not to add back such non-cash Charge in the then-current period and (B) to the extent the Borrower elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be deducted in calculating Consolidated Adjusted EBITDA for such future period (but excluding, in each case under this clause (v), any write-downs or write-offs of accounts receivable or inventory);
(vi)    (A) Transaction Costs, (B) any transaction fees, costs, and expenses incurred in connection with (x) any transaction (whether or not consummated), including any incurrence or offering of Indebtedness and/or any issuance and/or offering of Capital Stock, any acquisition or Investment (including related due diligence expenses, appraisal, broker, legal, accounting, advisor and other professional fees, amounts paid in respect of “tail” insurance, bonus and retention payments incurred in connection therewith and Charges incurred in connection with any rollover, acceleration or payout of Capital Stock arising therefrom), any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, in each case, which is permitted under this Agreement, and/or (y) any Qualifying IPO (whether or not consummated) and/or (C) after a Qualifying IPO, the Public Company Costs;

(vii)    the amount of any Charge that is actually reimbursed or that is expected to be reimbursed by any Person (other than the Borrower or its Affiliates) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or other Investment or any Disposition permitted by this Agreement) or any insurance policy, provided that, in the case of any such expected reimbursement, the Borrower in good faith expects that such reimbursement will be received by the Borrower or its Non-Captive Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (A) any reimbursement amount added back pursuant to this clause (b)(vii) shall be without duplication of any expected reimbursement amount previously added back pursuant to this clause (b)(vii) and (B) to the extent any such reimbursement amount is not actually received by the Borrower or its Non-Captive Restricted Subsidiaries during such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for the next succeeding Fiscal Quarter);
(viii)    the amount of (A) payments actually made by, or accrued by, the Borrower or any of its Non-Captive Restricted Subsidiaries to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, (B) payments actually made by, or accrued by, the Borrower or any of its Non-Captive Restricted Subsidiaries to directors (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries, in each case, in their capacity as such and (C) any indemnities and expenses actually paid by, or accrued by, the Borrower or any of its Non-Captive Restricted Subsidiaries to any Investor (and/or its Affiliates) or directors (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries and any other board related costs, in each case under this clause (viii) to the extent permitted to be paid under this Agreement; provided the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to this clause (b)(viii) shall not exceed $1,000,000 for any Test Period;
(ix)    any Charge attributable to the undertaking and/or implementation of business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or cost synergies (excluding in all cases revenue synergies) and/or other initiatives and/or programs (including in connection with any integration, restructuring or transition and any office or facility opening and/or pre-opening), any Charge relating to the destruction of equipment, any restructuring or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any severance or furlough Charge, any Charge relating to any strategic initiative, any Charge relating to the entry into a new market (including a new state or other geographic location) or new product line, any Charge relating to establishing new fronting carrier and reinsurer relationships, any Charge relating to new program launches (including any associated start-up marketing expense), any Charge relating to recruitment or relocation costs, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any Charge associated with software or systems design, development or implementation, any startup Charge (including startup costs and pre-operating losses incurred in connection with opening new facilities or offices), any corporate development Charge and any consulting Charge outside the ordinary course of business; provided that the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to this clause (b)(ix), clause (b)(xii) below and clause (d) below, shall not exceed, for any Test Period, 35% of Consolidated Adjusted EBITDA (calculated after giving effect to all such addbacks) for such Test Period;
(x)    the amount of any Charge or deduction that is associated with any Non-Captive Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party;
(xi)    any Charge with respect to any legal dispute and/or Charge with respect to or payment of any actual or prospective litigation or legal claim or settlement, governmental audit, penalty, fine, judgment or order; and
(xii)    (i) any Charge with respect to any extraordinary, exceptional, nonrecurring and/or unusual item, including workers’ compensation and paid leave costs, sanitation costs and other expenses incurred in connection with any pandemic (for the avoidance of doubt, not including lost revenue and/or lost profits), and (ii) any Charge in connection with any single or one-time event, including in connection with (A) acquisitions or other Investments consummated by the Borrower or any of its Non-Captive Restricted Subsidiaries that are permitted under this Agreement and (B) regulatory compliance projects which are required by an Applicable Insurance Regulatory Authority as a result of changes in insurance laws; provided that the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to this clause (b)(xii), clause (b)(ix) above and clause (d) below, shall not exceed, for any Test Period, 35% of Consolidated Adjusted EBITDA (calculated after giving effect to all such addbacks) for such Test Period; plus
(c)    to the extent not otherwise included in the determination of Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (g) below for any prior period and not added back; plus
(d)    the amount of the pro forma “run rate” effects of expected cost savings, operating expense reductions, operational improvements (including as a result of entry into, amendment or renegotiation of any contract or other arrangement relating to costs), synergies and commencement or changes in operations (including “run rate” effects arising from any acquisition, construction, development or improvement of any assets used or to be used in the business) (collectively, “Expected Run Rate Effects”) (calculated on a pro forma basis as though such items had been realized on the first day of such period, but net of actual amounts realized during such period), in each case, to the extent reasonably identifiable and factually supportable (in each case, in the good faith determination of the Borrower and whether or not such effects are permitted to be included in any pro forma financial information pursuant to the rules and regulations of the SEC), related to any acquisition or other Investment, Disposition or other specified transaction or related to any restructuring or operational initiative, cost savings initiative and/or other initiatives (any such restructuring or operational initiative, cost savings initiative or other initiatives, an “Initiative”), in each case, that are projected by the Borrower in good faith to result from actions that have been taken, with respect to which substantial steps have been taken or that are expected to be taken within 12 months (or, in the case of any Expected Run Rate Effects arising from the implementation of the new Guidewire insurance policy administration software, 24 months) after the date of consummation of such acquisition or other Investment, Disposition or other specified transaction or initiation of such Initiative (in each case, in the good faith determination of the Borrower); provided that the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to this clause (d), clause (b)(ix) above and clause (b)(xii) above, shall not exceed, for any Test Period, 35% of Consolidated Adjusted EBITDA (calculated after giving effect to all such addbacks) for such Test Period; plus
(e)    (i) other add-backs and adjustments reflected in, or of the type reflected in, the Sponsor Model or (ii) other add-backs and adjustments reflected in any quality of earnings report delivered by any independent accounting or valuation firm of recognized national standing or any other accounting or valuation firm reasonably acceptable to the Required Lenders and prepared in connection with any acquisition or other Investment consummated after the Closing Date and permitted by this Agreement, which, in the case of this clause (ii), may include adjustments consistent with the adjustments reflected in such report for the period from the last day of the period covered by such report to the date of the consummation of such acquisition or other Investment; plus
(f)    to the extent not otherwise included in the determination of Consolidated Net Income for such period (and without duplication), the amount of any business interruption insurance policy proceeds that (i) are actually received by the Borrower or its Non-Captive Restricted Subsidiaries during such period or (ii) are expected to be received by the Borrower or its Non-Captive Restricted Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under clause (ii) above, the Borrower in good faith expects that such proceeds will be received by the Borrower or its Non-Captive Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that to the extent such proceeds are not actually received by the Borrower or its Non-Captive Restricted Subsidiaries during such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Net Income for the next succeeding Fiscal Quarter); minus
(g)    to the extent included in the determination of Consolidated Net Income (and only to the extent not deducted pursuant to the definition of Consolidated Net Income) for such period, any non-cash income or non-cash gain, all as determined in accordance with GAAP, excluding (i) any such non-cash income or non-cash gain in respect of which Cash was received in a prior period or will be received in a future period and (ii) any such non-cash income or non-cash gain that represents reversal of Charges that reduced Consolidated Adjusted EBITDA or Consolidated Net Income for any prior period; minus
(h)    the amount of any Cash payment made during such period in respect of any non-cash Charge that was added back for any prior period pursuant to clause (b)(v) of this definition of “Consolidated Adjusted EBITDA”.
Notwithstanding anything to the contrary herein, Consolidated Adjusted EBITDA (before giving effect to any pro forma adjustments in connection with Subject Transactions occurring after the Closing Date as contemplated by the definition of Pro Forma Basis, it being understood that any such adjustments shall be subject to the applicable caps and other limitations set forth in this definition of Consolidated Adjusted EBITDA) shall be deemed to be $16,000,000 for the Fiscal Quarter ended December 31, 2024, $20,000,000 for the Fiscal Quarter ended March 31, 2025, $26,000,000 for the Fiscal Quarter ended June 30, 2025 and $28,100,000 for the Fiscal Quarter ended September 30, 2025.

It is understood that in the event any item meets the criteria of more than one clause of the definition of “Consolidated Adjusted EBITDA” and/or the definition of “Consolidated Net Income”, the classification of such item as among such clauses shall be determined by the Borrower in its sole discretion.
“Consolidated First Lien Debt” means, on any date of determination, (a) the aggregate principal amount of Loans outstanding on such date and (b) the aggregate principal amount of Consolidated Total Debt (other than Loans) outstanding on such date that is secured by a Lien on any Collateral that does not rank junior to the Liens on the Collateral securing the Credit Facilities.
“Consolidated Interest Expense” means, with respect to the Borrower and its Non-Captive Restricted Subsidiaries on a consolidated basis for any period, the sum, without duplication and to the extent such items were deducted (and not added back) in computing Consolidated Net Income, of (a) consolidated total interest expense of the Borrower and its Non-Captive Restricted Subsidiaries for such period, determined in accordance with GAAP and in any event (including, without duplication, (i) amortization, accretion or accrual of any original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any costs associated with surety bonds in connection with financing activities (whether amortized or immediately expensed), (iii) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), and (iv) any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guaranty or a similar instrument, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder and any other bank, administrative agency (or trustee) and/or financing fee, and any other fees relating to Indebtedness, including commitment, bridge, amendment, consent, structuring, debt rating fees and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness plus (b) any net Charges during such period arising from any Hedge Agreement and/or other derivative financial instrument entered into by the Borrower or any of its Non-Captive Restricted Subsidiaries for the purpose of hedging interest rate risk (net of any realized or unrealized gain in respect of any such Hedge Agreement and/or other derivative financial instrument). For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP.
“Consolidated Net Income” means, for any period, an amount equal to the net income (or loss) of the Borrower and its Non-Captive Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, for such period, but excluding (without duplication):
(a)    (i) the income of any Person that is not the Borrower or a Restricted Subsidiary or the income of any Captive Insurance Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) actually paid in Cash or Cash Equivalents (or subsequently converted into Cash or Cash Equivalents so long as such conversion occurs in the Test Period in which such dividend, distribution or other payment is made) to the Borrower or any of its Non-Captive Restricted Subsidiaries by such Person or by any Captive Insurance Subsidiary during such period shall be included in Consolidated Net Income, (ii) any interest income accrued on any surplus note (or similar Indebtedness) owed by any Captive Insurance Subsidiary or any Reciprocal Exchange to the Borrower or any Non-Captive Restricted Subsidiary, provided that the amount of interest actually paid in Cash or Cash Equivalents (or subsequently converted into Cash or Cash Equivalents so long as such conversion occurs in the Test Period in which such dividend, distribution or other payment is made) to the Borrower or any of its Non-Captive Restricted Subsidiaries by any Captive Insurance Subsidiary or any Reciprocal Exchange during such period shall be included in Consolidated Net Income, and (iii) the loss of any Person that is not the Borrower or a Restricted Subsidiary or the loss of any Captive Insurance Subsidiary;
(b)    any net gain or loss with respect to any Disposition of an asset of the Borrower or any Non-Captive Restricted Subsidiary outside the ordinary course of business;
(c)    all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(d)    [reserved];
(e)    (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Non-Captive Restricted Subsidiaries) required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of recapitalization accounting or acquisition method or purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with GAAP which affect Consolidated Net Income;
(f)    any gain or Charge attributable to contingent or deferred payments in connection with any acquisition or other Investment permitted under this Agreement (including any acquisition or other Investment consummated prior to the Closing Date), including earn-outs, non-compete payments, purchase price adjustments and similar obligations, and any adjustments with respect thereto; and
(g)    any net unrealized gain or loss in respect of (i) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (ii) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging.
“Consolidated Secured Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.
“Consolidated Total Assets” means, at any date, all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Non-Captive Restricted Subsidiaries at such date.
“Consolidated Total Debt” means, on any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Non-Captive Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, in the form of (a) Indebtedness referred to in clauses (a), (b), (c) and (d) of the definition of such term and (b) letter of credit reimbursement obligations that have not been reimbursed (and, for the avoidance of doubt, excluding any contingent reimbursement obligations for which no draw under the applicable letter of credit has occurred); provided that “Consolidated Total Debt” shall be calculated excluding Indebtedness in respect of any earn-out or similar contingent obligation or purchase price adjustment until such Indebtedness has not been paid within five Business Days after becoming due and payable.
“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.
“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications, (b) all renewals of any of the foregoing, (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, damages or payments for past or future infringements for any of the foregoing, (d) the right to sue for past, present, and future infringements of any of the foregoing, and (e) all rights corresponding to any of the foregoing.
“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.23(b).
“Credit Extension” means each of (a) the making of a Term Loan and (b) any Revolving Credit Extension.
“Credit Facilities” means the Revolving Facilities and the Term Facilities.
“Cure Amount” has the meaning assigned to such term in Section 6.13(b).
“Cure Right” has the meaning assigned to such term in Section 6.13(b).
“Current Assets” means, at any date, all assets of the Borrower and its Non-Captive Restricted Subsidiaries which under GAAP would be classified as current assets, other than (without duplication) (a) unrestricted Cash and Cash Equivalents, (b) loans or advances made to Persons other than the Borrower or any Affiliate of the Borrower and permitted under Section 6.05, (c) deferred financing fees, (d) assets arising under Hedge Agreements, (e) the current portion of Tax assets and (f) assets held for sale.
“Current Liabilities” means, at any date, all liabilities of the Borrower and its Non-Captive Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (without duplication) (a) the current portion of long-term Indebtedness, (b) revolving loans and bank overdrafts, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) liabilities arising under Hedge Agreements, (e) the current portion of Tax liabilities,

(f) liabilities in respect of unpaid earn-outs or similar contingent obligations or unpaid acquisition, disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves or severance, (h) the current portion of any obligations with respect to Capital Leases, (i) accrued settlement costs, (j) non-cash compensation costs and expenses and (k) any other liabilities that are not Indebtedness and will not be settled in Cash or Cash Equivalents during the next succeeding twelve month period after such date.
“CVC” means any funds or limited partnerships managed or advised by CVC Advisors (U.S.), Inc. or any of its Controlled Affiliates, CVC Capital Partners SICAV-FIS S.A. and its direct or indirect subsidiaries and CVC Advisors (U.S.), Inc. or any of its Controlled Affiliates (but, in each case under this definition, excluding any portfolio companies in which such funds or limited partnerships hold an investment and excluding any funds or entities managed or advised by CVC Credit Partners Group Holding Foundation or any of its direct or indirect subsidiaries engaged in the same business as, or a similar business to, CVC Credit Partners Group Holding Foundation).
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors (or class of creditors), moratorium, rearrangement, receivership, insolvency, compromise, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(vi).
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both, unless cured or waived, would become an Event of Default.
“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.19, any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including to make a Loan within two Business Days of the date required to be made by it hereunder or to fund any portion of its participations in Letters of Credit within two Business Days of the date required to be funded by it hereunder, (b) notified the Administrative Agent, any Issuing Bank or the Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to that effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement (and is financially able to meet such obligations); provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, or (d) become (or any parent company thereof has become) the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Designated Non-Cash Consideration” means the fair market value of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.06(h) that is deemed by the Borrower to constitute “Designated Non-Cash Consideration”, which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale, conversion, exchange or other disposition of such Designated Non-Cash Consideration to Cash or Cash Equivalents.
“Deutsche Bank” means Deutsche Bank AG New York Branch.
“DIFI” shall have the meaning assigned to such term in Section 4.01(g)(ii).
“Disposition” means the sale, lease, sublease or other disposition of any property of any Person. “Dispose” shall have a correlative meaning.
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and Cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and Cash in lieu of fractional shares of such Capital Stock), in whole or in part, in each case, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (other than any such Capital Stock that by its terms expressly authorizes the issuer thereof to, in its sole discretion, satisfy such scheduled payments in full by delivery of Qualified Capital Stock); provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof requiring the issuer to, or provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to, redeem such Capital Stock upon the occurrence of any change of control or any Disposition shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Latest Maturity Date at the time such Capital Stock is issued.
Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any Parent Company, the Borrower or any of its subsidiaries, or by any Employee Related Person, shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, unless the Borrower otherwise agrees in writing in its sole discretion, (a) (i) any Person identified by name as a “Disqualified Institution” in writing by or on behalf of the Borrower to the Arrangers on or prior to the Closing Date, (ii) any Affiliate of any such Person described in clause (a)(i) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (iii) any other Affiliate of any such Person described in clause (a)(i) that is identified in writing by or on behalf of the Borrower to the Arrangers (if on or prior to the Closing Date) or the Administrative Agent (if after the Closing Date); and/or (b)(i) any Person that is or becomes a Company Competitor and is identified as such in writing by or on behalf of the Borrower to the Arrangers (if on or prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any such Company Competitor described in clause (b)(i) (other than a Bona Fide Debt Fund) that is reasonably identifiable as an Affiliate of such Company Competitor on the basis of such Affiliate’s name and (iii) any other Affiliate of any such Company Competitor described in clause (b)(i) (other than a Bona Fide Debt Fund) that is identified in writing by or on behalf of the Borrower to the Arrangers (if on or prior to the Closing Date) and the Administrative Agent (if after the Closing Date); provided that (i) no designation of any Person as a “Disqualified Institution” shall apply retroactively to disqualify any Person that has previously acquired any assignment, participation or other interest in the Loans or Commitments and (ii) any designation after the Closing Date of a Person as a Disqualified Institution shall become effective three Business Days after such designation. The Borrower shall deliver any updates to the list of Disqualified Institutions and any modifications thereto to the Administrative Agent as provided in Section 9.01. Notwithstanding the foregoing, the Borrower, each other Loan Party and each Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility, obligation or duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions, including to make any determinations as to whether any Lender or potential Lender is a Disqualified Institution, and the Administrative Agent shall have no liability with respect to any assignment or participation made by a Lender to a Disqualified Institution, disclosure of information to any Disqualified Institution (other than in the case of the Administrative Agent’s affirmative disclosure of information to a Person that the Administrative Agent has actual knowledge is a Disqualified Institution in violation of the terms of this Agreement) or the restrictions on any exercise of rights or remedies of any Disqualified Institution.
“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.
“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.10(b)(i).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins (it being understood that if the interest rate margins with respect to any Indebtedness are based on a pricing grid, such interest rate margins will be calculated based on the rate on such grid applicable on the applicable date of determination), (b) interest rate floors (subject to the proviso set forth below) and credit spread adjustments, (c) any amendment to the relevant interest rate margins, credit spread adjustments and interest rate floors effective after the Closing Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant holders of such Indebtedness; provided that if such Indebtedness includes any “Term SOFR” interest rate floor and, at the time of determination, such floor is greater than the Term SOFR (disregarding any “floor” set forth in the definition of such term) for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for purposes of calculating the Effective Yield with respect to such Indebtedness. For the purposes of determining Effective Yield with respect to the Term Loans of any Class, if the Term Loans of such Class shall have been incurred with different amounts of original issue discount or upfront fees, then the Effective Yield with respect to the Term Loans of such Class will be determined on the basis of the weighted average of the amounts of the original issue discount and/or upfront fees with respect to all the Term Loans of such Class.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, any Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(f), any Affiliated Lender; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (ii) any Disqualified Institution, unless (A) an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing or (B) the Borrower otherwise agrees in writing in its sole discretion, or (iii) except as permitted under Section 9.05(f), the Borrower or any of its Affiliates.
“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers, or consultants of such Person or any Immediate Family Member of any of the foregoing. Unless otherwise specified, “Employee Related Persons” shall mean any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, pursuant to any Environmental Law, including those arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any requirements or obligations under Environmental Law relating to any Hazardous Material, including any enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Law, (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment or (d) in connection with any other Environmental Liability.
“Environmental Laws” means any and all applicable foreign, domestic, federal, state, provincial or territorial (or any subdivision of any of them) statutes, ordinances, orders, rules, regulations, judgments, decrees, or any other applicable legal requirements of Governmental Authorities and the common law relating to pollution or the protection of the Environment (including those relating to any cleanup, removal, responsive or remedial actions to address hazardous or toxic materials in the Environmental Law) or, relating to the generation, use, storage, transportation or disposal of or exposure to hazardous or toxic materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Contribution” has the meaning assigned to such term in the recitals hereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, or has been at any time in the past six years, under common control with the Borrower or any Restricted Subsidiary and is or was treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Restricted Subsidiary, notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice with the PBGC of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which could constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan; (h) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (i) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; or (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to (without duplication and provided that any deduction in determining Excess Cash Flow shall be without duplication of any Excess Cash Flow Credits):
(a)    the net income (or loss) of the Borrower and its Non-Captive Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, for such Fiscal Year, adjusted to exclude therefrom (i) net income (or loss) of any Person that is not the Borrower or a Non-Captive Restricted Subsidiary (including net income (or loss) of any Captive Insurance Subsidiary or any Reciprocal Exchange), (ii) net income of any consolidated Restricted Subsidiary that is not a Wholly-Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Restricted Subsidiary, (iii) the income (or loss) of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries or the date such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries and (iv) any extraordinary gains or losses for such Fiscal Year; plus
(b)    the aggregate amount of all non-Cash Charges deducted in arriving at such net income (or loss), but excluding any non-Cash Charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, minus
(c)    the aggregate amount of all non-Cash gains, credits and items of income included in arriving at such net income (or loss); plus
(d)    the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Fiscal Year, other than to the extent any such decrease in Consolidated Working Capital is attributable to (i) the acquisitions, or Dispositions outside the ordinary course of business, by the Borrower or any Restricted Subsidiary consummated during such Fiscal Year, it being understood that in the case of any acquisition, the effect on Consolidated Working Capital attributable to the Persons or assets subject thereto shall be determined only from and after the consummation of such acquisition, (ii) the reclassification during such period of current assets or liabilities to long-term assets or liabilities, and vice versa, (iii) the application of purchase and/or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement and/or (v) any write-off or write-down of current assets; minus
(e)    the increase, if any, in Consolidated Working Capital from the first day to the last day of such Fiscal Year, other than to the extent any such increase in Consolidated Working Capital is attributable to (i) the acquisitions, or Dispositions outside the ordinary course of business, by the Borrower or any Restricted Subsidiary consummated during such Fiscal Year, it being understood that in the case of any acquisition, the effects on Consolidated Working Capital attributable to the Persons or assets subject thereto shall be determined only from and after the consummation of such acquisition, (ii) the reclassification during such period of current assets or liabilities to long-term assets or liabilities, and vice versa, (iii) the application of purchase and/or recapitalization accounting, (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement and/or (v) any write-off or write-down of current assets; minus
(f)    the amount, if any, which, in the determination of such net income (or loss), has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any casualty or other insured damage to, or any taking under power or eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Non-Captive Restricted Subsidiary; minus
(g)    to the extent not deducted in arriving at such net income (or loss), Taxes paid or payable in Cash by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year; minus
(h)    to the extent not deducted in arriving at such net income (or loss), Consolidated Interest Expense actually paid or payable in Cash by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year; minus
(i)    payments (other than in respect of Taxes) made in Cash by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year in respect of any liability the accrual of which in a prior Fiscal Year resulted in an increase in Excess Cash Flow for such prior Fiscal Year, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus
(j)    the aggregate principal amount of any Indebtedness (other than Indebtedness referred to in clause (a) of the definition of Excess Cash Flow Credits) prepaid, repurchased, redeemed or otherwise discharged by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), including the principal component of payments with respect to Capital Leases but, in the case of any mandatory prepayment of any Indebtedness on account of receipt of any net proceeds from any Disposition or any casualty or condemnation event, only to the extent such net proceeds increased Excess Cash Flow for such Fiscal Year, in each case under this clause (j), (x) excluding any amount that was deducted under this clause (j) for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Non-Captive Restricted Subsidiaries, (y) only to the extent of the actual amount of Cash paid by the Borrower and its Non-Captive

Restricted Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of any Indebtedness in the form of revolving loans, only to the extent accompanied by a permanent reduction in the relevant revolving credit commitment; minus
(k)    payments made in Cash by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year in respect of any Hedge Agreement to the extent (i) not deducted in arriving at such net income (or loss) and (ii) not financed with long-term Indebtedness (other than revolving Indebtedness); minus
(l)    amounts paid in Cash by the Borrower or any Non-Captive Restricted Subsidiary (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such Fiscal Year on account of (i) items that were accounted for as non-Cash Charges deducted in arriving at Excess Cash Flow in any prior Fiscal Year and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts were added back, or not deducted, in arriving at Excess Cash Flow in any prior Fiscal Year; minus
(m)    to the extent not deducted in arriving at such net income (or loss), the aggregate amount of expenditures (other than in respect of Indebtedness) actually made by the Borrower or any Non-Captive Restricted Subsidiary in Cash during such Fiscal Year (including any expenditure for the payment of financing fees), except to the extent (i) financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or (ii) such expenditures are included in Excess Cash Flow Credits with respect to such Fiscal Year or any prior Fiscal Year; minus
(n)    to the extent not deducted in arriving at such net income (or loss), the aggregate amount of Cash payments made by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year in respect of long-term liabilities (other than Indebtedness) of the Borrower and the Non-Captive Restricted Subsidiaries, except to the extent (i) financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or (ii) such payments are included in Excess Cash Flow Credits with respect to such Fiscal Year or any prior Fiscal Year.
“Excess Cash Flow Credits” means, with respect to any Fiscal Year, the sum of (without duplication, and in each case without duplication of any deduction made in determining Excess Cash Flow):
(a)    (i) the aggregate principal amount of any Loans prepaid pursuant to Section 2.10(a) during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), (ii) the amount of any reduction in the outstanding principal amount of any Term Loans resulting from any purchase and assignment made in accordance with Section 9.05(f) during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year) and (iii) the aggregate principal amount of any Indebtedness secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans prepaid, repurchased, redeemed or otherwise discharged by the Borrower or any Non-Captive Restricted Subsidiary during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), in each case under this clause (a), (x) excluding any amount that was included in Excess Cash Flow Credits for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Non-Captive Restricted Subsidiaries, (y) only to the extent of the actual amount of Cash paid by the Borrower and its Non-Captive Restricted Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of Revolving Loans or any other Indebtedness in the form of revolving loans, only to the extent accompanied by a permanent reduction in the relevant revolving credit commitment;
(b)    the amount paid in Cash by the Borrower or any Non-Captive Restricted Subsidiary in respect of any acquisition or Investment permitted by Section 6.05 (other than (i) Investments in Cash or Cash Equivalents and (ii) Investment in the Borrower or any Restricted Subsidiary (other than Investments in any Captive Insurance Subsidiary permitted by Section 6.05(dd)), except, in the case of Investments in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, to the extent of payments to a Person that is not the Borrower or any Restricted Subsidiary), earn-outs or similar payments and/or any Restricted Payment permitted by Section 6.03(a) and actually made by the Borrower or any Non-Captive Restricted Subsidiary in Cash during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), in each case under this clause (b), excluding any amount that was included in Excess Cash Flow Credits for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Non-Captive Restricted Subsidiaries;
(c)    Capital Expenditures actually made by the Borrower or any Non-Captive Restricted Subsidiary in Cash during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year), in each case under this clause (c), excluding any amount that was included in Excess Cash Flow Credits for the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Non-Captive Restricted Subsidiaries; and
(d)    without duplication of amounts included in Excess Cash Flow Credits for a prior Fiscal Year, (i) the aggregate consideration required to be paid in Cash by the Borrower or any Non-Captive Restricted Subsidiary pursuant to binding contracts entered into prior to or during such Fiscal Year (or after such Fiscal Year and prior to the required date of prepayment under Section 2.10(b)(i) with respect to such Fiscal Year) relating to acquisitions or Investments (including with respect to earn-out or similar payments) and/or Restricted Payments described in clause (b) above or Capital Expenditures and/or (ii) the aggregate amount otherwise committed (pursuant to a binding commitment) to be paid in Cash by the Borrower and/or any Non-Captive Restricted Subsidiary in connection with acquisitions or Investments (including with respect to earn-out or similar payments) and/or Restricted Payments described in clause (b) above and/or Capital Expenditures (clauses (i) and (ii), the “Scheduled Consideration”), in each case under this clause (d), (x) by the Borrower or a Non-Captive Restricted Subsidiary and (y) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such Fiscal Year (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such acquisitions or Investments, Restricted Payments or Capital Expenditures during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts” means (a) payroll, healthcare, workers’ compensation and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) escrow accounts, (d) defeasance and redemption accounts, (e) fiduciary or trust accounts, (f) cash collateral accounts constituting Permitted Liens (other than the LC Collateral Account) and (g) with respect to any of the foregoing, Cash, Cash Equivalents or other assets on deposit therein or credited thereto (so long as such Cash, Cash Equivalents or other assets are used solely for such purposes).
“Excluded Assets” means each of the following:
(a)    (i) any contract, instrument, lease, license, agreement or other document, or any rights thereunder, or (ii) any other asset, in each case, in which a grant of a security interest would require the consent of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), or result in a breach, invalidation, termination (or a right of termination) or acceleration (or right of acceleration) under, such contract, instrument, lease, license, agreement or other document or, in the case of clauses (i) and (ii), any Contractual Obligation relating to such asset, provided, solely in the case of clause (ii), that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and is not entered into in anticipation of such acquisition or this Agreement and, solely in the case of clause (ii), excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of any Loan Party; provided, however, that any such property or asset will only constitute an Excluded Asset under this clause (a) to the extent such consent right, breach, invalidation, termination (or right of termination) or acceleration (or right of acceleration) would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, or any other applicable anti-assignment provisions of the UCC, of the relevant jurisdiction or the equivalent provisions under any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset under this clause (a) at such time as the condition causing such right of consent, breach, invalidation, termination (or right of termination) or acceleration (or right of acceleration) no longer exists (including on account of consents of the relevant Persons having been obtained, it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Holdings, the Borrower or any of its subsidiaries shall be required to seek any such consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such asset that does not result in any of the consequences specified in this clause (a);
(b)    any asset subject to any Capital Lease or finance lease or any “purchase money” security interest, equipment financing or similar financing or arrangements, in each case, permitted under this Agreement and in which a grant of a security interest would require the consent of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), or result in a breach, invalidation, termination (or a right of termination) or acceleration (or right of acceleration) under, any Contractual Obligation relating to such asset; provided that any such asset will only constitute an Excluded Asset under this clause (b) to the extent such consent right, breach, invalidation, termination (or right of termination) or acceleration (or right of acceleration) would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, or any other applicable anti-assignment provisions of the UCC, of the relevant jurisdiction or the equivalent provisions under any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset under this clause (b) at such time as the condition causing such right of consent, breach, invalidation, termination (or right of termination) or acceleration

(or right of acceleration) no longer exists (including on account of consents of the relevant Persons having been obtained, it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Holdings, the Borrower or any of its subsidiaries shall be required to seek any such consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such asset that does not result in any of the consequences specified in this clause (b);
(c)    the Capital Stock of (i) any Unrestricted Subsidiary and/or (ii) any not-for-profit subsidiary;
(d)    any intent-to-use Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application (or any Trademark registration resulting therefrom) under applicable law;
(e)    any asset (including Capital Stock of a subsidiary of the Borrower) the grant or perfection of a security interest in which would be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that no Loan Party shall be required to seek any such consent, approval, license or authorization), in each case, to the extent such prohibition or requirement would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, or any other applicable anti-assignment provisions of the UCC, of the relevant jurisdiction or the equivalent provisions under any other applicable law; provided that any such asset shall cease to constitute an Excluded Asset under this clause (e) at such time as the condition causing such prohibition or requirement no longer exists;
(f)    (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC or equivalent financing statement, any other leasehold interests and (iii) any owned Real Estate Asset that (A) is not a Material Real Estate Asset, (B) is not located in the United States or (C) is a Flood Hazard Property;
(g)    any Capital Stock of any Person that is not a Wholly-Owned Subsidiary (including any joint venture) that (i) cannot be pledged pursuant to the terms of such Person’s Organizational Documents (and/or any joint venture, shareholders’ or similar agreements), (ii) would require the consent of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent) or (iii) would give rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries) in accordance with the Organizational Documents (and/or any joint venture, shareholders’ or similar agreements) of such Person;
(h)    any Margin Stock;
(i)    the Capital Stock of (i) any Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco, in each case (x) in excess of 65% of the issued and outstanding Voting Capital Stock of any such Person or (y) to the extent such Foreign Subsidiary or Foreign Subsidiary Holdco is not a first-tier subsidiary of a Loan Party;
(j)    any Commercial Tort Claim with a fair market value (as reasonably estimated by the Borrower in good faith) of less than $5,000,000;
(k)    any motor vehicles, aircraft and other assets subject to certificates of title and letter of credit rights, in each case, except to the extent a security interest herein can be perfected by the filing of a UCC or equivalent financing statement (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to take any actions to perfect a security interest such assets or letter of credit rights other than filing a UCC or equivalent financing statement);
(l)    any Excluded Accounts;
(m)    any Third Party Assets;
(n)    any licenses, franchises, charters and authorizations issued, granted or otherwise provided by any Governmental Authority, in each case to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, to the extent such prohibition or restriction would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, or any other applicable anti-assignment provisions of the UCC, of the relevant jurisdiction or the equivalent provisions under any other applicable law;
(o)    any asset with respect to which the Borrower and the Required Lenders shall have reasonably determined in writing that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs, or would be excessive in light of, the practical benefit of a security interest to the Lenders afforded thereby; and
(p)    any assets to the extent the grant or perfection of a security interest in respect of such assets would result in material and adverse tax consequences to any Parent Company, the Borrower or any of its subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Borrower in good faith;
provided that, notwithstanding anything in this Agreement or any Loan Document to the contrary, (i) the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (a) through (p) above unless such proceeds or receivables would independently constitute an Excluded Asset, (ii) 100% of the Capital Stock of the Borrower, each Subsidiary Guarantor and, to the extent such Capital Stock is owned by a Loan Party, each Captive Insurance Subsidiary shall at all times be required to be pledged pursuant to the Collateral Documents (and shall in no event constitute Excluded Assets), it being understood that physical delivery of certificates representing such Capital Stock shall be made in accordance with Section 4.02(a) of the Security Agreement, and (iii) nothing shall constitute an Excluded Asset solely as a result of the direct or indirect ownership by a Loan Party of a Captive Insurance Subsidiary.
“Excluded Equity Contribution Amounts” means any amount (a) constituting, or designated as, a Cure Amount, (b) received from the Borrower or any Restricted Subsidiary or (c) that was previously applied, or is simultaneously being applied, to any other use, payment or transaction

(other than any use, payment or transaction in reliance on Available Amount) that is permitted under Article 6 on account of such amount, including any use, payment or transaction under Section 6.03(a)(i)(F), amounts received from the proceeds of any loan or advance made pursuant to Section 6.05(g)(ii), and amounts contributed pursuant to Section 5.16.
“Excluded Subsidiary” means:
(a)    any Restricted Subsidiary that is not a direct or indirect Wholly-Owned Subsidiary;
(b)    any Immaterial Subsidiary;
(c)    any Restricted Subsidiary that (i) is prohibited or restricted from providing a Loan Guaranty by (A) any applicable law or (B) any Contractual Obligation (including in respect of assumed Indebtedness permitted by Section 6.01) that, in the case of this clause (B), exists on the Closing Date or, in the case of any Person that becomes a subsidiary of the Borrower after the Closing Date, at the time such Restricted Subsidiary becomes a subsidiary of the Borrower (and which prohibition or restriction was not entered into in contemplation of this Agreement or such Restricted Subsidiary becoming a subsidiary of the Borrower and cannot be waived by a Loan Party), in each case under this clause (B), only for so long as such prohibition or restriction is in effect or (ii) would require a consent, approval, license or authorization of or from any Governmental Authority in order to provide a Loan Guaranty, unless such consent, approval, license or authorization has been obtained, in each case, only for so long as such consent, approval, license or authorization is required and to the extent it has not been obtained (it being agreed that none of Holdings, the Borrower or any of its subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization);
(d)    any not-for-profit subsidiary;
(e)    any Captive Insurance Subsidiary:
(f)    any Foreign Subsidiary;
(g)    (i) any Foreign Subsidiary Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or Foreign Subsidiary Holdco;
(h)    any Restricted Subsidiary the provision of a Loan Guaranty by which would result in material and adverse tax consequences to any Parent Company, the Borrower or any of its subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Borrower in good faith;
(i)    any Unrestricted Subsidiary; and
(j)    any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the cost, burden, difficulty or consequence of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby to the Lenders;

provided that, notwithstanding anything in this Agreement or any Loan Document to the contrary, no Person shall constitute an Excluded Subsidiary solely as a result of its direct or indirect ownership of a Captive Insurance Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.18 of the Guaranty Agreement and any other “keepwell”, support or other agreement for the benefit of such Guarantor) at the time the Loan Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity”, as defined in Section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect any Recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender or an Issuing Bank, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which such Lender or Issuing Bank (i) acquires such interest in the applicable Loan, Letter of Credit or Commitment (other than a Lender that became a Lender pursuant to an assignment under Section 2.17) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it designated a new lending office, (c) any Tax imposed as a result of a failure by such Recipient to comply with Section 2.15(f) and (d) any U.S. withholding Tax imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of January 24, 2025, among PM Holdings LLC, a Delaware limited liability company, the Company, the lenders from time to time party thereto and Apogem, as administrative agent.
“Existing Letter of Credit” means any letter of credit that is issued by any Issuing Bank (or any Person that substantially concurrently with such designation shall become an Issuing Bank in accordance with this Agreement) for the account of the Borrower or any of its subsidiaries and, subject to compliance with the requirements set forth in Section 2.05 (including as to the maximum LC Exposure and expiration of Letters of Credit) is designated as an Existing Letter of Credit by written notice thereof by the Borrower and such Issuing Bank (or such Person) to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower that, as of the date of such designation, the conditions precedent set forth in Sections 4.02(b) and 4.02(c) shall be satisfied).
“Expected Run Rate Effects” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.
“Extended/Modified Revolving Credit Commitment” has the meaning assigned to such term in Section 2.21(a)(i).
“Extended/Modified Revolving Facility” means the Extended/Modified Revolving Credit Commitments and the Extended/Modified Revolving Loans and other extensions of credit thereunder.
“Extended/Modified Revolving Loans” has the meaning assigned to such term in Section 2.21(a)(i).
“Extended/Modified Term Loans” has the meaning assigned to such term in Section 2.21(a)(ii).
“Extension/Modification” has the meaning assigned to such term in Section 2.21(a).
“Extension/Modification Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.21) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension/Modification Offer pursuant hereto and in accordance with Section 2.21.
“Extension/Modification Offer” has the meaning assigned to such term in Section 2.21(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing any of the foregoing.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate or, if no such rate is published, the average rate per annum, as determined by the Administrative Agent, quoted for overnight Federal Funds transactions last available prior to such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means that certain fee letter dated October 2, 2025, among Holdings, the Borrower, Deutsche Bank and Apogem.

“Financial Covenant” means the covenant contained in Section 6.13(a).
“Financial Officer” means, with respect to any Person, the chief financial officer, the treasurer, any assistant treasurer, any vice president of finance or the controller of such Person or any officer of such Person with substantially equivalent responsibilities of any of the foregoing.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP, subject to the absence of footnotes and changes resulting from normal year-end adjustments.
“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the Test Period then most recently ended; provided that the amount of Unrestricted Cash Amount deducted pursuant to clause (ii) may not exceed, as of any date of determination, the greater of $89,000,000 and 100% of Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower.
“Fixed Amount” has the meaning assigned to such term in Section 1.09(c).
“Flood Hazard Property” means any Real Estate Asset (a) located in the U.S., (b) that constitutes “improved real property” (as defined in the Flood Insurance Laws) and (c) that is located in an area designated by the Federal Emergency Management Agency as a special flood hazard area.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto.
“Floor” means a rate of interest equal to 1.00% per annum.
“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any subsidiary of the Borrower that is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries or Foreign Subsidiary Holdcos.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.
“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the guarantor securing any Indebtedness or other monetary obligation of the primary obligor, whether or not such Indebtedness or monetary other obligation is assumed by the guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity, reimbursement or similar obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated amount of the Indebtedness or other monetary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guarantors” means (a) Holdings and (b) any Subsidiary Guarantor.
“Guaranty Agreement” means the Guaranty Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Subsidiary Guarantors and the Administrative Agent, as supplemented by each Joinder Agreement.
“Hazardous Materials” means any contaminant, pollutant, chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated, classified or otherwise characterized as “hazardous”, “toxic”, or a “pollutant” or “contaminant” or words of similar import under any Environmental Law, including petroleum, petroleum products and other hydrocarbons, chlorinated solvents, asbestos, asbestos-containing materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, foreign exchange or exchange-rate transactions, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person shall be a Hedge Agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.
“Holdings” has the meaning assigned to such term in the recitals hereto.
“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) do not represent more than 2.5% of the Consolidated Total Assets and (b) the contribution to Consolidated Adjusted EBITDA by which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) does not exceed 2.5% of the Consolidated Adjusted EBITDA, in each case, as of the last day of or for the most recently ended Test Period; provided that if as of the last day of or for such Test Period the combined total assets or contribution to Consolidated Adjusted EBITDA (in each case, as so determined) of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have represented more than 5% of the Consolidated Total Assets or 5% of the Consolidated Adjusted EBITDA, then one or more of such Restricted Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Borrower shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated. At all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the most recent consolidated financial statements of the Borrower and its Restricted Subsidiaries available to the Borrower as of the Closing Date.
“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:
(a)    the Shared Incremental Amount, plus
(b)    in the case of any Incremental Facility or Incremental Equivalent Debt that effectively refinances or extends the Maturity Date with respect to any Loans and/or Commitments hereunder or refinances or extends the scheduled final maturity of any Specified Other Indebtedness (in each case, other than any Loans or Commitments or any Specified Other Indebtedness to the extent incurred or established in reliance on the Shared Incremental Amount), an amount equal to the portion of the relevant Loans or Commitments or Specified Other Indebtedness that will be refinanced or extended by such Incremental Facility or Incremental Equivalent Debt, provided that (i) Incremental Facilities may be incurred in reliance on this clause (b) solely in respect of refinancing or extension of Loans and Commitments and of Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, (ii) Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities may be incurred in reliance on this clause (b) solely in respect of refinancing or extension of Loans and Commitments and of Specified Other Indebtedness that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities and (iii) no Incremental Equivalent Debt that is secured may be incurred in reliance on this clause (b) in respect of any Specified Other Indebtedness that is unsecured or that is secured solely by Liens on assets not constituting Collateral; plus
(c)    without duplication of clause (b) above, the sum of the aggregate amount of (i) any optional prepayment of any Term Loan and any optional permanent reduction of any Revolving Credit Commitments, (ii) any optional prepayment, redemption, repurchase or other retirement of any Other First Lien Indebtedness (in the case of any revolving Other First Lien Indebtedness, solely to the extent accompanied by a permanent reduction of the revolving commitments in respect thereof) and (iii) any reduction in the outstanding principal amount of any Term Loan or Other First Lien Indebtedness (other than revolving Other First Lien Indebtedness) resulting from any assignment of such Term Loan or Other First Lien Indebtedness to, or purchase thereof by, Holdings, the Borrower and/or any subsidiary (in each case, other than Term Loans, Revolving Credit Commitments or Other First Lien Indebtedness to the extent incurred or established in reliance on the Shared Incremental Amount), so long as, in the case of any such optional prepayment, redemption, purchase, repurchase or assignment and/or other retirement, it was made in Cash and was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus
(d)    an unlimited amount so long as, in the case of this clause (d), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds thereof) on a Pro Forma Basis (without “netting” the cash proceeds thereof or of any Indebtedness incurred concurrently therewith) and assuming a full drawing of such Indebtedness, in each case, as of the last day of the most recently ended Test Period, (i) in the case of any Incremental Facility or any Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed 4:50:1.00, (ii) in the case of any Incremental Equivalent Debt that is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Credit Facilities, the Secured Leverage Ratio would not exceed 5:00:1.00 and (iii) in the case of any Incremental Equivalent Debt that is unsecured, the Total Leverage Ratio would not exceed 5:50:1.00.
It is agreed that (i) any Incremental Facility and/or Incremental Equivalent Debt shall be classified as utilizing one or more of clauses (a) through (d) above, or any combination thereof, all as selected by the Borrower in its sole discretion but in accordance with such clauses, and to the extent of the aggregate principal amount thereof outstanding (or, in the case of unfunded Incremental Commitments, to the extent of the amount thereof in effect), the portion of such Incremental Facility and/or Incremental Equivalent Debt so classified as utilizing clause (a) or (c) above (and not subsequently reclassified) shall reduce availability under such clause, (ii) the Borrower may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically) any portion of any Incremental Facility or Incremental Equivalent Debt that was utilizing any of clauses (a) through (c) above as utilizing clause (d) above if, at any time after the establishment or incurrence thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures as of the end of any Test Period ended after the time of the establishment or incurrence thereof, be permitted under the First Lien Leverage Ratio, Secured Leverage Ratio or Total Leverage Ratio test, as applicable, set forth in clause (d) above and (iii) if any Incremental Facility or Incremental Equivalent Debt, or any portion thereof, is intended to be established or incurred utilizing clause (d) above and any other clause of this definition in a single transaction or series of related transactions, the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be established or incurred utilizing clause (d) above shall be determined in accordance with Section 1.09.
“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loan.
“Incremental Equivalent Debt” means any Indebtedness, whether in the form of loans, notes or other Indebtedness, and/or, in each case, commitments in respect of any of the foregoing, in each case, on such terms and pursuant to documentation as shall be determined by the Borrower and the Persons providing such Indebtedness; provided that, in each case:
(a)    the aggregate amount of any Incremental Equivalent Debt incurred at any time shall not exceed the Incremental Cap as of such time;
(b)    if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Equivalent Debt and the application of the proceeds thereof, then the scheduled final maturity of any Incremental Equivalent Debt shall be no earlier than (i) in the case of any Incremental Equivalent Debt that is Junior Lien Indebtedness or is unsecured, 91 days after the Initial Term Loan Maturity Date and (ii) otherwise, the Initial Term Loan Maturity Date; provided that such requirement shall not apply with respect to any Incremental Equivalent Debt that effectively refinances any Term Loans or Specified Other Indebtedness so long as such Incremental Equivalent Debt shall have a scheduled final maturity that is no earlier than the scheduled final maturity of such Term Loans or Specified Other Indebtedness so refinanced;
(c)    if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Equivalent Debt and the application of the proceeds thereof, then the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of the incurrence thereof; provided that such requirement shall not apply with respect to any Incremental Equivalent Debt that effectively refinances any Term Loans or Specified Other Indebtedness so long as such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of such Term Loans or Specified Other Indebtedness so refinanced;
(d)    subject to the proviso to clause (e)(ii) below, any Incremental Equivalent Debt that is secured by any Lien on the Collateral may be secured only on a pari passu (but without regard to the control of remedies) or junior basis to the Liens on the Collateral securing the Credit Facilities;
(e)    no Incremental Equivalent Debt may be (i) borrowed or guaranteed by any Person that is not a Loan Party or (ii) secured by any assets other than the Collateral;
(f)    any Incremental Equivalent Debt that is secured on a pari passu (but without regard to the control of remedies) or junior basis to the Liens securing the Credit Facilities shall be subject to an Acceptable Intercreditor Agreement;
(g)    in the case of any Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu (but without regard to the control of remedies) basis with the Liens securing the Credit Facilities, such Incremental Equivalent Debt shall be subject to clause (v) of the proviso to Section 2.20(a), mutatis mutandis;
(h)    except with respect to the currency, pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments (including restrictions on prepayments) and except as otherwise permitted by this definition, the terms of such Indebtedness, if not substantially consistent with the terms of any Class of Term Loans or Revolving Credit Commitments, as applicable, outstanding or in effect (determined after giving effect to any repayment or prepayment of Loans and termination of Commitments on such date) on the date of the effectiveness of such Indebtedness, shall be reasonably satisfactory to the Required Lenders (it being agreed that any terms contained in such Incremental Facility that are (A) applicable only after the then-existing Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable, and/or (B) more favorable to the Persons providing such Indebtedness than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, and are then conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, shall be deemed satisfactory to the Required Lenders); and
(i)    subject to Section 1.09, (i) no Event of Default shall exist on the date such Indebtedness is incurred and (ii) except to the extent otherwise agreed by the Persons providing such Indebtedness, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on the date such Indebtedness is incurred, provided that to the extent that any representation and warranty expressly relates to an earlier date, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).
“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.20) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being established pursuant thereto and in accordance with Section 2.20.
“Incremental Increase” has the meaning assigned to such term in Section 2.20(a).
“Incremental Lender” has the meaning assigned to such term in Section 2.20(b).
“Incremental Loans” has the meaning assigned to such term in Section 2.20(a).
“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).
“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.20(a).
“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).
“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).
“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.09(c).
“Indebtedness” as applied to any Person means, without duplication:
(a)    all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);
(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP;
(c)    all obligations of such Person with respect to Capital Leases to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP;
(d)    (x) all obligations of such Person to pay the deferred purchase price of property or services, to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP and (y) purchase money debt;
(e)    the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;
(f)    all net obligations (determined giving effect to any netting arrangements) of such Person in respect of any Hedge Agreement;
(g)    the Guarantee by such Person of the Indebtedness of another;

(h)    all obligations of such Person in respect of any Disqualified Capital Stock (excluding accrued dividends to the extent not increasing liquidation preference); and
(i)    all Indebtedness of others secured by a Lien on any property or asset owned by such Person, regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person.
Notwithstanding the foregoing and, where applicable, for the avoidance of doubt, the term “Indebtedness” shall not include (i) any deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) accrued expenses and trade accounts payable in the ordinary course of business, (iv) liabilities associated with customer prepayments and deposits and (v) obligations under any Contractual Obligation that has been defeased or satisfied and discharged pursuant to the terms thereof.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt. Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans and acquire participations in Letters of Credit hereunder as such commitment, expressed as an amount representing the maximum permitted amount of such Lender’s Initial Revolving Credit Exposure, is set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Revolving Credit Commitment” or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender assumed or provided its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.17(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.20. The aggregate amount of the Initial Revolving Credit Commitments on the Closing Date is $40,000,000.
“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender and (b) the amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the sixth anniversary of the Closing Date (which is acknowledged to be December 5, 2031) (or if such date is not a Business Day, the immediately succeeding Business Day).
“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.
“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.
“Initial Revolving Loans” means the revolving loans made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(b).
“Initial Term Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.17(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.20. The aggregate amount of the Initial Term Commitments on the Closing Date is $400,000,000.
“Initial Term Lender” means any Lender with an Initial Term Commitment or an outstanding Initial Term Loan.
“Initial Term Loan Maturity Date” means the sixth anniversary of the Closing Date (which is acknowledged to be December 5, 2031) (or if such date is not a Business Day, the immediately succeeding Business Day).
“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a).
“Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.
“Insurance Laws” means any insurance laws, rules and regulations applicable to the Borrower or its subsidiaries in its capacity as an insurance or a reinsurance company.
“Insurance License” means, with respect to any Person, any applicable license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of any insurance or reinsurance business of such Person and its subsidiaries.
“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement substantially in the form of Exhibit D, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Borrower.
“Intercompany Note” means a promissory note substantially in the form of Exhibit E, with such modifications to such form as may be reasonably approved by the Required Lenders and the Borrower.

“Intercreditor Agreement” means at any time, any Acceptable Intercreditor Agreement then in effect.
“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit F, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December (commencing with the first such date to occur after the Closing Date) and the Maturity Date applicable to such Loan and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the scheduled Maturity Date applicable to such Borrowing and (d) no tenor that has been removed from this definition pursuant to Section 2.13(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding anything herein to the contrary, (i) the initial Interest Period for Loans borrowed on the Closing Date shall be as set forth in the Borrowing Request delivered with respect thereto and (ii) the initial Interest Period for any Additional Loans may be such period as shall be set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment.
“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Capital Stock (including any partnership or joint venture interest) in an other Person (including, for the avoidance of doubt, any Reciprocal Exchange) or (ii) any debt or other securities of any other Person, (b) the purchase or other acquisition by such Person (in one transaction or a series of related transactions) (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of (i) all or substantially all of the assets of, or of a division, line of business, customer base, or other business unit of, any other Person or (ii) all or substantially all of the customer lists of any other Person or of any division, line of business or other business unit of any other Person (including, for the avoidance of doubt, “tuck in” acquisitions), (c) any loan, advance or capital contribution by such Person to, or Guarantee or assumption by such Person of debt of, any other Person or (d) the establishment of any Reciprocal Exchange. For purposes of covenant compliance, the amount of any Investment shall be the original cost of such Investment, plus the original cost of all additions thereto that constitute Investments, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any Returns in respect of such Investment (provided that, in the case of any Investment, the aggregate amount of such Returns shall not exceed the original amount of such Investment plus the original cost of all additions thereto that constitute Investments); provided that the amount of any Investment in the form of a Guarantee of Indebtedness shall be determined in accordance with the definition of the term “Guarantee”.
“IP Rights” has the meaning assigned to such term in Section 3.05(c).
“IRS” means the U.S. Internal Revenue Service.
“Issuing Bank” means (a) Deutsche Bank and (b) each other Regulated Bank designated by the Borrower that agrees to act in such capacity in accordance with Section 2.05(i), each in its capacity as an issuer of Letters of Credit hereunder (other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)). Each Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank (provided that (i) the identity and creditworthiness of such Affiliate is reasonably acceptable to the Borrower and (ii) no such branch or Affiliate shall be entitled to any greater indemnification under Section 2.14 or 2.15 than that to which the applicable Issuing Bank was entitled on the date on which such Letter of Credit was issued except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Letter of Credit was issued), in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Sections 2.05 and 2.15(f) with respect to such Letters of Credit).
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit G, with such modifications to such form as may be reasonably approved by the Administrative Agent and the Borrower.
“Junior Lien Indebtedness” means any Indebtedness secured by Liens on any Collateral that are contractually junior or subordinated to the Lien on such Collateral securing the Credit Facilities.
“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder as of such date (giving effect to any repayment or prepayment of Loans and termination of Commitments to occur on such date).
“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Credit Commitment hereunder as of such date (giving effect to any repayment or prepayment of Loans and termination of Commitments to occur on such date).
“Latest Term Loan Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Term Loan or Term Commitment hereunder as of such date (giving effect to any repayment or prepayment of Loans to occur on such date).
“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).
“LC Commitment” means, with respect to each Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The amount of the LC Commitment of each Issuing Bank is set forth on Schedule 2.05 or in the written agreement referred to in Section 2.05(i) pursuant to which such Issuing Bank agreed to act as such hereunder or, in each case, is such other maximum amount as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Borrower.
“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.19 of the LC Exposure of Defaulting Lenders in effect at such time.
“LCT Election” has the meaning assigned to such term in Section 1.09(a).
“LCT Test Date” has the meaning assigned to such term in Section 1.09(a).
“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.
“Lenders” means the Term Lenders and the Revolving Lenders, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.
“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) each Existing Letter of Credit.
“Letter of Credit Reimbursement Loan” means any Revolving Loan the proceeds of which are to be applied by the Borrower to reimburse an LC Disbursement, as specified in the applicable Borrowing Request.
“Letter of Credit Sublimit” means, at any time, the sum of the LC Commitments at such time. On the Closing Date, the Letter of Credit Sublimit is $5,000,000.
“Liabilities” means any losses, claims, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, pledge, hypothecation, assignment by way of security, encumbrance, lien (statutory or other), charge or other security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale or other title retention agreement or any Capital Lease relating to such asset; provided that in no event shall an operating lease, or the interest of a lessor thereunder, be deemed to constitute a Lien.
“Limited Conditionality Transaction” means (a) any acquisition or Investment, (b) any merger, consolidation, amalgamation or similar transaction to which the Borrower or any Restricted Subsidiary is a party and (c) any Disposition.
“Liquidity” means, at any time, with respect to Borrower and its Non-Captive Restricted Subsidiaries, the sum of (a) Unrestricted Cash Amount at such time (for this purpose, disregarding the final proviso set forth in the definition of such term) and (b) the aggregate amount of unused Revolving Credit Commitments at such time.

“Loan” means any Initial Term Loan, any Additional Term Loan, any Initial Revolving Loan or any Additional Revolving Loan.
“Loan Documents” means this Agreement, any Promissory Note (other than for purposes of Section 9.02), the Guaranty Agreement, the Fee Letter (other than for purposes of Section 9.02), the Agent Fee Letter (other than for purposes of Section 9.02), the Collateral Documents, each Joinder Agreement, each Intercreditor Agreement, each Refinancing Amendment, each Incremental Facility Amendment, each Extension/Modification Amendment and any other document or instrument designated by the Borrower and the Administrative Agent (based on instructions from the Required Lenders) as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Guaranty” means any Guarantee of the Secured Obligations created under the Guaranty Agreement.
“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.
“Management Agreement” means monitoring, management, fee or similar or related agreements providing for the payment (or accrual) of an annual monitoring, management or similar fee to the Sponsor.
“Management Group” means:
(a)    any current or former director, officer, employee or member of management of Holdings or any of its subsidiaries or any Parent Company who, at any time, holds any Capital Stock of Holdings or any Parent Company;
(b)    any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its subsidiaries or any Parent Company to hold an investment in Holdings or any Parent Company in connection with such Person’s estate or tax planning;
(c)    any spouse, parents, siblings, grandparents of any such director, officer, employee or member of management of Holdings or any of its subsidiaries or any Parent Company and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any Parent Company by any such director, officer, employee or member of management of Holdings or any of its subsidiaries or any Parent Company in connection with such Person’s estate or tax planning; and
(d)    any Person who acquires an investment in Holdings or any Parent Company by will or by the laws of intestate succession as a result of the death of a director, officer employee or member of management of Holdings or any of its Subsidiaries or any Parent Company.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Master Agreement” has the meaning assigned to such term in the definition of “Hedge Agreement”.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent, the Lenders or the Issuing

Banks under the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents; provided that for purposes of any representation or warranty made with respect to the Company (or its Restricted Subsidiaries) on the Closing Date, “Material Adverse Effect” shall be “Material Adverse Effect” as defined in the Acquisition Agreement.
“Material Debt Instrument” means any physical instrument evidencing any Indebtedness which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.
“Material Indebtedness” means, at any time, any Indebtedness of Holdings, the Borrower or any Restricted Subsidiary (other than (a) Indebtedness under the Loan Documents and (b) Indebtedness owed to Holdings, the Borrower or any Restricted Subsidiary), in each case, if the aggregate principal amount of all such Indebtedness exceeds the Threshold Amount at such time. For purposes of determining Material Indebtedness, the “principal amount” outstanding under any Hedge Agreement at any time shall be the net obligations (determined giving effect to any netting arrangements) of the Borrower or any Restricted Subsidiary in respect of such Hedge Agreement that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Material Real Estate Asset” means any Real Estate Asset owned in fee simple by Holdings, the Borrower or any Subsidiary Guarantor, provided that such Real Estate Asset has a fair market value (as reasonably estimated by the Borrower in good faith) in excess of $5,000,000, determined (a) in the case of any such Real Estate Asset owned by any Loan Party on the Closing Date, as of the Closing Date, (b) in the case of any such Real Estate Asset owned by any Restricted Subsidiary that becomes a Loan Party after the Closing Date, as of the date such Restricted Subsidiary becomes a Loan Party or (c) in the case of any such Real Estate Asset acquired by any Loan Party after the Closing Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.
“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the scheduled final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the scheduled final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended/Modified Term Loans or Extended/Modified Revolving Credit Commitments, the scheduled final maturity date set forth in the applicable Extension/Modification Amendment.
“Maximum Rate” has the meaning assigned to such term in Section 9.18.
“Merger Sub” has the meaning assigned to such term in the preamble hereof.
“Minimum Equity Amount” has the meaning set forth in the recitals hereto.
“Minimum Extension/Modification Condition” has the meaning assigned to such term in Section 2.21(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local law and following the recording thereof in the applicable public records to perfect a Lien on the applicable Material Real Estate Asset and be in form and substance reasonably satisfactory to the Required Lenders and the Borrower.
“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.
“Multiemployer Plan” means any “employee benefit plan” as defined in Section (3)(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is, or at any time in the prior six years was, subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them may have any ongoing obligation or liability, contingent or otherwise.
“Narrative Report” means, with respect to the financial statements as to which it is delivered, a narrative report describing the results of operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year, it being understood that such report may be in the form prepared by the Borrower for the finance, executive and accounting functions of the Sponsor and need not comply with the requirements of Regulation S-K under the Securities Act.
“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the Cash proceeds received by Holdings, the Borrower or any Restricted Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received (including any Cash payments received by way of deferred payment of principal pursuant to a note or installment receivable constituting such non-Cash consideration or from a purchase price adjustment or earn-out) and, in the case of any Casualty/Condemnation Event, any insurance proceeds and any condemnation awards and similar payments, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any reasonable and actual out-of-pocket costs and expenses incurred (or expected by the Borrower in good faith to be incurred) by the Borrower or any Restricted Subsidiary in connection with such Disposition or Casualty/Condemnation Event (including (x) in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims of the Borrower or any Restricted Subsidiary in respect thereof or in connection with the repair or clean-up arising therefrom and (y) in each case, reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any tax distribution)), (B) the amounts provided as a reserve by the Borrower or any Restricted Subsidiary in respect of liabilities under purchase price adjustments or indemnification obligations that are directly attributable to such Disposition or Casualty/Condemnation Event or in respect of any other retained liabilities directly associated therewith (including pension and other post-employment benefit liabilities and Environmental Liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral that is expressly pari passu (but without regard to the control of remedies) with or expressly junior to the Lien on the Collateral securing the Credit Facilities or that is expressly subordinated in right of payment to the Credit Facilities) that is secured by the assets sold in such Disposition or subject to such Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by the Borrower or its Restricted Subsidiaries, (D) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (E) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (E)) attributable to minority interests owned by third parties; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, defeasance costs, underwriting discounts and other fees and expenses incurred by the Borrower or any Restricted Subsidiary in connection therewith.
“Non-Captive Restricted Subsidiary” means any Restricted Subsidiary that is not a Captive Insurance Subsidiary.
“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extending/Modifying Lender” has the meaning assigned to such term in Section 2.21(a).
“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.13(b).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest and other amounts accruing during the pendency of any bankruptcy, winding-up, insolvency, receivership or other proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, winding-up, insolvency, receivership or other proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, and debts, liabilities and obligations of, Holdings, the Borrower or any other Loan Party to any Lender, the Administrative Agent, any Issuing Bank or any Indemnitee arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws or equivalent, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other First Lien Indebtedness” means any Indebtedness (other than the Credit Facilities) that is secured by Liens on any Collateral on a pari passu basis (but without regard to control of remedies) with the Liens on such Collateral securing the Credit Facilities, including any such Indebtedness that constitutes Incremental Equivalent Debt or Ratio Debt.
“Other Taxes” means all present or future stamp, registration, court or documentary, intangible, recording, filing or other excise or property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.17(b)).
“Outstanding Amount” means (a) with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan occurring on such date, (b) with respect to any Letter of Credit on any date, the Stated Amount thereof after giving effect to any changes in such Stated Amount, including as a result of any LC Disbursement, and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrower of such LC Disbursement.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is a direct or an indirect Wholly-Owned Subsidiary.
“Participant” has the meaning assigned to such term in Section 9.05(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).
“Patent” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) any and all patents and patent applications, (b) all inventions, designs and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof, (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof, (e) all rights to sue for past, present, and future infringements thereof and (f) all rights corresponding to any of the foregoing.
“Payment” has the meaning assigned to such term in Article 8.
“Payment Notice” has the meaning assigned to such term in Article 8.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise may have any liability, contingent or otherwise.
“Perfection Certificate” means a certificate substantially in the form of Exhibit H, with such modifications to such form as may be reasonably approved by the Required Lenders and the Borrower.
“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the location (as determined by Section 9-307 of the UCC) of each Loan Party, (b) the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (c) and the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case, in favor of the Administrative Agent for the benefit of the Secured Parties, (d) the delivery to the Administrative Agent of any stock or equivalent certificate, instrument or promissory note, together with instruments of transfer executed in blank and (e) the taking of other actions required by the Collateral Documents to establish perfection of the Liens intended to be created thereby with the priority contemplated thereby, in each case, to the extent required by the applicable Loan Documents.
“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person or of a majority of the outstanding Capital Stock of any other Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or any Restricted Subsidiary’s ownership interest in such joint venture) if, in each case, (i) such Person becomes or continues as a Restricted Subsidiary or (ii) such

Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or of such division, line of business or business unit) to, or is liquidated into, the Borrower or any Restricted Subsidiary as a result of such transaction; provided that each of the following conditions shall be satisfied: (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, (ii) the total consideration paid, after the Closing Date, by the Borrower and its Restricted Subsidiaries that are Loan Parties (A) for the direct or indirect acquisition of the Capital Stock of any Person that is not, or does not become (including as a result of a merger, consolidation or amalgamation of such Person with or into, or liquidation of such Person into, a Loan Party), a Loan Party (other than Holdings), (B) with respect to direct or indirect Investments of the type referred to in clauses (a) and (b) above in any Person that is not, or does not become (including as a result of a merger, consolidation or amalgamation of such Person with or into, or liquidation of such Person into, a Loan Party), a Loan Party (other than Holdings) or (C) for the direct or indirect acquisition of assets by Restricted Subsidiaries that are not Loan Parties shall not exceed, in the aggregate for clauses (A), (B) and (C), the sum of (x) the greater of $22,250,000 and 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (y) amounts otherwise available under Section 6.05 (other than Section 6.05(n)), it being understood that any reliance on this clause (y) shall constitute utilization of capacity under the applicable clause or clauses of Section 6.05, (iii) in the case of any such acquisition involving consideration in excess of the greater of $22,250,000 and 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period, within five Business Days of the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent such financial statements of the Person (or with respect to the assets) acquired, and any “quality of earnings report” with respect to the Person (or with respect to the assets) acquired, in each case, as have been received by the Borrower on or prior to the consummation of such acquisition, (iv) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary or such acquired assets under Sections 5.11 and 5.12 have been taken or will be taken in accordance therewith, (v) the Borrower shall have delivered to the Administrative Agent three Business Days’ advance written notice of the closing of such acquisition (or such shorter period as may be agreed to by the Required Lenders in its sole discretion), (vi) the Borrower shall have delivered to the Administrative Agent a copy of the definitive acquisition agreement relating to such acquisition, and (vii) such acquisition is consensual (and not “hostile”).
“Permitted Holders” means each of (i) the Sponsor, (ii) any member of the Management Group or (iii) any other direct or indirect holder of Capital Stock in Holdings that holds such interest as of the Closing Date (after giving effect to the Transactions) and which is disclosed to and consented to by the each of the Arrangers prior to the Closing Date (such consent not to be unreasonably withheld, conditioned, or delayed).
“Permitted Liens” means Liens permitted pursuant to Section 6.02.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or any other entity.
“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Borrower and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.
“Platform” means Debt Domain®, SyndTrak®, Intralinks®, ClearPar® or another similar website or other information platform.

“Prepayment Asset Sale” means any Disposition made pursuant to Section 6.06(h), 6.06(n) (other than with respect to Casualty/Condemnation Events), 6.06(p), 6.06(u), 6.06(y), or 6.06(z).
“Prepayment Premium” has the meaning given to such term in Section 2.11(e).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or is so quoted, as applicable.
“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income, Consolidated Total Assets, Unrestricted Cash Amount or any other financial ratio, test or metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or Unrestricted Cash Amount, as of the last day of such Test Period) and that:
(a)    (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or a division, line of business or other business unit of the Borrower or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or (C) the implementation of any Initiative, income statement items (whether positive or negative and including any Expected Run Rate Effects) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, any other acquisition or Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied to Consolidated Net Income or Consolidated Adjusted EBITDA (or to any other metric that is based on Consolidated Net Income or Consolidated Adjusted EBITDA) solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated Adjusted EBITDA (and subject to any applicable caps set forth therein);
(b)    any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness by the Borrower or any Restricted Subsidiary shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and
(c)    any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an secured overnight financing rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower.
“Projections” means the financial projections and pro forma financial information of the Borrower and its subsidiaries included in the Sponsor Model.
“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit I, with such modifications to such form as may be reasonably approved by the applicable Lender and the Borrower, evidencing the aggregate outstanding principal amount of Loans made by such Lender to the Borrower.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (or similar laws under other applicable jurisdictions) and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar laws under other applicable jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange as applicable to companies with listed equity or debt securities, independent directors’ or managers’ compensation, officer and director fee and expense reimbursement to the extent attributable to being a public company, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees (including auditors’ fees), listing fees, filing fees and other costs and expenses, in each case to the extent arising as a result of becoming or otherwise associated with being a public company.
“Public Parent Company” has the meaning assigned to such term in the definition of Qualifying IPO.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.23(a).
“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualifying IPO” means an initial public offering or any other transaction or series of related transactions (including, for the avoidance of doubt, any acquisition by, or combination or other similar transaction with, a special purpose acquisition company (or any other Person the common Capital Stock of which becomes so publicly traded as set forth below as part of such transactions)) that results in any of the common Capital Stock of any Parent Company being publicly traded on any U.S. national securities exchange or over-the-counter market or analogous public exchange in any other jurisdiction (such Parent Company being referred to as the “Public Parent Company”).
“Ratio Debt” means Indebtedness incurred pursuant to Section 6.01(p).
“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Reciprocal Exchange” means any reciprocal insurance exchange for which the Borrower or any Restricted Subsidiary acts, or upon the making of an Investment in such reciprocal insurance exchange will act, as attorney-in-fact.
“Reference Time” means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, or (b) otherwise, the time determined by the Administrative Agent in its reasonable discretion.
“refinances” means renews, extends, prepays, repays, redeems, defeases, retires, extinguishes, substitutes, refinances or replaces. “Refinanced” and “refinancing” shall have correlative meanings.
“Refinancing” means the repayment in full of the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than obligations that by their terms survive the termination of the Existing Credit Agreement) under the Existing Credit Agreement, the termination of all commitments to extend credit thereunder and the termination and/or release of any security interests and guarantees in connection therewith.
“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 9.02(c)) and the Borrower executed by (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being established pursuant thereto and in accordance with Section 9.02(c).
“Refinancing Indebtedness” means, with respect to any Indebtedness or other obligation, any other Indebtedness that refinances such Indebtedness or other obligation (or any prior Refinancing Indebtedness in respect thereof). It is understood and agreed that (a) a refinancing of any Indebtedness or other obligation need not occur concurrently with (and may occur at any time after) the prepayment, repayment, redemption, repurchase, defeasance or other satisfaction of such Indebtedness or other obligation and (b) so long as the requirements of Section 6.01(o) are satisfied, the Borrower may, at its election, deem any Indebtedness to constitute Refinancing Indebtedness in respect of any other Indebtedness or other obligation that shall have been prepaid, repaid, redeemed, repurchased, defeased or otherwise satisfied prior to the incurrence of such Refinancing Indebtedness.
“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least US$5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Federal Reserve Board under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reinsurer” means Ide8 Re, Inc., an Arizona corporation.
“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).
“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).
“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).
“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).
“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.
“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Excess Cash Flow Percentage” means (a) if the Total Leverage Ratio is greater than or equal to 4.00:1.00, 50%, (b) if the Total Leverage Ratio is less than 4.00:1.00 and greater than or equal to 3.50:1.00, 25% and (c) if the Total Leverage Ratio is less than 3.50:1.00, 0%, in each case, with the Total Leverage Ratio to be determined as of the last day of the most recent Test Period on or prior to the date on which the prepayment under Section 2.10(b)(i) with respect to which the Required Excess Cash Flow Percentage is being determined is required to be made (or, if earlier, is made), determined on a Pro Forma Basis in accordance with Section 1.04(b) (and giving pro forma effect to such prepayment under Section 2.10(b)(i)).
“Required Lenders” means, subject to Section 9.02(e), at any time, Lenders having Term Loans, Revolving Credit Exposures or unused Commitments representing more than 50% of the sum of the aggregate principal amount of the Term Loans, the total Revolving Credit Exposures and the total unused Commitments at such time; provided that if (a) there are two or more Lenders and (b) at least two of such Lenders each has Term Loans, Revolving Credit Exposures or unused Commitments representing at least 15% of the sum of the aggregate principal amount of the Term Loans, the total Revolving Credit Exposures and the total unused Commitments at such time, then Required Lenders must also include at least two Lenders; provided that (w) Lenders that are Affiliates and Approved Funds of one another shall be considered as a single Lender for purposes of this proviso, (x) the Term Loans, Revolving Credit Exposures and unused Commitments of any Defaulting Lender or any Affiliate Lender shall be disregarded in determining Required Lenders at any time, (y) Deutsche Bank (together with its Affiliates and Approved Funds that are Lenders) shall be deemed a Required Lender so long as at such time it holds at least 70% of the sum of the aggregate principal amount of Term Loans, Revolving Credit Exposures, and unused Commitments that it held as at the conclusion of the Syndication Process (as defined in the Commitment Letter) (or shall be so deemed to the extent such Syndication Process has not yet concluded); and (z) Apogem (together with its Affiliates and Approved Funds that are Lenders) shall be deemed a Required Lender so long as at such time it holds at least 70% of the sum of the aggregate principal amount of Term Loans, Revolving Credit Exposures, and unused Commitments that it held as at the conclusion of the Syndication Process (as defined in the Commitment Letter) (or shall be so deemed to the extent such Syndication Process has not yet concluded).
“Required Prepayment Date” has the meaning assigned to such term in Section 2.10(b)(ii).
“Required Revolving Lenders” means, subject to Section 9.02(e), at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time; provided that if (a) there are two or more Revolving Lenders and (b) at least two of such Revolving Lenders each has Revolving Credit Exposures or unused Revolving Credit Commitments representing at least 15% of the sum of the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time, then Required Revolving Lenders must also include at least two Revolving Lenders; provided that (w) Revolving Lenders that are Affiliates and Approved Funds of one another shall be considered as a single Revolving Lender for purposes of this proviso, (x) the Revolving Credit Exposures and unused Revolving Credit Commitments of any Affiliate Lender shall be disregarded in determining Required Revolving Lenders at any time, (y) Deutsche Bank (together with its Affiliates and Approved Funds that are Lenders) shall be deemed a Required Revolving Lender so long as at such time it holds at least 70% of the sum of the aggregate principal amount of Term Loans, Revolving Credit Exposures, and unused Commitments that it held as at the conclusion of the Syndication Process (as defined in the Commitment Letter) (or shall be so deemed to the extent such Syndication Process has not yet concluded); and (z) Apogem (together with its Affiliates and Approved Funds that are

Lenders) shall be deemed a Required Revolving Lender so long as at such time it holds at least 70% of the sum of the aggregate principal amount of Term Loans, Revolving Credit Exposures, and unused Commitments that it held as at the conclusion of the Syndication Process (as defined in the Commitment Letter) (or shall be so deemed to the extent such Syndication Process has not yet concluded).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, the general counsel or any other officer of such Person (or, if such Person does not have officers, any director of such Person or any manager, sole member, managing member or general partner of such Person) and, except where the term Responsible Officer is used in the Loan Documents in reference to knowledge or awareness, or similar context, any other individual designated by any of the foregoing as an authorized signatory on behalf of such Person with respect to any Loan Document or any Ancillary Document to be executed and delivered by or on behalf of such Person or as responsible for the administration of the obligations of such Person under the Loan Documents. The Administrative Agent, each Lender, each Issuing Bank and each other Secured Party shall be entitled to conclusively presume that (a) any document delivered hereunder that is signed by a Responsible Officer of a Loan Party has been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and (b) such Responsible Officer has acted on behalf of such Loan Party.
“Restricted Amount” has the meaning assigned to such term in Section 2.10(b)(iv)(B).
“Restricted Debt” means any Indebtedness (in each case, other than Indebtedness among Holdings, the Borrower and/or its Restricted Subsidiaries) that constitutes (a) Junior Lien Indebtedness, (b) Subordinated Indebtedness or (c) Incremental Equivalent Debt or Ratio Debt that, in each case under this clause (c), is unsecured and excluding revolving Indebtedness and working capital facilities; provided that, with respect to any such Indebtedness outstanding under a single agreement, the aggregate principal amount thereof exceeds the Threshold Amount.
“Restricted Debt Payment” has the meaning assigned to such term in Section 6.03(b).
“Restricted Payment” means (a) any dividend or other distribution on account of any Capital Stock in the Borrower or any Restricted Subsidiary now or hereafter outstanding, except a dividend or other distribution payable or made solely in shares of Qualified Capital Stock of the Borrower, and (b) any payment (whether in cash, securities, or other property, but other than a payment made solely in Qualified Capital Stock of the Borrower), including any sinking fund or similar deposit, on account of any redemption, cancellation, termination, retirement, purchase or other acquisition for value of any Capital Stock of Holdings, the Borrower or any Restricted Subsidiary now or hereafter outstanding or on account of any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock of Holdings, the Borrower or any Restricted Subsidiary now or hereafter outstanding, it being understood that payments with respect to earn-outs or similar contingent obligations or purchase price adjustments in connection with any acquisition or Investment do not constitute Restricted Payments.
“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.
“Retained Excess Cash Flow Amount” means, at any time, an amount determined on a cumulative basis for each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2026)

with respect to which financial statements have been delivered pursuant to Section 5.01(b) equal to the amount of Excess Cash Flow (to the extent such amount exceeds zero) for such Fiscal Year that is not required to be applied to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i), including as a result of the Required Excess Cash Flow Percentage being less than 100%, but excluding as a result of a decrease in ECF Prepayment Amount due to the application of the Excess Cash Flow Credits.
“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.
“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.
“Revolving Credit Extension” means each of (a) the making of a Revolving Loan (other than any Letter of Credit Reimbursement Loan) and (b) the issuance, amendment or extension of any Letter of Credit (other than any such amendment or extension that does not increase the Stated Amount of the relevant Letter of Credit).
“Revolving Facilities” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended/Modified Revolving Facility and any Replacement Revolving Facility.
“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.
“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal (including IP Rights), owned by the Borrower or any of its Restricted Subsidiaries to any Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) as part of such transaction, thereafter leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of, from such Person or its Affiliates.
“Sanctioned Country” means a country, region or territory that is the subject of country-, region- or territory-wide Sanctions broadly restricting or prohibiting dealings with, in or involving such country, region or territory (as of the Closing Date, the so-called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means any Person (a) identified on a Sanctions List, (b) domiciled, organized or resident in any Sanctioned Country, (c) owned or controlled by any Person or Persons described in the foregoing clause (a) or (b) or (d) otherwise the subject or target of Sanctions.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, adopted, administered or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means OFAC, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the European Union.
“Sanctions List” means any Sanctions-related list of designated persons maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement (a) that is in effect on the Closing Date between the Borrower or any of its Restricted Subsidiaries, on the one hand, and a counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date, or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof after the Closing Date) or (ii) any other Person designated by the Borrower, on the other hand, or (b) that is entered into after the Closing Date between the Borrower or any of its Restricted Subsidiaries, on the one hand, and any counterparty that is (i) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such Hedge Agreement (or the Master Agreement governing such Hedge Agreement) is entered into or any Affiliate of any of the foregoing (notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof thereafter) or (ii) any other Person designated by the Borrower, on the other hand, and, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being Secured Hedging Obligations for the purposes of the Loan Documents; it being understood that (x) such designation to the Administrative Agent may be made in respect of a Master Agreement that governs multiple Hedge Agreements among the parties thereto and (y) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to have agreed to be bound by the provisions of Article 8 and Section 9.10 as if it were a Lender and by the provisions of each Intercreditor Agreement.
“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Secured Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the Test Period then most recently ended; provided that the amount of Unrestricted Cash Amount deducted pursuant to clause (ii) may not exceed, as of any date of determination, the greater of $89,000,000 and 100% of Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.
“Secured Obligations” means (a) all Obligations, (b) all Banking Services Obligations and (c) all Secured Hedging Obligations.
“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute

Banking Services Obligations and (e) the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Loan Party under any Loan Document.
“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by any Joinder Agreement.
“Shared Incremental Amount” means, at any time, (a) the greater of $89,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any acquisition or other Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Shared Incremental Amount is being determined) minus (b) (i) for purposes of Section 2.21(a), the aggregate principal amount of all Ratio Debt outstanding in reliance on the Shared Incremental Amount, (ii) for purposes of Section 6.01(p), the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt outstanding in reliance on the Shared Incremental Amount or (iii) for purposes of Section 6.01(q), the aggregate principal amount of all Incremental Facilities and Ratio Debt outstanding in reliance on the Shared Incremental Amount.
“Similar Business” means any business engaged or proposed to be engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date and similar, incidental, complementary ancillary or reasonable extensions thereof.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“Specified Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, the Company and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Holdings or Merger Sub (or any of their Affiliates) has the right (taking into account any applicable notice or cure provisions), pursuant to the Acquisition Agreement, to terminate its or their obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement.
“Specified Event of Default” means an Event of Default under Section 7.01(a), Section 7.01(f), Section 7.01(g), or Section 7.10(c) as a result of a failure to comply with any covenant contained in (i) Sections 5.01(a), 5.01(b) or 5.01(c) solely to the extent compliance with any such section is necessary to calculate the financial covenant set forth in Section 6.13(a) or (ii) Section 6.13(a).
“Specified Intercreditor Indebtedness” has the meaning assigned to such term in Section 9.19(a).

“Specified Representations” means the representations and warranties of each of Holdings, the Borrower and the other Loan Parties set forth in the following sections of this Agreement:
(a)    Section 3.01 (but solely with respect to its organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents);
(b)    Section 3.02 (but solely with respect to its authorization of this Agreement and the other Loan Documents and execution and delivery by it, and enforceability against it, of this Agreement and the other Loan Documents);
(c)    Section 3.03(b)(i) (limited to contravention arising out of the execution, delivery and performance of the Loan Documents, incurrence of the Obligations thereunder and the granting of guarantees and security interests in respect of such Obligations);
(d)    Section 3.08;
(e)    Section 3.12;
(f)    Section 3.14;
(g)    Section 3.15;
(h)    Section 3.16 (solely as such representation and warranty relates to use of proceeds of the Loans on the Closing Date); and
(i)    Section 3.18.
“Specified Net Proceeds” has the meaning assigned to such term in Section 2.10(b)(ii).
“Specified Other Indebtedness” means (a) any Other First Lien Indebtedness and (b) any other Incremental Equivalent Debt, Ratio Debt and, if in respect of any of the foregoing, any Indebtedness incurred under Section 6.01(o).
“Sponsor” means, collectively, CVC, other than any other operating company of CVC (it being understood that any subsidiary of CVC organized by CVC for the sole purpose of being a direct or indirect holding company with respect to the Borrower is included in the definition of the term “Sponsor”).
“Sponsor Model” means the model made available by the Sponsor to the Arrangers on September 26, 2025.
“Stated Amount” means, with respect to any Letter of Credit at any time, the maximum amount available to be drawn thereunder at such time, in each case, determined (a) except for purposes of determining any participation or fronting fees with respect to Letters of Credit and the amount of unused Revolving Credit Commitments for purposes of determining any commitment fees payable hereunder, as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or any division, line of business or other business unit of, any Person or of a majority of the outstanding Capital Stock of any Person and any similar Investment (and, in any event, including any Investment in (i) any Person if, as a result thereof, such Person became a Restricted Subsidiary, (ii) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (iii) any joint venture for the purpose of increasing the Borrower’s or any Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any Restricted Subsidiary (or any division, line of business or other business unit of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.09, (e) any incurrence of any Indebtedness and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness, (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount), (g) the implementation of any Initiative and/or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, the Borrower and/or its Restricted Subsidiaries) that is expressly subordinated in right of payment to the Credit Facilities.
“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Voting Capital Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower. For the avoidance of doubt, no Reciprocal Exchange constitutes a subsidiary of the Borrower.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is a guarantor of the Secured Obligations pursuant to the terms of the Guaranty Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Guaranty Agreement in accordance with the terms hereof.
“Supported QFC” has the meaning assigned to such term in Section 9.23(a).
“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tax Affiliate” means (a) Holdings, Merger Sub, the Company, the Borrower and their subsidiaries, (b) each Loan Party and (c) any affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined, unitary, group or similar tax returns.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means any Initial Term Commitment and any Additional Term Commitment.
“Term Facilities” means the Term Commitments and the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.
“Term Lender” means any Initial Term Lender and any Additional Term Lender.
“Term Loans” means any Initial Term Loans and any Additional Term Loans.
“Term SOFR” means, with respect to any calculation with respect to a Term SOFR Borrowing for any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if the Term SOFR as so determined would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum; provided further if the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m., New York City time, on any Term SOFR Determination Date, then the Term SOFR shall be the Term SOFR Reference Rate for such tenor on the first U.S. Government Securities Business Day preceding the Term SOFR Determination Date for which the Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Date.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in Cash and (c) all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, or deemed issued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed.
“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable, or, if earlier (and other than as such term is used in Section 6.13 (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action under this Agreement) or in the definition of “Applicable Rate”), for the period of four consecutive Fiscal Quarters then most recently ended for which financial statements are internally available (provided that a copy of such financial statements have been provided to the Administrative Agent for each Fiscal Quarter of the applicable period).
“Third Party Assets” means Cash, Cash Equivalents or other assets that are comprised solely of any assets that any Loan Party holds in trust or as an escrow or fiduciary for any other Person (other than Holdings, the Borrower or any Restricted Subsidiary).
“Threshold Amount” means the greater of (a) $13,350,000 and (b) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Debt less (ii) the Unrestricted Cash Amount, in each case, as of the last day of the Test Period then most recently ended; provided that the amount of Unrestricted Cash Amount deducted pursuant to clause (ii) may not exceed, as of any date of determination, the greater of $89,000,000 and 100% of Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.
“Total Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments in effect at such time.
“Trademark” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, (b) all renewals of the foregoing, (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilutions or violations thereof, (d) all rights to sue for past, present, and future infringements, dilutions or violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (e) all rights corresponding to any of the foregoing.
“Transaction Costs” has the meaning assigned to such term in the recitals hereto.
“Transactions” means, collectively, (a) the consummation of the Acquisition (including the Closing Date Merger), (b) the execution, delivery and performance by the Borrower and the other Loan Parties of the Loan Documents to which they are a party and the borrowing of Loans and issuance of Letters of Credit (if any) hereunder on the Closing Date, (c) the Equity Contribution, (d) the Refinancing, and (e) the payment of the Transaction Costs.
“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”) or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Cash Amount” means, on any date of determination, the amount determined as of such date equal to the sum, without duplication, of Cash and Cash Equivalents of the Borrower and its Non-Captive Restricted Subsidiaries, excluding Cash and Cash Equivalents that would be set forth as “restricted” on the consolidated balance sheet of the Borrower and its Non-Captive Restricted Subsidiaries prepared as of such date in accordance with GAAP; provided that the proceeds of the Term Loans borrowed on the Closing Date shall be excluded from the determination of Unrestricted Cash Amount (it being understood, for purposes of the foregoing, the order of use of such proceeds and of any other Cash and Cash Equivalents of the Borrower and its Non-Captive Restricted Subsidiaries shall be made by the Borrower in good faith).
“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.09 and any subsidiary of such subsidiary.
“U.S.” means the United States of America.
“U.S. Dollars” or “$” refers to lawful money of the U.S.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.23(a).
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(B)(3).
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Capital Stock” means, with respect to any Person at any time, Capital Stock of such Person that at such time is generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at scheduled final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or other nominal shares required by applicable law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Unless the context otherwise requires, any reference to a Wholly-Owned Subsidiary refers to a Wholly-Owned Subsidiary of the Borrower.
“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary (or any of their ERISA Affiliates) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Initial Term Loan Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees (including administrative or judicial precedents or authorities), standards, guidelines, ordinances, injunctions, and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authorities. The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any other Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. It is understood and agreed that, for purposes of this Agreement or any other Loan Document, (i) the fair market value of any asset or property shall be such fair market value as is determined by the Borrower in good faith, (ii) nothing in Section 6.01, 6.02, 6.03 or 6.05 is intended to expand the definition of the terms Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment, as applicable, it being further understood that any clause or subclause set forth in any such Section that contains an exception for items or actions that are not (even if such clause or subclause were to be disregarded) restricted by such Section are intended to evidence, for the avoidance of doubt, the permissibility of such item or action or to permit other items or actions that expressly refer to such clause or subclause and (iii) the term “ordinary course of business” or phrases of similar import, when used in reference to the Borrower or its Restricted Subsidiaries, is not limited to actions consistent with their past practice and instead shall be ordinary course of business as determined by the Borrower in good faith (it being understood that the Borrower may base its determination on general industry practices or industry norm). Any reference in this Agreement or any other Loan Document to a “merger” includes an amalgamation, and to “merge” includes to “amalgamate”.
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Basis.
(a)    All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of the most recent financial statements described in Section 3.04(a) in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided further that all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Section 3.04(a), 5.01(a) or 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) any change to GAAP occurring after December 31, 2017, as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease (or a finance lease) where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017.
(b)    Notwithstanding anything to the contrary herein, but subject to Section 1.09, all financial ratios and tests (including the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio and the amount of Consolidated Total Assets, Unrestricted Cash Amount, Consolidated Adjusted EBITDA and Consolidated Net Income) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated or any Indebtedness or Liens to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period), provided that when calculating the Total Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Required Excess Cash Flow Percentage” (except as expressly set forth in the definition of such term) and for purposes of the Financial Covenant (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action in accordance with this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(c)    For purposes of this Agreement, when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis”, (i) if such reference is made with respect to the Borrower and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall, unless expressly indicated otherwise, exclude from such consolidation the accounts of the Unrestricted Subsidiaries and, if otherwise consolidated with the

Borrower in accordance with GAAP, the accounts of the Reciprocal Exchanges and (ii) if such reference is made with respect to the Borrower and the Non-Captive Restricted Subsidiaries, such determination shall, unless expressly indicated otherwise, exclude from such consolidation the accounts of the Unrestricted Subsidiaries and the Captive Insurance Subsidiaries and, if otherwise consolidated with the Borrower in accordance with GAAP, the accounts of the Reciprocal Exchanges.
SECTION 1.05.    Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions occurring on the Closing Date, unless the context otherwise requires.
SECTION 1.06.    Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
SECTION 1.07.    Currency Equivalents Generally. For purposes of any determination under Section 2.20, Article 5, Article 6 (other than Section 6.13 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than U.S. Dollars, the U.S. Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or by reference to any other reputable publicly available service for displaying exchange rates as may be selected by the Borrower) for such foreign currency, as in effect (as of the time of determination by the Borrower) on the date of such specified transaction (or, in the case of any specified transaction, at the election of the Borrower, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.09(a) or, in the case of the incurrence of Indebtedness, on the date such Indebtedness is first committed). Notwithstanding anything to the contrary set forth herein, (a) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and the relevant refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced, except by the sum of (i) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums and prepayment premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing, (ii) an amount equal to any existing commitments unutilized thereunder or letters of credit undrawn thereunder and (iii) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) and (b) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence). For purposes of Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the applicable currency exchange rate used by the Borrower in preparing the financial statements delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and may, at the election of the Borrower, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. Dollar equivalent amount of such Indebtedness. Notwithstanding anything to the contrary set forth herein, to the extent that the Borrower would not be in compliance with Section 6.13(a) if any Indebtedness denominated in a currency other than U.S. Dollars were to be translated into U.S. Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements for the relevant Test Period, but would be in compliance with Section 6.13(a) if such Indebtedness that is denominated in a currency other than in U.S. Dollars were instead translated into U.S. Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account, at the election of the Borrower, the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.13(a), the Total Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.
SECTION 1.08.    [Reserved].
SECTION 1.09.    Certain Calculations and Tests.
(a)    Notwithstanding anything to the contrary herein, for purposes of determining (i) compliance (including any requirement to determine compliance on a Pro Forma Basis) with any financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test (including any such test expressed as such ratio being no worse than the corresponding ratio prior to giving pro forma effect to the applicable Limited Conditionality Transaction) and determining compliance with Section 6.13(a) on a Pro Forma Basis (but not the actual compliance with Section 6.13(a))) and/or testing availability under any basket expressed as a percentage of Consolidated Adjusted EBITDA or otherwise determined by reference to a financial metric (including by reference to any other financial metric set forth in the definition of Available Amount), (ii) the accuracy of any representation or warranty (other than customary “specified representations” and “specified acquisition agreement representations”) or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default), other than an Event of Default under Section 7.01(a), 7.01(f), or 7.01(g), in each case, as a condition to, or for purposes of determining permissibility under this Agreement of, any Limited Conditionality Transaction (or of any related action or transaction, including any assumption or incurrence of any Indebtedness, including any Incremental Facility, or the creation of any Liens in connection therewith), the determination of whether the relevant condition is satisfied or such Limited Conditionality Transaction (and any related action or transaction) is permitted under this Agreement may be made, at the election of the Borrower in its sole discretion (such election, the “LCT Election”), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (such time, the “LCT Test Date”) the execution of the definitive agreement or a letter of intent (or a similar undertaking) with respect to such Limited Conditionality Transaction), in each case, after giving effect on a Pro Forma Basis to the relevant Limited Conditionality Transaction (and the related actions and transactions). For the avoidance of doubt, if the Borrower has made an LCT Election with respect to any Limited Conditionality Transaction (and any related actions or transactions), (1) the applicable financial ratios or tests, baskets, financial metrics or other items with respect to which the determination was made on the LCT Test Date as set forth above shall not be re-tested or re-determined again at the time of the consummation of such Limited Conditionality Transaction (and any such related actions or transactions); provided that (x) the Borrower may elect, in its sole discretion, to re-test or re-determine any of the applicable financial ratios or tests, baskets or other financial metrics as of the last day of, or for, any Test Period ending after such LCT Test Date (but prior to the consummation of such Limited Conditionality Transaction), in which case, solely as to such financial ratios or tests, baskets or other financial metrics, the last day of such Test Period shall thereafter be deemed to be the applicable LCT Test Date and (y) if any financial ratios or tests or financial metrics improve or baskets increase after the applicable LCT Test Date, such improved ratios, tests, financial metrics or baskets may be utilized by the Borrower and its Restricted Subsidiaries with respect to such Limited Conditionality Transaction (and any related actions or transactions) and (2) any inaccuracy of the representations and warranties (other than customary “specified representations” and “specified acquisition agreement representations”), or the occurrence of any Default or Event of Default, other than an Event of Default under Section 7.01(a), 7.01(f), or 7.01(g), in each case, after the applicable LCT Test Date shall be disregarded for the purposes of determining whether such Limited Conditionality Transaction (and any related actions or transactions) are permitted under this Agreement. If the Borrower has made an LCT Election with respect to any Limited Conditionality Transaction, then, in connection with any subsequent calculation of the financial ratios or tests, baskets or other financial metrics on or following the applicable LCT Test Date and prior to the earlier of (x) the date on which such Limited Conditionality Transaction is consummated or (y) the date that the definitive agreement, tender or similar offer with respect to such Limited Conditionality Transaction is terminated without the consummation thereof or such Limited Conditionality Transaction is otherwise abandoned prior to the consummation thereof, any such financial ratio or tests, basket or financial metric shall be calculated on a Pro Forma Basis assuming such Limited Conditionality Transaction (and the related actions and transactions) have been consummated.
(b)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio, test or metric (including Section 6.13(a), any First Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA and/or Consolidated Total Assets), such financial ratio, test or metric shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to Section 1.09(a)), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio, test or metric.
(c)    Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (including any prong of the definition of Incremental Cap) that does not require compliance with a financial ratio (including Section 6.13(a), any First Lien Leverage Ratio, any Secured Leverage Ratio and/or any Total Leverage Ratio) (any such amount, including any amount borrowed under any Revolving Facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including Section 6.13(a), any First Lien Leverage Ratio, any Secured Leverage Ratio and/or any Total Leverage Ratio) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full pro forma effect to any increase in the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including the Unrestricted Cash Amount (other than with respect to the netting of the Cash proceeds of Indebtedness)) resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts. The Borrower may elect, in its sole discretion, that any such amounts incurred or transactions entered into

(or consummated) be incurred or entered into (or consummated), in whole or in part, in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts; provided that unless the Borrower elects otherwise, each such amount incurred or transaction entered into (or consummated) will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder. It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a Pro Forma Basis for the incurrence of such Indebtedness (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof), but without netting the Cash proceeds of such Indebtedness, and assuming a full drawing of any undrawn committed amounts of such Indebtedness.
(d)    It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, respectively (or one clause or subclause of any related definitions, including Incremental Cap), but may instead be permitted in part under any combination of clauses or subclauses of such Section (or such related definitions), all as classified or reclassified by the Borrower in its sole discretion at any time and from time to time, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Credit Facilities may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(a), (ii) Indebtedness incurred under Section 6.01(p) or 6.01(q), to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu (but without regard to the control of remedies) with or expressly junior to the Liens on the Collateral securing the Credit Facilities, may not be reclassified to any other clause of Section 6.01 and such Liens on the Collateral may only be incurred under Section 6.02(s), (iii) Investments outstanding in reliance on Section 6.05(cc) may not be reclassified to any other clause of Section 6.05 and (iv) reclassification shall only be permitted within the same Section of this Agreement. In addition, for purposes of determining compliance at any time with Section 6.01, 6.02, 6.03 or 6.05 (and for purposes of any related definitions, including the Incremental Cap), the Borrower may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically), any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, previously incurred, made or otherwise undertaken under any basket or prong as having been incurred, made or otherwise undertaken under any applicable “ratio-based” basket or prong set forth in such Section (or such related definitions) if such item (or such portion thereof) would, using the figures as of the end of or for any Test Period ended after the date of such incurrence, making or undertaking, be permitted under the applicable “ratio-based” basket or prong; provided that, in the case of Sections 6.01, 6.02 and 6.05, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence. For the avoidance of doubt, any amount so classified or reclassified to any applicable “ratio-based” basket or prong shall be disregarded, and shall be deemed not to be outstanding, for purposes of determining availability under any other applicable exception in such Section (and for purposes of any related definitions, including any Fixed Amount under the Incremental Cap) that does not require compliance with a ratio.
(e)    For purposes of determining compliance with this Agreement, the accrual of interest, fees or premium, the accrual of dividends in respect of Disqualified Capital Stock, the accretion of accreted value, the amortization of original issue discount, the payment of interest, fees or premium, or a dividend in the form of additional shares of Disqualified Capital Stock and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligation.
SECTION 1.10.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
SECTION 1.11.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
SECTION 1.12.    Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, performance, calculation or any other matter related to any interest rate used in this Agreement (or any component thereof), or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates and/ or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 2
THE CREDITS
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans denominated in U.S. Dollars to the Borrower on the Closing Date in a principal amount not to exceed its Initial Term Commitment and (b) each Initial Revolving Lender severally, and not jointly, agrees to make Initial

Revolving Loans denominated in U.S. Dollars to the Borrower at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure exceeding such Initial Revolving Lender’s Initial Revolving Credit Commitment or (ii) the aggregate Initial Revolving Credit Exposures exceeding the aggregate Initial Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and re-borrow Initial Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.
SECTION 2.02.    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided further that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.15 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).
(c)    At the commencement of each Interest Period for any Term SOFR Borrowing, and at the time each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or, in each case, such other amount as is reasonably acceptable to the Required Lenders); provided that (i) any Term SOFR Borrowing that results from a continuation of an outstanding Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing, (ii) any Term SOFR Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments of such Class and (iii) an ABR Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments of such Class or, in the case of Revolving Borrowings, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Term SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Required Lenders may agree from time to time).

(d)    Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Term SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.
SECTION 2.03.    Requests for Borrowings.
(a)    To request a borrowing of Loans, the Borrower shall deliver a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent not later than (i) 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested date of any Term SOFR Borrowing and (ii) 11:00 a.m., New York City time, one (1) Business Day prior to the requested date of any ABR Borrowing (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided that (A) any such request for a Borrowing to be made under an Incremental Facility Amendment or a Refinancing Amendment may be delivered no later than such later time as shall be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment and (B) any such request for a borrowing of Term SOFR Loans to be made on the Closing Date may be delivered no later 12:00 noon, New York City time, one Business Day before the Closing Date. Any such Borrowing Request may state that it is conditioned upon one or more events specified therein, in which case such Borrowing Request may be revoked (or the requested date of the applicable Borrowing may be extended so long as the Administrative Agent receives written notice of such extension at least one (1) Business Day prior to the date of funding of such applicable Borrowing), if such condition is not satisfied, by the Borrower delivering notice thereof to the Administrative Agent on or prior to the date of the applicable Borrowing.
(b)    Each Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate principal amount of the requested Borrowing and the Class thereof;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    the Type of such Borrowing;
(iv)    in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account(s) designated by the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall, promptly upon receipt of any Borrowing Request, advise each applicable Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing.
SECTION 2.04.    [Reserved].

SECTION 2.05.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is 30 days prior to the Latest Revolving Credit Maturity Date (determined, with respect to each Issuing Bank, giving effect to Section 2.21(a)(viii)), upon the request of the Borrower, (i) to issue Letters of Credit denominated in U.S. Dollars for the account of the Borrower or any of its Restricted Subsidiaries (provided that, in the case of any Letter of Credit issued for the account of any Restricted Subsidiary, the Borrower will be a co-applicant and remain primarily liable for the obligations of such Restricted Subsidiary with respect to such Letter of Credit) in support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, and (ii) to amend or extend Letters of Credit previously issued by it; provided that (A) no Issuing Bank shall be required (but shall be permitted) to issue any Letter of Credit that is not a standby Letter of Credit and (B) no Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law or regulation of any Governmental Authority applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section 2.05), to be a Letter of Credit issued hereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any of its Restricted Subsidiaries to, or entered into by the Borrower or any of its Restricted Subsidiaries with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit (including any Existing Letter of Credit) issued for the account of any of its Restricted Subsidiaries, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Restricted Subsidiary that is an account party in respect of any such Letter of Credit).
(b)    Notice of Issuance, Amendment or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (c) of this Section 2.05)), the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least 10 Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as is acceptable to the applicable Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, in the form of Exhibit J attached hereto or such other form as the Borrower and the applicable Issuing Bank may agree to and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and provide any documentation or other information required by regulatory authorities under applicable “know your customer” rules and regulations for the beneficiary and any party to be named on such Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total LC

Exposure shall not exceed the Letter of Credit Sublimit, (ii) the aggregate Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitments, (iii) the amount of any Revolving Lender’s Revolving Credit Exposure attributable to the Revolving Credit Commitments of any Class shall not exceed such Revolving Lender’s Revolving Credit Commitment of such Class and (iv) the portion of the total LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not (unless otherwise agreed by such Issuing Bank) exceed its LC Commitment.
(c)    Expiration Date. No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after the then-current expiration at the time of such extension) or such longer period as may be agreed by the applicable Issuing Bank and (ii) the date that is 30 days prior to the Latest Revolving Credit Maturity Date, unless such Letter of Credit, as of the date specified in this clause (ii), is subject to cash collateral or backstop arrangements reasonably acceptable to the relevant Issuing Bank; provided that, if the Borrower so requests in any applicable letter of credit application, the relevant Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by an Issuing Bank, the Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date set forth in clause (ii) above (or, if such Letter of Credit is subject to cash collateral or backstop arrangements reasonably acceptable to the relevant Issuing Bank, a later date).
(d)    Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason, each such payment to be made in U.S. Dollars. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in U.S. Dollars, not later than 12:00 noon, New York City time, on the later of (i) the first Business Day immediately following the date on which the Borrower receives notice that such LC Disbursement is made or (ii) the date on which such LC Disbursement is made; provided that, in the case of any LC Disbursement, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent thereof, whereupon the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower in U.S. Dollars, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph (e)), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph (e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph (e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligation hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that nothing in this Section 2.05(f) shall be construed to excuse any Issuing Bank from liability to the Borrower or any subsidiary that is a co-applicant with respect to a Letter of Credit to the extent of any direct damages suffered by the Borrower or such subsidiary that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank or its Related Parties (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by email or other electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make any LC Disbursement thereunder; provided, that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the ABR Revolving Loans of such other Class); provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).
(i)    Replacement of an Issuing Bank; Designation of New Issuing Banks. From time to time, the Borrower may (i) replace any Issuing Bank with any other Regulated Bank that shall have agreed to act in such capacity or (ii) designate as an additional Issuing Bank any Regulated Bank that shall have agreed to act in such capacity, in each case pursuant to an agreement in writing executed by the Borrower and such Regulated Bank; provided that such agreement shall set forth the LC Commitment of such replacement or additional Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement or addition of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay (or cause to be paid) all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement or addition, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or additional Issuing Bank or to any previous Issuing Bank, or to such successor or additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the Borrower shall deposit (or cause to be deposited), in an account maintained at such depository bank as is designated by the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash and in U.S. Dollars equal to 103% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or 7.01(g). The Borrower shall also deposit (or cause to be deposited) Cash collateral in accordance with this paragraph as and to the extent required by Section 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the direction of the Borrower but subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly (but in no event later than one Business Day) after such Event of Default has been cured or waived. If an amount of Cash collateral is required to be provided hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower or otherwise applied in accordance with Section 2.19 as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders and/or the remaining Cash collateral and no Event of Default shall have occurred and be continuing.
(k)    Issuing Bank Agreements. Each Issuing Bank agrees that such Issuing Bank shall report in writing to the Administrative Agent such information with respect to Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.
(l)    Discretionary Letter of Credit Facility. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower acknowledges that the letter of credit facility provided for in this Agreement is a discretionary facility as it relates to Apogem, and Apogem has not made any commitment with respect thereto. Accordingly, and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Apogem, whether in its individual capacity and/or its capacity as an Issuing Bank, as applicable, hereunder, shall not be obligated to issue, increase the amount of, or extend the expiry date of, any Letter of Credit.
(m)    Deutsche Bank as Issuing Bank. Notwithstanding anything to the contrary in this Section 2.05, if and for so long as Deutsche Bank is an Issuing Bank hereunder, (i) any Letters of Credit issued by Deutsche Bank shall constitute a utilization of the Revolving Credit Commitments of Deutsche Bank in an amount equal to the Stated Amount thereof (and any such Letters of Credit shall reduce the available amount of the Revolving Credit Commitments of Deutsche Bank in a corresponding amount), (ii) the provisions of Section 2.05(c) shall not apply with respect to any Letters of Credit issued by Deutsche Bank and (iii) other provisions of this Agreement (including, without limitation, this Section 2.05, Sections 2.06 (Funding of Borrowings), 2.08 (Termination and Reduction of Commitments), 2.11(b) (LC Fees), 2.16 (Payments Generally; Allocation of Proceeds; Sharing of Payments), 2.19 (Defaulting Lenders), 2.20 (Incremental Credit Extensions), 2.21 (Extensions and Modifications), 9.02(d) (Waivers; Amendments), the definition of “LC Exposure” and the use of the term “pro rata share”) shall be deemed modified to the extent necessary to give effect to this Section 2.05(m) (and any determination as to the manner of any such modification by Deutsche Bank and the Borrower shall be valid and binding on the other parties hereto absent manifest error). Acquiom shall not be deemed to be, or required to be, an Issuing Bank hereunder, and as such Acquiom shall have no obligation to issue, increase the amount of, or extend the expiry date of, any Letter of Credit.
SECTION 2.06.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., New York City time, in the case of Term SOFR Loans, and (ii) 2:00 p.m., New York City time, in the case of ABR Loans, in each case, on the Business Day specified in the applicable Borrowing Request (or, in each case, in respect of any Loans to be made pursuant to any Incremental Facility Amendment or Refinancing Amendment, such other time as may be specified therein) by wire transfer of immediately available funds in U.S. Dollars to such account of the Administrative Agent as has been most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to (i) relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder or (ii) require Administrative Agent to advance funds on behalf of any Lender prior to Administrative Agent’s actual receipt of the required funds from the applicable Lender.
SECTION 2.07.    Type; Interest Elections.
(a)    Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the applicable Class based upon their Applicable Percentages of such Class and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.07, the Borrower shall not be permitted to (i) elect an Interest Period for a Term SOFR Borrowing that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(b)    To make an election pursuant to this Section 2.07, the Borrower shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent by no later than (i) in the case of any election to convert any Borrowing to, or to continue such Borrowing as, a Term SOFR Borrowing, 1:00 p.m., New York City time, three U.S. Government Securities Business Days prior to the effective date of such election and (ii) in the case of any election to convert any Borrowing to an ABR Borrowing, 12:00 noon, New York City time, on the effective date of such election (or, in each case, such later time as is reasonably acceptable to the Administrative Agent). Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    the Type of the resulting Borrowing; and
(iv)    if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to Section 2.13, at the end of such Interest Period, such Borrowing shall be continued as a Term SOFR Borrowing for an Interest Period of one month’s duration. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower any of the application of this sentence (provided that no such notification shall be required in the case of an Event of Default under Section 7.01(f), or 7.01(g)), then, so long as such Event of Default exists, the Borrower may not elect an Interest Period for any Term SOFR Borrowing of more than one months’ duration.
SECTION 2.08.    Termination and Reduction of Commitments.
(a)    Unless previously terminated, (i) the Initial Term Commitments in effect on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date and (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date.
(b)    Upon delivery of the notice required by Section 2.08(c), the Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, in each case, such other amount as is reasonably acceptable to the Required Lenders) and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, (A) the amount of any Revolving Lender’s Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed such Revolving Lender’s Revolving Credit Commitment of such Class or (B) the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class.
(c)    The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce any Commitments under paragraph (b) of this Section 2.08 no later than 12:00 noon, New York City time, one Business Day prior to the effective date of such termination or reduction (or such later time to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice of revocation to the Administrative Agent on or prior to the specified effective date. Any termination or reduction of any Commitment pursuant to this Section 2.08 shall be permanent. Upon any optional reduction of the Commitments of any Class, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.
SECTION 2.09.    Repayment of Loans; Evidence of Debt.
(a)    (i)  The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent in U.S. Dollars, for the account of each Initial Term Lender, (A) on the last day of each March, June, September and December prior to the Initial Term Loan Maturity Date (commencing on the first such day to occur at least one full fiscal quarter after the Closing Date), in each case, in an amount equal to 0.25% of the original principal amount of the

Initial Term Loans made on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 and repurchase and assignments in accordance with Section 9.05(f) or increased as a result of any increase in the principal amount of the Initial Term Loans pursuant to Section 2.20(a)), and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together with, in each case, accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(ii)    The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization payments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 or repurchases and assignments in accordance with Section 9.05(f) or increased as a result of any increase in the principal amount of the Additional Term Loans of such Class pursuant to Section 2.20(a)).
(b)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each Initial Revolving Lender, the then outstanding principal amount of each Initial Revolving Loan made by such Lender to the Borrower on the Initial Revolving Credit Maturity Date and (ii) to the Administrative Agent, for the account of each Additional Revolving Lender, the then outstanding principal amount of each Additional Revolving Loan made by such Additional Revolving Lender to the Borrower on the Maturity Date applicable thereto.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided further that the Register shall govern in the event of any inconsistency between Register and any Lender’s records.
(f)    Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

SECTION 2.10.    Prepayment of Loans.
(a)    Optional Prepayments.
(i)    Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.10, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of any Class, in whole or in part, without premium or penalty (but subject to Sections 2.11(e) and 2.14(e)). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.
(ii)    Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.10, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, in whole or in part, without premium or penalty (subject to Section 2.14(e)). Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.
(iii)    The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.10(a) (A) in the case of any prepayment of a Term SOFR Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (B) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment (or, in each case such later time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any such notice may be conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering written notice of revocation to the Administrative Agent on or prior to the specified prepayment date. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02(c). Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to the Class of Term Loans specified in the applicable prepayment notice, and each such prepayment of Term Loans of such Class shall be applied against the remaining scheduled amortization payments due in respect of the Term Loans of such Class in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.
(b)    Mandatory Prepayments.
(i)    No later than the 10th Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on December 31, 2026, the Borrower shall prepay the outstanding principal amount of Term Loans, and accrued and unpaid interest thereon, in accordance with Section 2.10(b)(vii) in an aggregate amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, minus (B) at the option of the Borrower, the Excess Cash Flow Credits with respect to such Fiscal Year; provided that no prepayment under this Section 2.10(b)(i) shall be required unless the ECF Prepayment Amount would exceed the greater of (x) $8,900,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided further that if, at the time that any prepayment would be required under this Section 2.10(b)(i), the Borrower or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the ECF Prepayment Amount pursuant to the terms of such Other First Lien Indebtedness, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of such ECF Prepayment Amount allocated to the Other First Lien Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans in accordance with the terms hereof and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(i) shall be reduced accordingly; provided further that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such declination) be applied to prepay the Term Loans in accordance with the terms hereof.
(ii)    In the event that Holdings, the Borrower or any of its Restricted Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, in each case, with respect to any single Prepayment Asset Sale or Casualty/Condemnation Event (or series of related Prepayment Asset Sales or Casualty/Condemnation Events), in excess of the greater of (x) $8,900,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period, then the Borrower shall, not later than the 10th Business Day following receipt of such Net Proceeds (such Net Proceeds being referred to as the “Specified Net Proceeds”), apply 100% of the Specified Net Proceeds to prepay the outstanding principal amount of Term Loans, and accrued and unpaid interest thereon, in accordance with Section 2.10(b)(vii); provided that (A) if the Borrower and/or its Restricted Subsidiaries intend to reinvest any Specified Net Proceeds in the business of the Borrower or any of its Restricted Subsidiaries (other than Cash or Cash Equivalents, but including in the case of any Casualty/Condemnation Event, any repair or replacement of the relevant assets affected by such Casualty/Condemnation Event), then, so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists on the date such prepayment would otherwise have been required to be made (such date, the “Required Prepayment Date”), the Borrower shall not be required to make a prepayment under this Section 2.10(b)(ii) in respect of such Specified Net Proceeds; provided further that to the extent any such Specified Net Proceeds have not been so reinvested within 12 months following the Required Prepayment Date (or, if the Borrower or any of its Restricted Subsidiaries has committed (pursuant to a binding commitment) so to reinvest any such Specified Net Proceeds during such 12-month period and any such Specified Net Proceeds have not been so reinvested, within 180 days after the expiration of such 12-month period), the Borrower shall promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) prepay an outstanding principal amount of Term Loans, and accrued and unpaid interest thereon, in accordance with the terms hereof (but without giving effect to the reinvestment right set forth above) in an aggregate amount equal to the amount of such Specified Net Proceeds not so reinvested and (B) if at the time that any prepayment would be required under this Section 2.10(b)(ii), the Borrower or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the applicable Specified Net Proceeds pursuant to the terms of such Other First Lien

Indebtedness, then the Borrower may apply such portion of the applicable Specified Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of the applicable Specified Net Proceeds allocated to the Other First Lien Indebtedness shall not exceed the amount of the Specified Net Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Specified Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans in accordance with the terms hereof and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined portion of the applicable Specified Net Proceeds shall promptly (and in any event no later than the 10th Business Day after the date of such declination) be applied to prepay the Term Loans in accordance with the terms hereof.
(iii)    In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 2.20, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to refinance all or a portion of any Class of Term Loans, in each case to the extent required by the terms thereof to prepay such Term Loans), the Borrower shall, promptly upon (and in any event not later than two Business Days after) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans, and accrued and unpaid interest thereon, in accordance with clause (vii) of this Section 2.10(b).
(iv)    Notwithstanding anything in this Section 2.10(b) to the contrary:
(A)    the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary or the relevant Net Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be, in the good faith determination of the Borrower, prohibited or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (Holdings and the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by applicable law to permit such repatriation); it being understood that if the repatriation of the relevant affected Excess Cash Flow or Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Net Proceeds, as the case may be, and the repatriated Excess Cash Flow or Net Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Net Proceeds as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (A)); provided that the foregoing repatriation and prepayment requirements shall cease to apply 365 days after the end of the applicable Fiscal Year or the occurrence of the event giving rise to the relevant Net Proceeds; and
(B)    if the Borrower determines in good faith that the repatriation to the Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.10(b)(i) or 2.10(b)(ii) that are attributable to Foreign Subsidiaries would result in material and adverse Tax consequences (including any withholding Tax) to the Borrower and its Restricted Subsidiaries, taken as a whole (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation or other distribution or transfer) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(i) or 2.10(b)(ii), as applicable, shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Excess Cash Flow or the relevant Net Proceeds from the relevant Foreign Subsidiary would no longer have such material and adverse Tax consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation or other distribution or transfer), an amount equal to the Excess Cash Flow or the Net Proceeds, as applicable and to the extent available, not previously applied pursuant to this clause (B) shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (B)); provided that the foregoing prepayment requirement shall cease to apply 365 days after the end of the applicable Fiscal Year or the occurrence of the event giving rise to the relevant Net Proceeds.
(v)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment under Section 2.10(b)(i), 2.10(b)(ii) or 2.10(b)(iii) not later than 1:00 p.m., New York City time, three Business Days before the date of such prepayment (or such later time as shall be practicable under the circumstances); provided that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on or prior to the date on which such mandatory prepayment would otherwise be required to be made.
(vi)    In connection with any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to Section 2.10(b)(i) or 2.10(b)(ii), any Term Lender may elect, by written notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent (after consultation with the Borrower), prior to such mandatory prepayment to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case the Declined Proceeds will be retained by the Borrower. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any such mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.
(vii)    Except as otherwise provided in Section 2.10(b)(vi) or in any Refinancing Amendment, any Incremental Facility Amendment or any Extension/Modification Amendment, each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied ratably to each Class of Term Loans then outstanding, provided that any prepayment of Term Loans pursuant to Section 2.10(b)(iii) shall be applied to the applicable Class or Classes of Term Loans being refinanced. With respect to each Class of Term Loans, all prepayments under this Section 2.10(b) shall be applied against the remaining scheduled amortization payments due in respect of such Term Loans as directed by the Borrower or, in the absence of such direction, in direct order of maturity, and each such prepayment shall, except as otherwise provided pursuant to Section 2.10(b)(vi), be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. Any mandatory prepayment by the Borrower of the Term Loans of any Class pursuant to this Section 2.10(b) shall be applied on a pro rata basis to the then outstanding Term Loans of such Class, irrespective of whether such outstanding Term Loans are ABR Loans or Term SOFR Loans; provided that, in the case of a mandatory prepayment under Section 2.10(b)(iii) or, if no Lenders exercise the right to waive such mandatory prepayment pursuant to Section 2.10(b)(vi), any other clause of this Section 2.10(b), the amount of such mandatory prepayment shall be applied first to the then outstanding Term Loans of such Class that are ABR Loans and then to the then outstanding Term Loans of such Class that are Term SOFR Loans.
(viii)    Prepayments made under this Section 2.10(b) shall be (A) accompanied by accrued interest as required by Section 2.12 and (B)  subject to Sections 2.11(e) and 2.14(e), but shall otherwise be without premium or penalty.
SECTION 2.11.    Fees.
(a)    The Borrower agrees to pay (or cause to be paid) to the Administrative Agent, in U.S. Dollars, for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Revolving Credit Commitments of such Class on the average daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates. Commitment fees accrued pursuant to this Section 2.11(a) through and including the last day of each March, June, September and December (commencing with the first such day to occur after the Closing Date) shall be payable in arrears on such last day, and accrued commitment fees shall also be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate.
(b)    The Borrower agrees to pay (or cause to be paid) (i) to the Administrative Agent, in U.S. Dollars, for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which fee shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term SOFR Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof that is attributable to unreimbursed LC Disbursements and any portion thereof that is attributable to Letters of Credit that are cash collateralized or backstopped in accordance with this Agreement) attributable to its Revolving Credit Commitment of such Class, during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in U.S. Dollars, in respect of each Letter of Credit issued by such Issuing Bank, for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, which shall accrue at the rate separately agreed by such Issuing Bank and the Borrower of the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements and except to the extent such Letter of Credit is cash collateralized or backstopped in accordance with this Agreement), as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December (commencing with the first such day to occur after the Closing Date) shall be payable in arrears on such last day; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.
(c)    The Borrower agrees to pay (or cause to be paid) to the Administrative Agent, for its own account, the agency and annual administration fees described in the Agent Fee Letter. The Borrower further agrees to pay (or cause to be paid) to the Administrative Agent, for the account of the relevant Person, any other fees described in the Fee Letter.
(d)    All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.
(e)    In the event that, prior to the date that is twenty-four (24) months after the Closing Date, the Borrower (1) prepays any Initial Term Loan pursuant to Section 2.10(a) or (2) prepays or refinances any Initial Term Loans pursuant to Section 2.10(b)(ii) and/or Section 2.10(b)(iii) (it being understood and agreed for the avoidance of doubt that payments as a result of assignments made to Affiliated Lenders pursuant to Section 9.05, in each case, shall not be subject to this Section 2.11(e)), the Borrower shall pay (or cause to be paid) to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (the “Prepayment Premium”) (A) on or prior to the first anniversary of the Closing Date, a premium of 2.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid or replaced and (B) after the first anniversary of the Closing Date but on or prior to the date that is the second anniversary of the Closing Date, a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid or replaced; provided, that in no event shall such Prepayment Premium apply or be payable in connection with any prepayment, repayment, refinancing substitution, replacement, amendment, waiver or other modification in connection with a Qualifying IPO or a Change of Control. For the avoidance of doubt, no Prepayment Premium shall be payable hereunder in connection with any prepayment with respect to Initial Term Loans after the second anniversary of the Closing Date. Without limiting the generality of the foregoing, it is understood and agreed that if any Initial Term Loans are accelerated or otherwise become due and payable prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default under Sections 7.01(f) or 7.01(g) or any acceleration of the Loans (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a prepayment of such Initial Term Loans will also be due and payable as though such Loans were voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each such Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable on the outstanding principal amount of such Loans in the event the Obligations (and/or this Agreement or the notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM ON THE OUTSTANDING PRINCIPAL AMOUNT OF SUCH LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that: (A) the Prepayment Premium on the outstanding principal amount of the Initial Term Loans is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium on the outstanding principal amount of the Initial Term Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium on the outstanding principal amount of the Initial Term Loans, to such Lenders as herein described is a material inducement to the Lenders, as applicable, to make the Loans.
(f)    Unless otherwise indicated herein, all computations of accruing or accrued fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(g)    In the event that the Borrower or a Lender reasonably determine any Compliance Certificate delivered under Section 5.01(c) shall have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees with respect to Loans or Commitments of any Class at rates lower than those that were in fact applicable for any period, then, if such inaccuracy is discovered prior to the repayment in full of the principal of all Loans and the termination of all Commitments of such Class, (i) if the determination of such inaccuracy shall have been made by the Borrower, the Borrower shall, promptly after such determination, notify the Administrative Agent in writing thereof and (ii) the Borrower shall pay to the Administrative Agent, for distribution to the Lenders of such Class as their interests may appear, any additional interest or fees that should have been paid but were not paid as a result of such inaccuracy, such payment to be made promptly upon (and in no event later than two Business Days after) the determination of the actual amount of such additional interest or fees.  Notwithstanding anything to the contrary in this Agreement, any such additional interest or fees hereunder shall not be due and payable until they are due and payable pursuant to this Section 2.11(g) and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not, in itself, constitute a Default (whether retroactively or otherwise) (provided, for the avoidance of doubt, that this clause shall not apply to nonpayment of amounts when due pursuant to clause (ii) of the immediately preceding sentence, which shall constitute a Default).

SECTION 2.12.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    [Reserved].
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan, any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.12 or in Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section 2.12; provided that no amount shall accrue pursuant to this Section 2.12(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.
(e)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) on the Maturity Date applicable to such Loan and (iii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class, as applicable; provided that (A) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion or continuation of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation. All interest shall be payable in U.S. Dollars.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Term SOFR or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
SECTION 2.13.    Alternate Rate of Interest.
(a)    Subject to Section 2.13(b), (i) if the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Borrowing that adequate and reasonable means do not exist for ascertaining the Term SOFR for such Interest Period (including because the Term SOFR Reference Rate is not available or published on a current basis) or (ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Term SFOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof (which may be by telephone) to the Borrower and the Lenders as promptly as practicable thereafter and, until (A) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, and (B) the Borrower delivers a new Interest Election Request in accordance with Section 2.07 or a new Borrowing Request in accordance with Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing for such Interest Period and any Borrowing Request that requests a Term SOFR Borrowing for such Interest Period shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable for an ABR Borrowing. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to the Term SOFR, then until (1) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect thereto, and (2) the Borrower delivers a new Interest Election Request in accordance with Section 2.07 or a new Borrowing Request in accordance with Section 2.03, any affected Term SOFR Loan shall, on the last day of the then existing Interest Period applicable to such Loan, convert to, and shall constitute, an ABR Loan.
(b)    (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event has occurred in respect of any setting of the then-current Benchmark, then the Required Lenders and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (b)(iv) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(b).
(iv)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of any affected Term SOFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period and, failing that the Borrower will be deemed to have converted such request into a request for a borrowing of or conversion to an ABR Borrowing. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR, then, until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13(b), any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan convert to, and shall constitute, an ABR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
SECTION 2.14.    Increased Costs; Break Funding Payments.
(a)    If any Change in Law:
(i)    imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;
(ii)    subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    imposes on any Lender or Issuing Bank or the market for secured overnight financing rates any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Term SOFR Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.14, the Borrower will pay (or cause to be paid) to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (A) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (B) such Lender invokes Section 2.18.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity) in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.14, the Borrower will pay (or cause to be paid) to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that the Borrower shall not be liable for such compensation if (i) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (ii) such Lender invokes Section 2.18.
(c)    Any Lender or Issuing Bank requesting compensation under paragraph (a) or (b) of this Section 2.14 shall be required to deliver a certificate to the Borrower that sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.14, , which certificate shall be conclusive absent manifest error. The Borrower shall pay (or cause to be paid) to such Lender or Issuing Bank the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate any Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Break Funding Payments. In the event of (i) the payment or prepayment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (ii) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (iv) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding loss of profits). Such loss, cost or expense to any Lender shall be limited to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Term SOFR Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Term SOFR Loan (and without taking into account the Applicable Rate) for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the Adjusted Term SOFR that would have been applicable to such Loan (and without taking into account the Applicable Rate), for an Interest Period commencing on the date of such event and ending at or as nearly as possible to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the period that would have been the Interest Period for such Loan). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.15.    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the Borrower or other Loan Party shall be increased as necessary so that after all such required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)    The Borrower and other Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any such Other Taxes (in each case, without duplication of any amounts paid under Section 2.15(a)) to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower and other Loan Parties shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof, within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), or required to be withheld and deducted from any payment to the Administrative Agent or such Lender, as the case may be, and any interest, or penalties, other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower or other Loan Party to the extent required under Section 2.15(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or other Loan Party or in the Administrative Agent’s or such Lender’s, as applicable, reasonable judgment be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.15(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.15, the Borrower and other Loan Parties shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.15 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that neither the Borrower nor any other Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of any Taxes pursuant to this Section 2.15 by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.
(f)    (i)  Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative

Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(ii)(A), 2.15(f)(ii)(B) and 2.15(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.15(f).
(ii)    Without limiting the generality of the foregoing,
(A)    each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of signed IRS Form W-9 (or any successor form) certifying that such Lender is not subject to U.S. federal backup withholding Tax;
(B)    each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two copies of signed IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form), establishing any available exemption from, or reduction of, U.S. federal withholding Tax;
(2)    two copies of signed IRS Form W-8ECI (or any successor form);
(3)    in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two copies of a signed certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code(a “U.S. Tax Compliance Certificate”) and (y) two copies of signed IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent any Foreign Lender is not the beneficial owner, two copies of signed IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct or indirect partner(s);

(C)    each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of any other signed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any documentation (including any specific documentation required above in this Section 2.15(f)) it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
Notwithstanding anything to the contrary in this Section 2.15(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.
(g)    If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes as to which it has been indemnified by the Borrower or any other Loan Party or with respect to which the Borrower or other Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower or other Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other Loan Party under this Section 2.15 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or other Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or other Loan Party pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower or any other Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.15 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or other Loan Party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Administrative Agent Documentation. On or before the Closing Date, the Administrative Agent shall (and any successor or replacement Administrative Agent shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Borrower two duly signed copies of either (i) IRS Form W-9 (or any successor form) or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, IRS Form W-8ECI or W-8BEN-E (or any successor form) (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (or any successor form) (for all other payments), certifying that it either is (x) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, or (y) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations). Notwithstanding any other provision of this paragraph, the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a change in law.
(j)    Definition of Lender. The term “Lender” shall, for all purposes of this Section 2.15, include any Issuing Bank.
SECTION 2.16.    Payments Generally; Allocation of Proceeds; Sharing of Payments.
(a)    Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that any payment made pursuant to Section 2.14, 2.15 or 9.03 shall be made directly to the Person or Persons entitled thereto and any payment required to be made directly to any Issuing Bank shall be so made. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole unit of U.S. Dollars. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the date and time required if the

Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral and any proceeds realized with respect to any Loan Guaranties received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrower or any other Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to any Issuing Bank or Lender from the Borrower constituting Secured Obligations, third, on a pro rata basis, to pay interest and fees due and payable in respect of the Loans and any other Secured Obligations owed to the Secured Parties on the date of any such distribution, fourth, on a pro rata basis, to (i) payment of the portion of the Obligations constituting LC Exposure (including to Cash collateralize that portion of LC Exposure comprised of the Outstanding Amount of undrawn Letters of Credit), (ii) payment of the portion of the Obligations constituting unpaid principal on the Loans, (iii) payment of breakage, termination and other amounts then due and owing in respect of any Secured Hedging Obligations or Banking Services Obligations in an aggregate amount not to exceed $10,000,000 and (iv) payment of any other Secured Obligation (other than any Secured Hedging Obligations or Banking Services Obligations) due to any Secured Party, fifth, on a pro rata basis, to payment of any other Secured Obligations, sixth, as provided in each applicable Intercreditor Agreement and seventh, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct. Notwithstanding the foregoing, no amount received from any Guarantor shall be applied pursuant to this Section 2.16(b) to any Excluded Swap Obligation of such Guarantor.
(c)    If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class or participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of the other Lenders or sub-participations in LC Disbursements of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of each applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16(c) shall not apply to (A) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as amended, restated, supplemented or otherwise modified from time to time), including any payment made or deemed made in connection with Sections 1.08, 2.06(b), 2.16(b), 2.17(b), 2.18, 2.19, 2.20, 2.21, 9.02(c) and/or 9.05, or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or any of its participations in LC Disbursements to any permitted assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrower with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.16(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.16(c) shall, from and after the date of such purchase, have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (c) of the definition of “Excluded Taxes”, any Lender that acquires a participation pursuant to this Section 2.16(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.
(d)    Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may, but shall not be required to, assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then the applicable Lender or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the NYFRB Rate.
SECTION 2.17.    Mitigation Obligations; Replacement of Lenders.
(a)    If (i) any Lender or Issuing Bank requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.18 or (iii) the Borrower or any other Loan Party is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.15, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans or Letters of Credit hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as applicable, in the future or mitigate the impact of Section 2.18, as the case may be, and (B) would not subject such Lender or Issuing Bank to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect.
(b)    If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.18, (iii) the Borrower or any other Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iv) any Lender is a Defaulting Lender, (v) in connection with any Extension/Modification Offer with respect to any Class, any Lender is a Non-Extending/Modifying Lender, (vi) any Lender (or any Participant in respect of any Lender) is a Disqualified Institution (solely for this purpose, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein)

subject to the assignment and delegation pursuant to this paragraph (b)) or (vii) in connection with any proposed amendment, waiver, consent or other modification requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly and adversely affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which the consent of the Required Lenders or the Required Revolving Lenders (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50% of the sum of the total Outstanding Amount of Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender does not provide its consent thereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay (or cause to be repaid) all the outstanding Loans of such Lender and, if applicable, funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (or terminate the Commitment of such Lender of the applicable Class or Classes and repay (or cause to be paid or repaid) all the outstanding Loans of such Lender of the applicable Class or Classes and, if applicable, funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), in each case, without any obligation to terminate any Commitment or pay or prepay (or cause to be paid or prepaid) any Loan or any other amount of any other Lender, provided that if, after giving effect such termination and repayment, (x) the amount of any Revolving Lender’s Revolving Credit Exposure attributable to the Revolving Credit Commitments of any Class exceeds such Revolving Lender’s Revolving Credit Commitment of such Class then in effect or (y) the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class (and, if no Revolving Borrowings of such Class are outstanding, the Borrower shall deposit (or cause to be deposited) Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes), other than its existing rights to payment pursuant to Section 2.14 or 2.15, to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and delegation); provided that (1) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), (2) in the case of any assignment and delegation resulting from a claim for compensation under Section 2.14 or payment required to be made pursuant to Section 2.15, such assignment and delegation would result in a reduction in such compensation or payment and (3) such assignment and delegation does not conflict with applicable law. No Lender (other than a Defaulting Lender or a Disqualified Institution) shall be required to make any such assignment and delegation, and the Borrower may not repay (or cause to be repaid) the Obligations of such Lender or terminate its Commitments, in each case, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.17(b) or Section 9.05(e)(ii), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and delegation and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that, notwithstanding anything to the contrary in Section 9.05, the failure of such Lender to execute an Assignment Agreement or deliver any such Promissory Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.17(b) or Section 9.05(e)(ii).
SECTION 2.18.    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR, or to determine or charge interest rates based upon the Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), in the case of Term SOFR Loans, prepay or convert, as elected by the Borrower, all of such Lender’s Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR (which notice such Lender agrees to give promptly). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.
SECTION 2.19.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fee shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)    the Commitments, Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each directly and adversely affected Lender, the Required Lenders, the Required Revolving Lenders or such other number or percentage of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, to the extent provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby;
(c)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amount owing to the non-Defaulting Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amount owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of and LC Disbursements owed to all Non-Defaulting Revolving Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of or LC Disbursements owed to such Defaulting Lender until such time as all Revolving Loans are held by the Revolving Lenders in accordance with their Applicable Percentages of the applicable Class and funded and unfunded participations are held in accordance with their Applicable Revolving Credit Percentages, in each case, without giving effect to Section 2.19(d); it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(d)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective

Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all Non-Defaulting Revolving Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any Non-Defaulting Revolving Lender that is attributable to its Revolving Credit Commitment of any Class does not exceed such Non-Defaulting Revolving Lender’s Revolving Credit Commitment of such Class;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, within two Business Days following notice by the Administrative Agent or the relevant Issuing Bank, the Borrower shall cash collateralize (or cause to be cash collateralized) for the benefit of the relevant Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the second parenthetical in clause (i) above) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)    if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of any Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender (if a Revolving Lender) is a Defaulting Lender, no Issuing Bank shall be required to issue or increase any Letter of Credit unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders and/or that the related exposure has been cash collateralized in accordance with Section 2.19(d) to its satisfaction, and participating interests in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).
In the event that each of the Administrative Agent, the Borrower and, in the case of a Defaulting Lender that is a Revolving Lender, the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then any such Defaulting Lender shall cease to be such and, if such Defaulting Lender is a Revolving Lender, the Applicable Revolving Credit Percentages of the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class and such of the funded participations in LC Disbursements of the other Revolving Lenders as the Administrative Agent determines is necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage of the applicable Class and such participations in accordance with its Applicable Revolving Credit Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.19 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
SECTION 2.20.    Incremental Credit Extensions.
(a)    The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities (which may take the form of delayed draw term facilities) (each, an “Incremental Term Facility” and the loans thereunder, “Incremental Term Loans”), (ii) add one or more new Classes of incremental revolving facilities (each, an “Incremental Revolving Facility” and the loans thereunder, “Incremental Revolving Loans”) and/or (iii) increase the aggregate amount of the Term Loans or Term Commitment of any existing Class and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such increase, an “Incremental Increase” and, together with any Incremental Term Facility and any Incremental Revolving Facility, collectively, the “Incremental Facilities”; and the loans thereunder, together with any Incremental Term Loans and Incremental Revolving Loans, collectively, “Incremental Loans”); provided that (x) the aggregate amount of all Incremental Facilities established at any time shall not exceed the Incremental Cap as of such time and (y) the aggregate amount of Incremental Revolving Facilities and Incremental Increases with respect to Revolving Credit Commitments established during the term of this Agreement shall not exceed $10,000,000; provided further that:
(i)    no Incremental Term Facility may be in an aggregate principal amount that is less than $1,000,000 (or such lesser amount as shall be the remaining amount of the Incremental Cap);
(ii)    except as the Borrower and such Lender may separately agree, no Lender shall be obligated to provide any Incremental Facility, and the determination to provide any Incremental Facility shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to provide any Incremental Facility);
(iii)    no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender, other than in its capacity, if any, as an Incremental Lender providing all or part of such Incremental Facility or Incremental Loan;
(iv)    in the case of an Incremental Increase, the terms of such Incremental Increase (other than to the extent not affecting fungibility for Tax purposes, original issue discount and upfront fees and scheduled amortization) shall be the same as the terms of the applicable Class of

Term Loans, Term Commitments or Revolving Credit Commitments subject to such Incremental Increase;
(v)    the pricing, interest rate margins, funding discounts, fees, premiums, rate floors and other components of yield (and any “MFN” terms) applicable to any Incremental Facility shall be determined by the Borrower and the Incremental Lenders providing such Incremental Facility; provided that, in the case of any Incremental Term Loans the Effective Yield (determined on the date of the incurrence of such Incremental Term Loans) applicable to such Incremental Term Loans may not be more than 0.50% higher than the Effective Yield (determined on such date but prior to any adjustment thereto pursuant to this clause (v)) applicable to the Initial Term Loans that will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof unless the Effective Yield (and/or, as provided in the proviso below, the Alternate Base Rate floor or Term SOFR floor) with respect to such Initial Term Loans is adjusted (in such manner as shall be determined by the Borrower in its sole discretion, including through the payment of fees to the Initial Term Lenders) to be equal to the Effective Yield with respect to such Incremental Term Loans minus 0.50%; provided further that any required increase in Effective Yield applicable to the Initial Term Loans due to the application or imposition of any “Term SOFR” interest rate floor on such Incremental Term Loans may, at the election of the Borrower, be effected through an increase in the Term SOFR floor (and the corresponding adjustment to the Alternate Base Rate floor) applicable to the Initial Term Loans;
(vi)     (A) if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof, then the Maturity Date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date; and (B) if the Initial Revolving Credit Commitments will remain in effect after giving effect to the establishment of any Incremental Revolving Facility, then such Incremental Revolving Facility may not have a Maturity Date earlier than (or require scheduled mandatory commitment reductions prior to) the Initial Revolving Credit Maturity Date;
(vii)    if any Initial Term Loans will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof, then the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of incurrence of such Incremental Term Loans;
(viii)    (A) any Incremental Facility shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans, (B) no Incremental Facility may be (x) guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral and (C) each Incremental Facility should be documented under this Agreement and the applicable Incremental Facility Amendment;
(ix)    any Incremental Term Loans may participate in any existing mandatory prepayment under Section 2.10(b) on a pro rata basis (or on a less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the first parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(x)    the proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes, including for capital expenditures, acquisitions, Investments, Restricted Payments and any other purposes not prohibited by the terms of the Loan Documents;
(xi)    on the date of the borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Term Loans (or on the date of the release from escrow of the proceeds of any Incremental Loans that, upon the release of such proceeds, will be of the same Class as any then-existing Class of Term Loans), and notwithstanding anything to the contrary set forth in Section 2.07 or 2.12, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, if applicable, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Incremental Lender providing such Incremental Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xi) may result in such Incremental Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term SOFR Loans of the relevant Class and which end on the last day of such Interest Period;
(xii)    subject to the foregoing terms of this Section 2.20(a), any Incremental Term Facility or Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing such Incremental Term Facility or Incremental Revolving Facility; provided that except with respect to the currency, pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments (including restrictions on prepayments) and except as otherwise permitted herein, the terms of any Incremental Term Facility or Incremental Revolving Facility, if not substantially consistent with the terms of any Class of Term Loans or Revolving Credit Commitments, as applicable, outstanding or in effect (determined after giving effect to any repayment or prepayment of Loans and termination of Commitments on such date) on the date of the effectiveness of such Incremental Term Facility or Incremental Revolving Facility, as applicable, shall be reasonably satisfactory to the Required Lenders (it being agreed that any terms contained in such Incremental Facility that are (A) applicable only after the then-existing Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable, and/or (B) more favorable to the Incremental Lenders of such Incremental Facility than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, and are then conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, pursuant to the applicable Incremental Facility Amendment, shall be deemed satisfactory to the Required Lenders); and
(xiii)    subject to Section 1.09, (A) no Event of Default shall exist on the date any Incremental Facility is established and (B) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on the date any Incremental Facility is established, provided that to the extent that any representation and warranty expressly relates to an earlier date, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(b)    Incremental Facilities may be provided by any existing Lender or by any other Eligible Assignee (each, an “Incremental Lender”); provided that, in the case of any Incremental Revolving Facility and any Incremental Increase with respect to any Revolving Credit Commitments, the Administrative Agent and each Issuing Bank shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of such Incremental Revolving Facility or Incremental Increase solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Incremental Lender; provided further that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(f), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations have been acquired by such Incremental Lender by way of assignment.
(c)    On the effective date of any Incremental Facility, each Incremental Lender that is not then a Lender shall become a Lender for all purposes in connection with this Agreement.
(d)    As conditions precedent either to the effectiveness of any Incremental Facility or to the making of any Incremental Loans (as set forth in the applicable Incremental Facility Amendment), (i) the Administrative Agent shall be entitled to receive such customary reaffirmation agreements and customary supplements and/or amendments to the Collateral Documents and/or the Guaranty Agreement as it shall reasonably request (based on instructions from the Required Lenders), (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably request from such Incremental Lender and (iii) in the case of the making of any Incremental Loans under an Incremental Term Facility or an Incremental Increase with respect to any existing Class of Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).
(e)    Upon the effectiveness of an Incremental Increase with respect to any Revolving Credit Commitments pursuant to this Section 2.20, (i) each Revolving Lender immediately prior to such Incremental Increase will automatically and without further act be deemed to have assigned to each relevant Incremental Lender, and each relevant Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each such Incremental Lender) participations hereunder in Letters of Credit shall be held pro rata on the basis of their respective Applicable Revolving Credit Percentages (determined after giving effect to such Incremental Increase) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Increase), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Increase) shall purchase such Revolving Loans, in each case, to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Applicable Percentages of such Class (after giving effect to any such Incremental Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph (e).
(f)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.20, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.20. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Incremental Facility Amendment, will not be unreasonably withheld, delayed or conditioned.
(g)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, including, without limitation, in the definition of “Required Lenders”, other than with respect to amendments and waivers to any conditions precedent in respect of any applicable incremental delayed draw term loan commitments, prior to the time that any such incremental delayed draw term loan commitments are funded, any such incremental delayed draw term loan commitments that have not yet funded shall not be included in the determination of Required Lenders.
(h)    This Section 2.20 shall supersede any provision in Section 2.16 to the contrary. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, there shall only be one Revolving Facility outstanding at any time.
SECTION 2.21.    Extensions and Modifications.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension/Modification Offer”) made from time to time by the Borrower to all Lenders holding Loans or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Loans or Commitments of such Class) and on the terms offered on the same basis to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension/Modification Offer (any Lender that does not accept the terms contained in any such Extension/Modification Offer, a “Non-Extending/Modifying Lender”) to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise to modify the terms of all or a portion of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension/Modification Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension/Modification”); it being understood that any Extended/Modified Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended/Modified Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted; provided that the following terms are satisfied:
(i)    except as to (A) pricing, interest rate, margins, funding discounts, fees, premiums, rate floors and other components of yield (and any “MFN” terms), scheduled final maturity, commitment reductions, required prepayments and participation in prepayments (which shall, subject to clause (iii) below, be determined by the Borrower and any Lender that agrees to an Extension/Modification of its Revolving Credit Commitments and set forth in the relevant Extension/Modification Amendment), (B) terms applicable to such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans (each as defined below) that are more favorable to the Lenders holding such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans than those applicable to any then-existing Class of Revolving Credit Commitments and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to the applicable Extension/Modification Amendment, and (C) any covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of effectiveness of such Extension/

Modification), the Revolving Credit Commitment of any Lender that agrees to such Extension/Modification Offer with respect to such Commitment (an “Extended/Modified Revolving Credit Commitment”; and the Loans thereunder, “Extended/Modified Revolving Loans”), and the related outstandings, shall have terms substantially consistent with (or terms not less favorable, when taken as a whole, to existing Revolving Lenders of such Class than) the terms of the Class of Revolving Credit Commitments subject to the relevant Extension/Modification Offer (and related outstandings);
(ii)    except as to (A) pricing, interest rate, margins, funding discounts, fees, premiums, rate floors and other components of yield (and any “MFN” terms), amortization, final maturity date, required prepayments and participation in prepayments (which shall, subject to clauses (iii), (iv) and (v) below, be determined by the Borrower and any Lender that agrees to an Extension/Modification of its Term Loans and set forth in the relevant Extension/Modification Amendment), (B) terms applicable to such Extended/Modified Term Loans (as defined below) that are more favorable to the Lenders of such Extended/Modified Term Loans than those applicable to any then-existing Class of Term Facilities and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders pursuant to the applicable Extension/Modification Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Term Loans of any Lender that are extended or otherwise modified pursuant to any Extension/Modification (any such Term Loans, the “Extended/Modified Term Loans”) shall have terms substantially consistent with (or terms not less favorable, when taken as a whole, to existing Lenders than) the terms of the Class of Term Loans subject to the relevant Extension/Modification Offer;
(iii)    (A) the Maturity Date of any Extended/Modified Term Loans may be no earlier than the Maturity Date of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification and (B) no Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans may have the Maturity Date earlier than (or require commitment reductions prior to) the Maturity Date of the Revolving Facility subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;
(iv)    the Weighted Average Life to Maturity of any Extended/Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;
(v)    any Extended/Modified Term Loans may participate in any existing mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the first parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;
(vi)    if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension/Modification Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by the Borrower pursuant to such Extension/Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension/Modification Offer;
(vii)    any Extension/Modification must be in a minimum amount of $1,000,000; and
(viii)    no Extension/Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, without giving effect to such Extension/Modification).
(b)    (i) No Extension/Modification consummated in reliance on this Section 2.21 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.10 or 2.11(e), (ii) the scheduled amortization payments (insofar as such Extension/Modification affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to any Extension/Modification of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Extension/Modification Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension/Modification Condition”) to the consummation of any Extension/Modification that a minimum amount (to be specified in the relevant Extension/Modification Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension/Modification Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended/Modified Term Loans and/or Extended/Modified Revolving Credit Commitments on such terms as may be set forth in the relevant Extension/Modification Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.09, 2.10 and/or 2.16) or any other Loan Document that may otherwise prohibit any such Extension/Modification or any other transaction contemplated by this Section 2.21.
(c)    Subject to any consent required under Section 2.21(a)(vii) or 2.21(a)(viii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension/Modification, other than the consent of each Lender agreeing to such Extension/Modification with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended/Modified Term Loans and Extended/Modified Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed by the Guarantors on a pari passu basis with all other Credit Facilities.
(d)    In connection with any Extension/Modification, the Borrower shall provide the Administrative Agent at least seven Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension/Modification), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.
(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension/Modification Amendment and/or any amendment to this Agreement or any other Loan

Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.21, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.21. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension/Modification Amendment, will not be unreasonably withheld, delayed or conditioned.
(f)    This Section 2.21 shall supersede any provision in Sections 2.16 or 9.02 to the contrary. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, there shall only be one Revolving Facility outstanding at any time.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
On the Closing Date and on the dates and to the extent required pursuant to Section 4.01 or 4.02, as applicable, Holdings and the Borrower hereby represent and warrant to the Lenders that:
SECTION 3.01.    Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case of each clause above (other than clause (a)(i) with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02.    Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to the Legal Reservations.
SECTION 3.03.    Governmental Approvals; No Conflicts. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and for any other filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) such Loan Party’s Organizational Documents or (ii) any law applicable to such Loan Party, which violation, in the case of this clause (b)(ii), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party, which violation or default, in the case of this clause (c), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.04.    Financial Condition; No Material Adverse Effect.
(a)     Each of (i) the audited consolidated financial statements of PM Holdings and its subsidiaries (as defined in the Acquisition Agreement) as of and for the fiscal years ended December 31, 2023 and December 31, 2024 and (ii) the unaudited consolidated financial statements of PM Holdings and its subsidiaries (as defined in the Acquisition Agreement) as of June 30, 2025 and the related unaudited consolidated statements of comprehensive income, changes in members’ equity and cash flows for the six-month period then ended, copies of which have been made available to the Lenders prior to the Closing Date, fairly present the consolidated financial position of the Borrower and its subsidiaries as at such dates and the consolidated results of the operations and cash flows of the Borrower and its subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied (in the case of clause (ii) above, subject to absence of footnotes and changes resulting from audit and normal year-end adjustments).
(b)    Since June 30, 2025, there have been no events, developments or circumstances that have had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.05.    Properties.
(a)    As of the Closing Date, no Material Real Estate Asset is owned in fee simple by any Loan Party.
(b)    The Borrower and its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other property interests in, all of their Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties or assets for their intended purpose or (ii) where the failure to have such title, rights or interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All such properties and assets are free and clear of Liens other than Permitted Liens.
(c)    The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any of such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against Holdings, the Borrower or any of their Restricted Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) none of Holdings, the Borrower or any of their Restricted Subsidiaries is subject to any pending, or to the knowledge of the Borrower, threatened in writing Environmental Claim against, or knows of any basis for any Environmental Liability of, Holdings, the Borrower or any of their Restricted Subsidiaries and (ii) none of Holdings, the Borrower nor or of their Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.
(c)    Neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07.    Compliance with Laws. Each of Holdings, the Borrower and their Restricted Subsidiaries is in compliance with all laws applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. No Loan Party is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.
SECTION 3.09.    Taxes. Each of Holdings, the Borrower and their Restricted Subsidiaries has timely filed or caused to be filed all U.S. federal income Tax returns and all other Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes reported as due and payable on such Tax returns and reports and all other Taxes required to have been paid by it or with respect to any of its properties or assets or any of its income or businesses or franchises that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA.
(a)    Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable law, except, in each case, where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    Disclosure.
(a)    As of the Closing Date, and with respect to information relating to Holdings, the Borrower and its subsidiaries provided on or prior to the Closing Date, to the knowledge of the Borrower, all written information (other than (i) the Projections, forecasts, financial estimates, other forward-looking information and/or projected information, (ii) information of a general economic or industry-specific nature and/or (iii) third party reports and/or memoranda; it being understood that third party reports and/or memoranda shall not be deemed to include written information (other than of the type described in clause (i) or (ii) above) on which such third party reports and/or memoranda are based to the extent such written information has been otherwise made available to the Arrangers, any Lender or the Administrative Agent) concerning Holdings, the Borrower, and its subsidiaries that was prepared by or on behalf of Holdings, the Borrower or their respective representatives and made available to the Arrangers, any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date).
(b)    The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished to the Arranges, any Lender or the Administrative Agent (it being recognized that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s and/or the Sponsor’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).
SECTION 3.12.    Solvency. As of the Closing Date (immediately after giving effect to the Transactions), (a) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date and (c) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of the foregoing, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
SECTION 3.13.    Subsidiaries. Schedule 3.13 sets forth, as of the Closing Date, a correct and complete list of the legal name of Holdings and each subsidiary of Holdings, the type of entity and the jurisdiction of organization thereof and, in the case of subsidiaries, the ownership interest therein held by Holdings or its other subsidiaries.
SECTION 3.14.    Security Interest in Collateral. Subject to the Certain Funds Provisions (as defined in the Commitment Letter), the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral expressed to be subject thereto in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens shall constitute perfected Liens (subject to Permitted Liens and with the priority that such Liens are expressed to have under the relevant Collateral Documents) on such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case, as and to the extent set forth therein.
SECTION 3.15.    Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit has been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

SECTION 3.16.    Sanctions and Anti-Corruption Laws.
(a)    None of Holdings, the Borrower or any of their respective subsidiaries, or any director or officer of any of the foregoing or, to the knowledge of the Borrower, any employee of, or any agent acting on behalf of, any of the foregoing is a Sanctioned Person.
(b)    Holdings, the Borrower and their respective subsidiaries will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Loan or any Letter of Credit or otherwise make available such proceeds to any Person (i) for the purpose of financing the activities of any Sanctioned Person or in any Sanctioned Country, except to the extent permissible for a Person required to comply with applicable Sanctions, or (ii) in any other manner that would constitute or give rise to a violation of applicable Sanctions by any party hereto.
(c)    Holdings, the Borrower and their respective subsidiaries are in compliance, in all material respects, with applicable Sanctions and applicable Anti-Money Laundering Laws.
(d)    (i) Except to the extent that the relevant violation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of their respective subsidiaries, nor, to the knowledge of the Borrower, any director, officer, any agent (solely to the extent acting in its capacity as an agent for Holdings, the Borrower or any of their respective subsidiaries) or employee of Holdings, the Borrower or any of their respective subsidiaries, has taken any action, directly or indirectly, that would constitute or give rise to a violation by any such Person of applicable Anti-Corruption Laws and (ii) Holdings, the Borrower and their respective subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or any Letter of Credit for any payments to any governmental official or employee, political party, official of a political party, candidate for public office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage in violation of any applicable Anti-Corruption Laws, or otherwise in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.
(e)    The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Holdings, the Borrower and their respective subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws and applicable Sanctions.
(f)    Anti-Boycott Provisions:
(i)    The representations and undertakings contained in this Section 3.16 (the “Sanctions Provisions”) are not being made by any Loan Party if and to the extent such representations or undertakings would result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung – AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG) and/or any other applicable anti-boycott laws or regulations (together the “Anti-Boycott Regulations”).
(ii)    In relation to each Lender that notifies the Administrative Agent to this effect (each a “Restricted Lender”), the Sanctions Provisions shall only apply for the benefit of that

Restricted Lender to the extent that it would not result in any violation of, conflict with or give rise to liability under any Anti-Boycott Regulations.
(iii)    In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Lender does not have the benefit pursuant to paragraph (ii) above, the Term Commitments of that Lender will be excluded for the purpose of determining whether the consent of the Required Lenders (or any other applicable consent threshold) has been obtained or whether the determination or direction by the Required Lenders (or any other applicable consent threshold required to make the relevant determination or direction) has been made.
SECTION 3.17.    Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any of their Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, overtly threatened.
SECTION 3.18.    Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and/or any comparable term under and as defined in the documentation governing any Restricted Debt that is Junior Lien Indebtedness or Subordinated Indebtedness.
SECTION 3.19.    Tax Structuring. None of Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender has provided any Tax advice or Tax structuring advice to any Tax Affiliate in connection with the Transactions or any other transactions contemplated in connection with this Agreement, the other Loan Documents or the Acquisition Agreement.
ARTICLE 4
CONDITIONS
SECTION 4.01.    Closing Date. The obligations of each Initial Term Lender to make the Initial Term Loans, obligations of each Initial Revolving Lender to make Initial Revolving Loans and obligations of any Issuing Bank to issue Letters of Credit, in each case, on the Closing Date is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02), subject in each case to the Certain Funds Provisions:
(a)    Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each of Holdings and the Borrower, a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Arrangers (which may include a copy transmitted by email or other electronic means) that such Loan Party has signed a counterpart) of this Agreement (together with all Schedules and Exhibits hereto attached, in each case, in form and substance substantially consistent with the Schedules and Exhibits previously delivered in respect of the Existing Credit Agreement after taking into account the Transactions or reasonably satisfactory to the Arrangers), (ii) from Holdings, Merger Sub and the Company and each of its subsidiaries that is not an Excluded Subsidiary a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Arrangers (which may include a copy transmitted by email or other electronic means that such Loan Party has signed a counterpart) of the Security Agreement, the Intellectual Property Security Agreement, the Guaranty Agreement and the Intercompany Note, in each case signed on behalf of such Person, (iii) from Holdings and the Borrower, a completed Perfection Certificate, dated the Closing Date and executed by a Responsible Officer thereof, and (iv) from the Borrower, a Borrowing Request as required by Section 2.03, in each case under clauses (ii) through (iv) above, which Loan Documents or other documents or instruments shall be in form and substance substantially consistent with the corresponding Loan Documents and other documents and instruments previously delivered in respect of the Existing Credit Agreement or reasonably satisfactory to the Arrangers; provided, (x) all signature pages of any Loan Party other than Holdings and the Merger Sub shall be released substantially concurrently with the closing of the Acquisition (and not as a condition precedent hereto) and (y) it is understood and agreed that all such documents required by this clause (a) (including this Agreement) shall contain (1) modifications in order to reflect the current legal policies of the Administrative Agent, (2) modifications to all Administrative Agent consent and other discretionary rights in a manner consistent with the treatment of Administrative Agent’s consent and other discretionary rights as set forth in this Agreement, and (3) the operational, agency, assignment, mechanical and related provisions that are customarily included in current credit agreements with respect to which Administrative Agent acts as administrative agent (to the extent differing from this Agreement or the Existing Credit Agreement and all related instruments and agreements delivered in respect thereof); provided that, notwithstanding anything to the contrary in clauses (1) through (3) above, no such modifications or other provisions shall change any of the terms of this Section 4.01 or otherwise expand any of the conditions set forth herein.
(b)    Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks on the Closing Date, a customary written opinion of (i) Latham & Watkins LLP, in its capacity as special New York counsel for Holdings and the Borrower and (ii) Greenberg Traurig, LLP, in its capacity as special Arizona counsel for the Borrower, in each case, dated the Closing Date and addressed to the Administrative Agent, the Lenders and the Issuing Banks and with respect to the Loan Documents executed on the Closing Date.
(c)    Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof (or, in the case of the Company or any of its subsidiaries, of an individual that will become such upon the consummation of the Closing Date Merger), in each case, in form and substance substantially consistent with the corresponding certificate previously delivered in respect of the Existing Credit Agreement or reasonably satisfactory to the Arrangers, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization or other comparable Organizational Document of such Loan Party, certified by the relevant authority of its jurisdiction of organization, (2) the certificate or articles of incorporation, formation or organization or other comparable Organizational Document of such Loan Party attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, as applicable, together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement, as applicable, are in full force and effect as of the Closing Date (which shall, in the case of any Loan Party (other than Holdings) that is not a corporation, include in such operating, management, partnership or similar agreement of such Loan Party a customary “pledge insert” in form and substance substantially consistent with the “pledge inserts” used in connection with the Existing Credit Agreement or otherwise reasonably satisfactory to each Arranger) and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party who are authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date (it being understood and agreed that, in respect of the Company and its subsidiaries, the foregoing certifications, attachments and incumbency shall be after giving effect to the consummation of the Closing Date Merger) and (ii) a good standing (or equivalent) certificate for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction) dated as of a recent date.
(d)    Officer’s Certificate. The Administrative Agent shall have received a customary certificate from a Responsible Officer of the Borrower certifying satisfaction of the conditions precedent set forth in Sections 4.01(j), (k) and (l) .
(e)    Solvency. The Administrative Agent shall have received a certificate substantially in the form of Exhibit L to the Existing Credit Agreement from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower, dated as of the Closing Date and certifying as to the matters set forth therein.
(f)    Pledged Collateral. Subject to the Certain Funds Provisions, the Administrative Agent (or its counsel) shall have received the certificates or instruments representing or evidencing the Pledged Collateral (as defined in the Security Agreement) required to be delivered pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate or instrument endorsed in blank by a duly authorized officer of the pledgor thereof.
(g)    Filings, Registrations and Recordings.
(i)    Subject to the Certain Funds Provisions, each document (including any UCC financing statement) required by any Collateral Document or under applicable law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered on the Closing Date pursuant to such Collateral Document shall be in proper form for filing, registration or recordation.
(ii)    The Arrangers shall have received evidence of written approval and/or non-disapproval (which may be by email) from the Arizona Department of Insurance and Financial Institutions (the “DIFI”) of (i) the consummation of the Transactions (as defined in the Acquisition Agreement) and (ii) the pledge of the Regulated Collateral (defined in a manner consistent with the definition of such term in the Existing Facility Approval Letter), which written (including by email) approval and/or non-disapproval shall allow the creation of the security interests on, and the pledge of, the Pledged Collateral as contemplated by this Agreement, the Security Agreement and other Loan Documents. It is acknowledged and agreed that receipt by the Arrangers of (x) evidence of the satisfaction of the condition set forth in Section 9.01(b) of the Acquisition Agreement (insofar as such condition relates to any approval and/or non-disapproval from the DIFI) shall satisfy clause (i) of this paragraph and (y) evidence consistent in form and substance with the email statement provided by the DIFI on January 9, 2025, in connection with the Existing Credit Agreement (the “Existing Facility Approval Letter”) (a copy of which statement was provided to the Lenders (as defined under the Existing Credit Agreement)) shall satisfy clause (ii) of this paragraph.
(h)    Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans on the Closing Date, the Administrative Agent, the Arrangers and the Lenders or, in the case of expenses, their counsel, as applicable, shall have received all fees required to be paid on the Closing Date pursuant to the Fee Letter and the Agent Fee Letter, all expenses required to be paid on the Closing Date under the terms of this Agreement or the Commitment Letter, and in the case of expenses, to the extent invoiced at least one Business Day prior to the Closing Date or such later date to which the Borrower may agree (which amounts may be offset against the proceeds of the Initial Term Loans and any Revolving Loans made on the Closing Date).
(i)    Anti-Money Laundering. No later than three Business Days in advance of the Closing Date, the initial Lenders and the Administrative Agent shall have received all documentation and other information that shall have been reasonably requested by the initial Lenders and the Administrative Agent in writing at least 10 Business Days in advance of the Closing Date that they reasonably determine is required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and the Beneficial Ownership Regulation.
(j)    Transactions.  The Borrower shall have confirmed to the Administrative Agent that the following transactions have been consummated or will be consummated substantially concurrently with the initial Credit Extensions:
(i)    The Acquisition and the Closing Date Merger have each been consummated, or will be consummated substantially concurrently with the initial Credit Extensions, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments or waivers not prohibited by this paragraph. The Acquisition Agreement shall not have been amended or waived or modified in a manner materially adverse to the Administrative Agent or the Lenders, in their capacity as such, without the consent of each of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that in each case the Arrangers shall be deemed to have consented to such amendment, waiver or modification unless they shall object in writing thereto within three (3) Business Days of receipt of written notice of such amendment, waiver or modification; provided further that (a) any reduction in the purchase price under the Acquisition Agreement (or amendment, waiver or modification to the Acquisition Agreement related thereto) will be deemed not to be materially adverse to the Administrative Agent or the Lenders so long as such reduction is allocated (i) first, to reduce the amount of the Equity Contribution to an amount not less than the Minimum Equity Amount and (ii) second, unless each of the Arrangers otherwise consents, to reduce (A) the amount of funded debt on the Closing Date under the Initial Term Loans and (B) the Equity Contribution on a pro rata, dollar-for-dollar basis (or, at the option of the Borrower in its sole discretion, to reduce the Initial Term Loans on a greater than pro rata basis and to reduce the Equity Contribution on a lesser than pro rata basis) (b) any increase in the purchase price will be deemed to be not materially adverse to the Administrative Agent or the Lenders so long as such increase is funded by an increase in the Equity Contribution or amounts available to be drawn under the Revolving Credit Commitment, and (C) any amendment, modification or waiver to (1) the definition of “Material Adverse Effect”, (2) Section 9.01(b) of the Acquisition Agreement or Section 9.01(b) of the Disclosure Letter executed in connection with the Acquisition Agreement, or (3) the “Xerox” provisions in the Acquisition Agreement will, in each case, be deemed materially adverse to the interests of the Administrative Agent and the Lenders;
(ii)    the Refinancing; and
(iii)    the Equity Contribution in at least the Minimum Equity Amount (but subject to any reduction thereof permitted by Section 4.01(j)(i)).
(k)    Representations and Warranties. Subject to the Certain Funds Provisions, the Specified Acquisition Agreement Representations and Specified Representations will be true and correct in all material respects (without duplication of materiality qualifiers) on the Closing Date.

(l)    No Material Adverse Effect. There shall not have occurred any Material Adverse Effect (as defined in the Acquisition Agreement) from and after the date of the Acquisition Agreement.
(m)    Financial Statements. The Arrangers shall have received (a) (i) to the extent provided by the Company under the Acquisition Agreement, the audited consolidated balance sheets of PM Holdings, LLC, a Delaware limited liability company (“PM Holdings”), and its subsidiaries (as defined in the Acquisition Agreement) as of December 31, 2023 and December 31, 2024 and the related audited consolidated statements of comprehensive income and changes in members’ equity and cash flows for the years then ended and (ii) the unaudited consolidated balance sheet of PM Holdings and its subsidiaries (as defined in the Acquisition Agreement) as of June 30, 2025 and the related unaudited consolidated statement of comprehensive income for the six-month period then ended. The Arrangers hereby confirm receipt of such financial statements, and the satisfaction of the condition precedent set forth in this Section 4.01(m).
(n)    [Reserved].
(o)    Agent Fee Letter. The Borrower and the Administrative Agent shall have executed and delivered the Agent Fee Letter in form and substance reasonably satisfactory to Administrative Agent and reflecting the administration fee and electronic data room fee as agreed prior to the date of execution the Commitment Letter.
For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by the funding of Loans hereunder on the Closing Date or any issuance of a Letter of Credit, each Lender and Issuing Bank shall be deemed, and by executing and delivering a counterpart hereof the Administrative Agent shall be deemed, in each case, to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Issuing Banks or the Lenders, as the case may be.
There are no conditions, implied or otherwise, to the making of Credit Extensions on the Closing Date other than as set forth in the preceding clauses (a) through (o) and upon satisfaction or waiver by the Required Lenders of such conditions the Credit Extensions will be made by the Lenders.
SECTION 4.02.    Each Credit Extension. The obligation of each Lender to make any Credit Extension after the Closing Date is subject to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):
(a)    (i) In the case of any borrowing of Loans, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of any Revolving Credit Extension with respect to any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice with respect thereto as required by Section 2.05(b).
(b)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Revolving Credit Extension, with the same effect as though such representations and warranties had been made on and as of the date of such Revolving Credit Extension; provided that to the extent that any representation and warranty expressly relates to an earlier date, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(c)    At the time of and immediately after giving effect to such Revolving Credit Extension, no Default or Event of Default has occurred and is continuing.
Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02. Notwithstanding the foregoing, the conditions set forth in this Section 4.02 shall not apply to any credit extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension/Modification Amendment, unless, in each case, the Lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment, as applicable.
ARTICLE 5
AFFIRMATIVE COVENANTS
From the Closing Date until the Termination Date, Holdings and the Borrower covenant and agree with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(e), to each Lender:
(a)    Quarterly Financial Statements. Within 45 days (or, in the case of the first three such Fiscal Quarters ending after the Closing Date, 60 days or, in the case of any Fiscal Quarter during which the Borrower or any of its Restricted Subsidiaries shall have consummated an acquisition or similar Investment that constitutes a Subject Transaction and for which the aggregate consideration exceeds the Threshold Amount, 60 days; provided, with respect to the Fiscal Quarter ended December 31, 2025, such deliveries shall be delivered (x) promptly upon the date on which such documents are readily available and (y) if not previously delivered pursuant to clause (x) of this proviso, concurrently with the first such required delivery of financial statements pursuant to this Section 5.01(a)) after the end of each Fiscal Quarter, commencing with the first Fiscal Quarter ending after the Closing Date, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and, in the case of the consolidated statement of income, for such Fiscal Quarter, and commencing with the second such corresponding period that commenced after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Financial Officer Certification with respect thereto (which may be included in the Compliance Certificate delivered pursuant to Section 5.01(c);
(b)    Annual Financial Statements. Within 150 days after the end of each Fiscal Year ending after the Closing Date, the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, cash flows and stockholders’ equity of the Borrower for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a report and opinion thereon of an independent accounting firm of recognized national standing (which may be the accounting firm that shall have most recently audited the consolidated financial statements of the Borrower and its subsidiaries prior to the Closing Date), which report shall not include any qualification as to “going concern” or any like qualification, exception or explanatory paragraph (except for any such qualification, exception or paragraph resulting from (i) the upcoming maturity of any Indebtedness occurring within one year from the date such opinion is delivered, (ii) any breach or anticipated breach of the Financial Covenants) on a future date or in a future period and/

or (iii) the activities, operations, assets or liabilities of any Unrestricted Subsidiary or any Reciprocal Exchange) or any qualification, exception or explanatory paragraph as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP;
(c)    Compliance Certificate; Narrative Report. Concurrently with each delivery of financial statements of the Borrower pursuant to Section 5.01(a) or 5.01(b), (i) a duly executed and completed Compliance Certificate, which (x)  in the case of financial statements delivered pursuant to Section 5.01(a), shall include a Financial Officer Certification and (y) in the case of financial statements delivered pursuant to Section 5.01(b) and only if the Required Excess Cash Flow Percentage for the applicable Fiscal Year exceeds 0%, a reasonably detailed calculation as to Excess Cash Flow, Excess Cash Flow Credits, the ECF Prepayment Amount and the required mandatory prepayment pursuant to Section 2.10(b)(i); (ii) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of (x) any Captive Insurance Subsidiary, (y) Unrestricted Subsidiaries (if any) and (z) to the extent the accounts thereof are consolidated with those of the Borrower in accordance with GAAP, any Reciprocal Exchange from such financial statements and (iii) a Narrative Report with respect to the applicable Fiscal Quarter or Fiscal Year;
(d)    Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, a written notice thereof describing, in reasonable detail, the nature and period of existence of such condition, event or change and, in the case of clause (i), what action the Borrower has taken, is taking or proposes to take with respect thereto;
(e)    Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat in writing of, any action, suit, proceeding (including, for the avoidance of doubt, any Environmental Claim) by or before any arbitrator or Governmental Authority against Holdings, the Borrower or any Restricted Subsidiary not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any such action, suit or proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to result in a Material Adverse Effect, written notice thereof describing the nature thereof, it being agreed that the obligation to provide any information pursuant to this Section 5.01(e) shall be subject to the proviso set forth in Section 5.01(l);
(f)    ERISA. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of the occurrence of any ERISA Event that, individually or in the aggregate with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice describing the nature thereof;
(g)    Notice of Suspension, Termination or Revocation. (i) Promptly after a Responsible Officer of the Borrower obtains knowledge thereof, written notice of a receipt by the Borrower or any of its Restricted Subsidiaries of written notice from any Governmental Authority notifying the Borrower or any of its Restricted Subsidiaries of a suspension, termination or revocation of any Insurance License of the Borrower or any of its Restricted Subsidiaries and (ii) promptly after a Responsible Officer of the Borrower obtains knowledge of such receipt, copies of any written notice of actual suspension, termination or revocation by any Governmental Authority of any Insurance License of the Borrower or any of its Restricted Subsidiaries received by the Borrower or any of its Restricted Subsidiaries from such Governmental Authority, in each case under this Section 5.01(g), where such suspension, termination, revocation or request would reasonably be expected to have a Material Adverse Effect;
(h)    Statutory Statements. Promptly after submission thereof to any Applicable Insurance Regulatory Authority, copies of any quarterly and annual “Statutory Statements” of the Reinsurer or any other Captive Insurance Subsidiary, together with all appropriate and customary schedules attached thereto;
(i)    Budget. Prior to a Qualifying IPO, within 120 days after the beginning of each Fiscal Year, commencing with the Fiscal Year beginning on January 1, 2026, an annual budget prepared by management of the Borrower, consisting of a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower for such Fiscal Year, presented on a Fiscal Quarter-by-Fiscal Quarter basis;
(j)    Information Regarding Collateral. At least 10 Business Days’ prior to (or such later date as Administrative Agent may agree) any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization and principal place of business or chief executive office or (iv) in any Loan Party’s organizational identification number, a written notice to the Administrative Agent of such change, together with a certified copy of the applicable Organizational Document reflecting the relevant change;
(k)    Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Qualifying IPO, all financial statements, reports, notices and proxy statements sent or made available generally by the Public Parent Company to its security holders acting in such capacity (other than on Form S-8 or a similar form) and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Public Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority with jurisdiction over matters relating to securities; and
(l)    Other Information. Such other information (financial or otherwise) as the Administrative Agent or a Lender may reasonably request from time to time in connection with the financial condition or business of the Borrower and its Restricted Subsidiaries, including (i) all documentation and other information that any Lender may reasonably request in order to comply with ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act and the Beneficial Ownership Regulation, and (ii) regarding, to the Borrower’s knowledge, any change to the information provided in any Beneficial Ownership Certification provided by the Borrower that would result in a change to the list of beneficial owners identified therein; provided that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (A) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries (unless the Administrative Agent or the Lenders have commenced exercising remedies in respect of an Event of Default that has occurred and is continuing, in which case the Administrative Agent shall be permitted to inspect and examine such information), (B) in respect of which disclosure to the Administrative Agent, any Lender or any Issuing Bank (or any of their respective representatives) is prohibited by applicable law, (C) the disclosure of which would waive attorney-client or similar privilege or that constitutes attorney work product or (D) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any Person that is not an Affiliate thereof (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Agreement).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) posts such documents and provides a link thereto at the principal website address of the Borrower (as such address is specified by the Borrower to the Administrative Agent from time to time); (ii) on which such documents are delivered (which may be by email) by the Borrower to the Administrative Agent or (iii) in respect of the items required to be delivered pursuant to Section 5.01(k) with respect to information filed by the Public Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority with jurisdiction over matters relating to securities, on which such items have been made available on the website of such securities exchange or the website of the SEC or the website of the relevant analogous Governmental Authority.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (x) the applicable financial statements of Holdings (or any other Parent Company) or (y) Holdings’ (or any other Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such clauses so long as notice of such filing is provided to the Administrative Agent; provided that, with respect to each of clauses (x) and (y), (i) to the extent such financial statements relate to any Parent Company, such financial statements or such Form 10-K or Form 10-Q, as applicable, shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries (other than the Borrower and its consolidated subsidiaries), on the one hand, and the information relating to the Borrower and its consolidated subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, such differences, and (ii) to the extent such materials are in lieu of financial statements required to be provided under Section 5.01(b), such materials shall be accompanied by a report and opinion of an independent accounting firm of recognized national standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if references therein to the Borrower were references to such Parent Company.
SECTION 5.02.    Existence. Except as otherwise permitted under Section 6.06, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits necessary in the normal conduct of its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.03.    Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves, to the extent required under GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any Collateral, such contest proceedings conclusively operate to stay the sale of such Collateral to satisfy such Tax, or (b) failure to pay such Tax would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.04.    Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure so to maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings, the Borrower and their Restricted Subsidiaries as the Borrower reasonably believes to be prudent in light of the business of the Holdings, Borrower and their Restricted Subsidiaries. Each such policy of insurance maintained by or on behalf of the Loan Parties shall, promptly (but, in any event, not later than the date that is 60 days after the Closing Date or, in the case of any such policy of insurance maintained by any Restricted Subsidiary that becomes a Subsidiary Guarantor after the Closing Date, the date that is 45 days after the date it becomes a Subsidiary Guarantor (or, in the case of any such policy, such later date as the Administrative Agent may agree to in writing)) (a) in the case of each general liability insurance policy, (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (ii) to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder) and (b) in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that (i) names the Administrative Agent, on behalf of the Secured Parties, as a lender loss payee thereunder and (ii) to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that, subject to the requirements of Section 2.10(b)(ii) in respect of the application of Net Proceeds in connection with a Casualty/Condemnation Event, in each case unless an Event of Default shall have occurred and be continuing, (A) all proceeds from casualty insurance policies shall be paid to the applicable Loan Party, (B) to the extent the Administrative Agent receives any such proceeds, the Administrative Agent shall promptly turn over to the Borrower any amounts received by it as a loss payee under any casualty insurance maintained by Holdings, the Borrower or any Restricted Subsidiary and (C) the Administrative Agent agrees that Holdings, the Borrower and the Restricted Subsidiaries shall have the sole right to adjust or settle any claims under such casualty insurance.
SECTION 5.06.    Inspections. Holdings and the Borrower will, and will cause each of their Restricted Subsidiaries to, permit any authorized representative designated by the Required Lenders to visit and inspect any of the properties of Holdings, the Borrower and any of their Restricted Subsidiaries, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent accounting firm (provided that, unless an Event of Default has occurred and is continuing, Holdings, the Borrower or any Restricted Subsidiary may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior notice and at reasonable times during normal business hours and as requested; provided that the Required Lenders shall not exercise such rights more often than one time during any calendar year; provided that the foregoing limitation shall not apply at any time an Event of Default has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Required Lenders, the Borrower shall reimburse the Required Lenders (or their representatives) for costs and expenses incurred in connection therewith in accordance with Section 9.03);

provided further that, notwithstanding anything to the contrary herein, none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries (unless the Administrative Agent or the Lenders have commenced exercising remedies in respect of an Event of Default that has occurred and is continuing, in which case the Required Lenders (and their representatives) shall be permitted to inspect and examine such information), (ii) in respect of which disclosure to the Lenders (or any Person acting on their behalf in connection with the foregoing) or any Issuing Bank is prohibited by applicable law, (iii) the disclosure of which would waive attorney-client or similar privilege or that constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Agreement).
SECTION 5.07.    Maintenance of Books and Records. Holdings and the Borrower will, and will cause their Restricted Subsidiaries to, maintain books of record and account containing entries of all material financial transactions and matters involving the assets and business of Holdings, the Borrower and their Restricted Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.
SECTION 5.08.    Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws (including ERISA, Environmental Laws, Regulation U, Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, including the USA PATRIOT Act), except to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that (a) each Loan Party and its Restricted Subsidiaries shall comply with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, including the USA PATRIOT Act, in all respects and (b) the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with any Sanctions or any requirements of the USA PATRIOT ACT, Anti-Corruption Laws or Anti-Money Laundering Laws are subject to and limited by any law applicable to such Foreign Subsidiary in its relevant local jurisdiction.
SECTION 5.09.    Designation of Subsidiaries. The Borrower may, at any time after the Closing Date, designate (or re-designate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after giving effect to such designation or re-designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) any subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary, (c) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of any Indebtedness that is secured by a Lien on any Collateral that is pari passu with (but without regard to the control of remedies) the Lien on such Collateral securing the Credit Facilities or that is Junior Lien Indebtedness or any Specified Other Indebtedness, (d) no Unrestricted Subsidiary may own any Capital Stock in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary substantially concurrently with such designation), hold any Indebtedness of Holdings, the Borrower or any Restricted Subsidiary or hold any Lien on any assets of Holdings, the Borrower or any Restricted Subsidiary, (e) no Unrestricted Subsidiary may own or exclusively license any IP Rights that are material to the operation of the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, and none of Holdings, the Borrower or any of its Restricted Subsidiaries may assign, exclusively license or contribute (as an Investment or otherwise), or otherwise transfer (including by way of Sale and Lease-Back Transaction) to any Unrestricted Subsidiary any IP Rights that are material to the operation of the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, or any Material Real Estate Asset, (f) immediately after giving effect to such designation (or re-designation), the Total Leverage Ratio shall not exceed 4:50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period and (g) the fair market value of all Unrestricted Subsidiaries, taken together in the aggregate (with the amount previously used for such Unrestricted Subsidiaries being counted for such basket capacity solely at the time any such Unrestricted Subsidiaries were originally designated as a Unrestricted Subsidiary (and not the value of any such Unrestricted Subsidiary at any time thereafter)), shall not exceed the greater than the US$5,350,000 and 6% of Consolidated Adjusted EBITDA for the most recently ended Test Period calculated on a pro forma basis as of the date of the designation of such Unrestricted Subsidiary (with any designation of an Unrestricted Subsidiary to a Restricted Subsidiary to return the amount to such basket usage based on the amount that was taken from such basket allowance at the time such subsidiary was originally designated as an Unrestricted Subsidiary). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.05). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation, of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable. As of the Closing Date, there are no Unrestricted Subsidiaries.
SECTION 5.10.    Use of Proceeds.
(a)    The Borrower shall use the proceeds of (i) the Initial Term Loans made on the Closing Date to finance a portion of the Transaction Costs and the other payments contemplated to be made by it under the Acquisition Agreement and, to the extent of the remaining portion thereof, to finance working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries, (ii) the Initial Revolving Loans made on and after the Closing Date for working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including for capital expenditures, to replenish balance sheet Cash used for acquisitions and other similar Investments, and any other purpose not prohibited by the terms of the Loan Documents, and (iii) any Class of Loans established pursuant to any Incremental Facility Amendment or a Refinancing Amendment for the purposes set forth in Section 2.20 or 9.02(c), as applicable
(b)    Letters of Credit may be issued for working capital and other general corporate purposes of Holdings, the Borrower or its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents, including to replace or provide credit support for any letters of credit of the Borrower and its subsidiaries and/or to replace Cash collateral posted by any of the foregoing Persons.
(c)    The Borrower shall, and shall cause each Restricted Subsidiary to, not use the proceeds of the Loans (i) in violation of the representations and warranties set forth in Sections 3.16(b) and 3.16(d)(ii) or (ii) for any purpose that would entail a violation of Regulation U or Regulation X.
SECTION 5.11.    Covenant to Guarantee Obligations and Provide Security.
(a)    Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic

Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before 60 days after the date on which the relevant event occurs (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) notify Administrative Agent of the occurrence of such event, (B) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clauses (a), (b) and (c) of the definition of “Collateral and Guarantee Requirement”, (C) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent certified copies of such Restricted Subsidiary’s Organizational Documents, customary evidence of authority and good standing for such Restricted Subsidiary, and the incumbency and signatures of the officers of such Restricted Subsidiary executing such Loan Documents, in each case, consistent with that provided by the Loan Parties on the Closing Date pursuant to Section 4.01(c); (D) subject to any applicable time periods provided for the delivery of such items in the Loan Documents and Section 5.11(d), take all such further actions and execute all such further document and instruments as are required by the Security Agreement and each other applicable Loan Document to secure the Secured Obligations for the benefit of the Secured Parties (including all actions necessary to cause such Lien to be duly perfected to the extent required by the Loan Documents, including authorizing the filing of financing statements in jurisdictions as may be reasonably requested by the Administrative Agent (based on instructions from the Required Lenders) and, if reasonably requested by the Required Lenders, deliver to the Administrative Agent a signed copy of a legal opinion, addressed to the Administrative Agent, the Lenders and the Issuing Banks, of counsel for the Loan Parties reasonably acceptable to the Required Lenders as to such matters as set forth above and as the Required Lenders may reasonably request), and (E) as and to the extent provided in the Security Agreement (subject to all applicable exceptions and limitations therein and herein), the applicable Loan Party shall deliver to the Administrative Agent all certificates, if any, representing Capital Stock of such Restricted Subsidiary (accompanied by undated stock powers, duly endorsed in blank) as required thereunder.
(b)    Upon (i) the acquisition by any Loan Party of any Material Real Estate Asset (other than an Excluded Asset) or (ii) any Restricted Subsidiary that owns a Material Real Estate Asset (other than an Excluded Asset) becoming a Loan Party pursuant to Section 5.11(a), within 90 days after the date of occurrence of the applicable event (or, in the case of each of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (d) of the definition of “Collateral and Guarantee Requirement”.
(c)    If, after the Closing Date, any Loan Party shall acquire a Commercial Tort Claim, then, unless such Commercial Tort Claim constitutes an Excluded Asset, such Loan Party shall, on or before the later of (i) the date on which the Compliance Certificate with respect to any Fiscal Quarter (or any Fiscal Year ending with such Fiscal Quarter) is next is required to be delivered pursuant to Section 5.01(c) and (ii) 60 days after the date on which such Commercial Tort Claim is acquired (or, in each of the cases of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), notify the Administrative Agent of the acquisition of such Commercial Tort Claim, together with a written summary description thereof, and such Commercial Tort Claim (and the proceeds thereof) shall automatically constitute Collateral (as defined in the Security Agreement), all upon the terms of the Security Agreement.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:
(i)    the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which shall apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, insurance endorsements or certificates, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (including in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender and Issuing Bank hereby consents to any such extension of time;
(ii)    any Lien required to be granted or perfected from time to time (A) pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth elsewhere in this Agreement and in the Collateral Documents and (B) pursuant to any Collateral Document shall be subject to the exceptions and limitations set forth in this Agreement and the other Collateral Documents;
(iii)    perfection through control agreements or perfection by control shall not be required with respect to deposit accounts, securities accounts and commodities accounts;
(iv)    no Loan Party shall be required to (A) seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement or (B) make filings under the Federal Assignment of Claims Act;
(v)    no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any Lien on any assets, (B) execute any Collateral Document governed under the laws of any jurisdiction other than the U.S., any state thereof or the District of Columbia or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the U.S., any state thereof or the District of Columbia;
(vi)    (A) no Loan Party shall be required to take any action to create, grant or perfect any Lien on any Excluded Assets and (B) in no event will the Borrower or any of its Restricted Subsidiaries be required to make any Excluded Subsidiary become a Subsidiary Guarantor;
(vii)    any joinder or supplement to the Guaranty Agreement, any Collateral Document and/or any other Loan Document (including any Joinder Agreement) executed by any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.11(a) may, with the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;
(viii)    no Loan Party shall be required to take any action to perfect any Lien by any means other than (A) the filing of a UCC financing statement in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction where such Loan Party is organized, (B) the filing of Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office to the extent required by the Collateral Documents, (C) the execution, recording and filing of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral to the extent required by the definition of “Collateral and Guarantee Requirement” and (D) the delivery to the Administrative Agent of any stock or equivalent certificate, promissory note or other possessory pledged Collateral, in each case, to the extent required to be delivered pursuant to the Collateral Documents, together with instruments of transfer executed in blank;

(ix)    no Loan Party shall be required to create or perfect any Lien as to which the cost, burden, difficulty or consequences of creating or perfecting such Lien outweighs, or would be excessive in relation to, the practical benefit to the Lenders of the security afforded thereby, as reasonably determined in by the Borrower and the Required Lenders; and
(x)    this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (A) do not and will not constitute, create or have the effect of constituting or creating direct or indirect or ownership in any Loan Party or any Captive Insurance Subsidiary by the Administrative Agent or any other Secured Party, or direct or indirect control, as defined under applicable Insurance Laws, by the Administrative Agent or any other Secured Party over the management or operation of any such Person, in each case, except as would not violate the Insurance Laws applicable to such Person and (B) do not and will not constitute the transfer, assignment or disposition of any Insurance License by any Loan Party or any Captive Insurance Subsidiary in violation of the Insurance Laws applicable thereto.
SECTION 5.12.    Further Assurances. Promptly upon request of the Administrative Agent or Required Lenders and subject to the limitations described in Section 5.11 and elsewhere in this Agreement and the other Loan Documents:
(a)    Holdings and the Borrower will, and will cause each other Loan Party to, execute and deliver any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments, and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages, Intellectual Property Security Agreements and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent or Required Lenders may reasonably request to carry out the purposes of this Agreement and the Loan Documents and to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.
(b)    Holdings and the Borrower will, and will cause each other Loan Party to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral.
(c)    Holdings and the Borrower will, and will cause each other Loan Party to, take all actions necessary or reasonably requested by the Administrative Agent or Required Lenders to enable the pledge of 100% of the Capital Stock of each Captive Insurance Subsidiary owned by a Loan Party, including the obtaining of any required consent, approval, license or authorization of the Arizona Department of Insurance and Financial Institutions or any other Applicable Insurance Regulatory Authority (it being understood and agreed that such actions shall be taken prior to the formation or acquisition of a Captive Insurance Subsidiary by a Loan Party in order to enable the immediate pledge of such Capital Stock pursuant to the provisions of the Security Agreement or any other applicable Loan Document).
SECTION 5.13.    Post-Closing Covenant. The Borrower will, and will cause each other applicable Loan Party to, take the actions set forth in Schedule 5.13, if any, within the applicable periods set forth therein (or such longer period as the Administrative Agent may reasonably agree).
SECTION 5.14.    Lender Calls. Prior to a Qualifying IPO, after the date of each delivery of the financial statements pursuant to Section 5.01(b), the Borrower will hold and participate in an annual conference call or teleconference at a time selected by the Borrower and reasonably acceptable to the Required Lenders, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of the Borrower and its Restricted Subsidiaries.
SECTION 5.15.    Insurance Laws Requirements. The Borrower will cause each Captive Insurance Subsidiary to comply with applicable requirements under the Insurance Laws, in each case, except to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.16.    Proceeds under Representation and Warranties Insurance; Purchase Price Adjustments and other Payments.     With respect to any acquisition or Investments consummated by the Borrower or any Restricted Subsidiary after the Closing Date, all purchase price adjustments, payments under representation and warranty insurance, indemnification payments or other similar payments (other than (x) D&O insurance indemnity payments and (y) payments on account of any loss, claims or out-of-pocket expense directly suffered or incurred by the Sponsor or an Affiliate thereof (which Affiliate is not the Borrower or a Restricted Subsidiary) (and not indirectly through any Loan Party or any Restricted Subsidiary)), in each case, received by the Sponsor or any of its Affiliates (other than the Borrower and its Restricted Subsidiaries) in connection with such acquisition or Investment (other than (x) for the avoidance of doubt, any amounts owed to a seller in connection with such acquisition or Investment, (y) any amounts applied by the Sponsor or its Affiliates (other than the Borrower and its Restricted Subsidiaries) for the purpose of payment of (or reimbursement of payments made for) claims against the Borrower or any Restricted Subsidiary and/or settlements thereof to Persons that are not Affiliates of the Borrower or (z) any amounts covering any reasonable and documented out-of-pocket expenses incurred in obtaining or receiving such payment) shall be promptly contributed to the Borrower.
ARTICLE 6
NEGATIVE COVENANTS
From the Closing Date and until the Termination Date, Holdings (solely with respect to Section 6.12) and the Borrower covenant and agree with the Lenders that:
SECTION 6.01.    Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:
(a)    the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);
(b)    Indebtedness of the Borrower to Holdings and/or any Restricted Subsidiary and of any Restricted Subsidiary to Holdings, the Borrower and/or any other Restricted Subsidiary; provided that (i) in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Restricted Subsidiary that is a Loan Party resulting from an Investment, such Indebtedness shall be permitted as an Investment under Section 6.05 and (ii) any Indebtedness of the Borrower or any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party must be unsecured and expressly subordinated (in the case of any such Indebtedness owed to a Person that became a Restricted Subsidiary after the Closing Date, from and after the 60th day after such Person became a Restricted Subsidiary) to the Obligations on terms set forth in the Intercompany Note or that are otherwise reasonably acceptable to the Required Lenders;

(c)     (i) unsecured Indebtedness of the Borrower and/or any Restricted Subsidiary arising from any indemnification, adjustment of purchase price, earn-out or similar obligations incurred in connection with (x) the Transactions, (y) any Disposition permitted hereunder or consummated prior to the Closing Date or (z) any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date and (ii) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;
(d)    Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, licenses, permits, bids, leases, governmental contracts, client, customer and other trade contracts, surety, stay, customs, appeal, performance and/or completion bonds or other similar obligations, in each case incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;
(e)    Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any Banking Services and/or otherwise in connection with Cash management and deposit accounts;
(f)    (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, (iii) Indebtedness in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business and (iv) Indebtedness in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments supporting insurance or reinsurance obligations or other obligations not constituting Indebtedness entered into in the ordinary course of business;
(g)    Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided, that in the case of any Guarantees by a Loan Party of the obligations of a Restricted Subsidiary that is a not a Loan Party, the related Investment is permitted under Section 6.05;
(h)    Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01;
(i)    Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $4,450,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(j)    Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under dealer, customer or supplier incentive programs, supply, license, sublicense or similar agreements entered into in the ordinary course of business;
(k)    Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;
(l)    Indebtedness of the Borrower and/or any Restricted Subsidiary (i) with respect to Capital Leases and/or (ii) consisting of Indebtedness incurred to finance the acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement of any assets in an aggregate outstanding principal amount under this clause (l) not to exceed the greater of $2,225,000 and 2.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(m)    so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists at the time of incurrence or would result therefrom, Indebtedness of any Person that becomes a Restricted Subsidiary (in each case other than pursuant to the Transactions) (other than as a result of redesignation of an Unrestricted Subsidiary) (or is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) or Indebtedness assumed by the Borrower and/or any Restricted Subsidiary in connection with any acquisition or Investment permitted hereunder, in each case, after the Closing Date, provided that, except in the case of any Guarantee thereof otherwise permitted pursuant to this Section 6.01, such Indebtedness existed at the time such Person became a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or the assets subject to such Indebtedness were acquired and was not created or incurred in anticipation thereof (it being understood and agreed, for the avoidance of doubt, that, so long as the aggregate principal amount of such Indebtedness is not increased thereby, the terms of such Indebtedness may be amended, restated, supplemented or otherwise modified substantially concurrently with such Person becoming a Restricted Subsidiary or such merger, consolidation or amalgamation, as the case may be, or at any time thereafter), in an aggregate outstanding principal amount not to exceed the greater of $5,350,000 and 6% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(n)    Indebtedness of the Borrower and/or any Restricted Subsidiary to any equityholder of any Parent Company or to any Employee Related Person to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.03(a);
(o)    any Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (a), (c), (h), (i), (l), (m), (p), (q), (u) and (bb) of this Section 6.01 and any subsequent Refinancing Indebtedness in respect thereof; provided that:
(i)    the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, except by the sum of (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums and prepayment premiums) thereon plus defeasance costs, underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (B) an amount equal to any existing commitments unutilized thereunder or letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01 (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);
(ii)    if after giving effect to the incurrence of such Refinancing Indebtedness any Initial Term Loans shall remain outstanding, then, in the case of Refinancing Indebtedness with respect to Indebtedness permitted under Sections 6.01(a), 6.01(p) and/or 6.01(q), such Refinancing Indebtedness (A) has a scheduled final maturity no earlier than the earlier of (x) (1) if the Indebtedness being refinanced is Junior Lien Indebtedness or is unsecured, 91 days after the Initial Term Loan Maturity Date or (2) otherwise, the Initial Term Loan Maturity Date and (y) the scheduled final maturity of the Indebtedness being refinanced and (B) has a Weighted Average Life to Maturity equal to or greater than the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being refinanced and (y) the Weighted Average Life to Maturity of the Initial Term Loans outstanding (determined after giving effect to any repayment or prepayment of Initial Term Loans on such date) as of the date of incurrence of such Refinancing Indebtedness;
(iii)    in the case of Refinancing Indebtedness with respect to any Indebtedness, or a portion thereof, outstanding under Section 6.01(i), 6.01(l), 6.01(m), 6.01(p) (except to the extent incurred under the Incurrence-Based Amount), 6.01(q), 6.01(u) or 6.02(bb), the Fixed Amount available under such Section (or under the related defined terms used in such Section) shall be reduced (to the extent such reduction is required to eliminate duplication of availability) by the lesser of (x) the principal amount of such Indebtedness, or such portion thereof, being refinanced and (y) the outstanding principal amount of the applicable Refinancing Indebtedness incurred under this Section 6.01(o) with respect to such Indebtedness, or such portion thereof;
(iv)    (A) in the case of Refinancing Indebtedness with respect to any Indebtedness permitted under Section 6.01(a) or 6.01(q), such Refinancing Indebtedness is not an obligation of any Person that is not a Loan Party, except to the extent otherwise permitted pursuant to this Section 6.01, and (B) if the Indebtedness being refinanced was contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness being refinanced;
(v)    in the case of Refinancing Indebtedness with respect to Indebtedness permitted under Section 6.01(a), such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; and
(vi)    in the case of any such Indebtedness secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Credit Facilities, such Indebtedness shall be subject to clause (v) of the proviso to Section 2.20(a), mutatis mutandis;
(p)    Indebtedness of the Loan Parties in an aggregate outstanding principal amount not to exceed the sum of (i) the Shared Incremental Amount, plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto and to all related transactions (including any acquisition or Investment consummated concurrently therewith and any other application of the proceeds thereof) on a Pro Forma Basis (without “netting” the cash proceeds thereof or of any other Indebtedness incurred concurrently therewith), in each case, as of the last day of or for the most recently ended Test Period, (A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Credit Facilities, the First Lien Leverage Ratio would not exceed 4.50:1.00, (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Credit Facilities, the Secured Leverage Ratio would not exceed 5.00:1.00 and (C) if such Indebtedness is unsecured or is secured solely by assets that do not constitute Collateral, the Total Leverage Ratio would not exceed 5.50:1.00; provided that (I)

(x) any such Indebtedness incurred under clause (i), (ii)(A) or (ii)(B) shall not be secured by assets that do not constitute Collateral (or, substantially concurrently with the incurrence of such Indebtedness, are not added to the Collateral) and (y) such Indebtedness shall not be Guaranteed by any Person that is not a Guarantor, (II) the scheduled final maturity of such Indebtedness shall be no earlier than (i) in the case of any Indebtedness that is Junior Lien Indebtedness or is unsecured, 91 days after the Initial Term Loan Maturity Date and (ii) otherwise, the Initial Term Loan Maturity Date; provided that the requirement in this clause (II) shall not apply with respect to any Indebtedness that effectively refinances any Term Loans or Specified Other Indebtedness so long as such Indebtedness shall have a scheduled final maturity that is no earlier than the scheduled final maturity of such Term Loans or Specified Other Indebtedness so refinanced, (III) in the case of any such Indebtedness secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Credit Facilities, such Indebtedness shall be subject to clause (v) of the proviso to Section 2.20(a), mutatis mutandis, (IV) except with respect to the currency, pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments (including restrictions on prepayments) and except as otherwise permitted by this Section 6.01(p), the terms of such Indebtedness, if not substantially consistent with the terms of any Class of Term Loans or Revolving Credit Commitments, as applicable, outstanding or in effect (determined after giving effect to any repayment or prepayment of Loans and termination of Commitments on such date) on the date of the effectiveness of such Indebtedness, shall be reasonably satisfactory to the Required Lenders (it being agreed that any terms contained in such Incremental Facility that are (A) applicable only after the then-existing Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable, and/or (B) more favorable to the Persons providing such Indebtedness than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, and are then conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, shall be deemed satisfactory to the Required Lenders); and (V) subject to Section 1.09, no Event of Default shall exist on the date such Indebtedness is incurred and (ii) except to the extent otherwise agreed by the Persons providing such Indebtedness, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on the date such Indebtedness is incurred, provided that to the extent that any representation and warranty expressly relates to an earlier date, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date;
(q)    Incremental Equivalent Debt;
(r)    [reserved];
(s)    Indebtedness of the Borrower and/or any Restricted Subsidiary under any Hedge Agreement not entered into for speculative purposes;
(t)    Indebtedness of the Borrower and/or any Restricted Subsidiary representing deferred compensation to employees or Immediate Family Members thereof (a) in the ordinary course of business or (b) incurred on or within five (5) Business Days of the Closing Date pursuant to the Acquisition Agreement in connection with the Transactions;
(u)    Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $13,350,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v)    [reserved];
(w)    Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of workers compensation, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments with respect to any of the foregoing, in each case incurred in the ordinary course of business;
(x)    [reserved];
(y)    Indebtedness of the Borrower and/or any Restricted Subsidiary supported by any Letter of Credit, in each case in an amount not exceeding the face amount of such Letter of Credit;
(z)    [reserved];
(aa)    customer deposits and advance payments received from customers for goods and services in the ordinary course of business;
(bb)    so long as no Event of Default under Section  7.01(a), 7.01(f) or 7.01(g) exists at the time of such incurrence or would result therefrom and such Sale and Lease-Back Transaction is for fair market value, Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $2,225,000 and 2.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period with respect to any Sale and Lease-Back Transaction; and
(cc)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower and/or any Restricted Subsidiary permitted hereunder.
For purposes of determining compliance with this Section 6.01 and Section 6.02, the principal amount of Indebtedness outstanding under any clause of this Section 6.01 shall be determined after giving effect to the concurrent application of proceeds of such Indebtedness to refinance any other Indebtedness.
SECTION 6.02.    Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, except:
(a)    Liens securing the Secured Obligations created pursuant to the Loan Documents;
(b)    Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid pursuant to Section 5.03 or (iii) are being contested in accordance with Section 5.03 if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(c)    statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(d)    Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs, appeal performance and completion bonds, licenses, permits, bids, leases, government contracts, development obligations, trade contracts, utility contracts or services and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries, (B) leases or licenses of property otherwise permitted by this Agreement or (C) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;
(e)    Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar rights, and any minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether in existence on the Closing Date or entered into thereafter, affecting any of the Real Estate Assets, in each case, which do not secure any Indebtedness and do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected Real Estate Asset for its intended purpose;
(f)    Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, or assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower and/or any of its Restricted Subsidiaries are located;
(g)    (i) customary Liens solely on any Cash deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any acquisition or other Investment permitted hereunder and (ii) Liens consisting of (A) agreements not to dispose of property to be sold in any Disposition permitted under Section 6.06 pending completion thereof and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.06;
(h)    Liens arising from precautionary UCC financing statements or similar filings, including any such filings relating to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;
(k)    Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(o) (and obligations relating thereto not constituting Indebtedness) and any Guarantees of such Refinancing Indebtedness (and obligations relating thereto not constituting Indebtedness) permitted pursuant to Section 6.01; provided that (i) to the extent Indebtedness being refinanced, or a portion thereof, was secured in reliance on Section 6.02(t), the amount available under Section 6.02(t) shall be reduced (to the extent such reduction is required to eliminate duplication of availability) by the lesser of (x) the principal amount of such Indebtedness, or such portion thereof, being refinanced and (y) the principal amount of such Refinancing Indebtedness in respect of such Indebtedness, or such portion thereof, that is secured by Liens in reliance on this Section 6.02(k), (ii) if the Indebtedness being refinanced was unsecured, no Refinancing Indebtedness in respect thereof may be secured in reliance on this Section 6.02(k), (iii) except in the case of Refinancing Indebtedness with respect to any Indebtedness outstanding in reliance on Section 6.01(a), 6.01(l), 6.01(m), 6.01(p) (other than any such Indebtedness outstanding in reliance on clause (ii)(C) thereof) or 6.01(q), no such Lien extends to any asset not covered (or pursuant to the definitive documentation for such Indebtedness, required to be covered) by the Liens securing the Indebtedness that is being refinanced, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross collateralized to other financings of such type provided by such Person or its Affiliates), (iv) in the case of Refinancing Indebtedness (and Guarantees thereof) with respect to any Indebtedness permitted under Section 6.01(a), 6.01(l), 6.01(m), 6.01(p) or 6.01(q), if such Refinancing Indebtedness (or Guarantees thereof) is secured by Liens on any Collateral in reliance on this Section 6.02(k), such Refinancing Indebtedness (and Guarantees thereof) shall not be secured in reliance on this Section 6.02(k) by any assets that do not constitute Collateral and (v) if the Liens securing the Indebtedness being refinanced were contractually subordinated to the Liens on the Collateral securing the Credit Facilities, the Liens securing, in reliance on this Section 6.02(k), Refinancing Indebtedness (and Guarantees thereof) in respect of such Indebtedness shall be subordinated to the Liens on the Collateral securing the Credit Facilities on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (x) applicable to the Liens securing the Indebtedness being refinanced, taken as a whole, or (y) set forth in an Acceptable Intercreditor Agreement; it being agreed that, subject to the requirements of clause (v) above, any Lien on any Collateral permitted by this Section 6.02(k) may (at the Borrower’s option) be pari passu (but without regard to the control of remedies) with or junior to the Liens securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement;
(l)    Liens existing on the Closing Date and described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;
(m)    Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.01 and customary security deposits, related contract rights and payment intangibles related thereto;
(n)    Liens securing Capital Leases and other Indebtedness permitted pursuant to Section 6.01(l) and obligations relating thereto not constituting Indebtedness; provided that any such Lien shall encumber only (i) the assets subject to such Capital Lease or the assets with respect to the acquisition, construction, lease, expansion, development, improvement, installation, relocation, repair or replacement of which such Indebtedness was incurred (including, for the avoidance of doubt, deemed to be incurred as contemplated by Section 6.01(l)), (ii) after-acquired property that is affixed or incorporated into the property covered by such Lien and (iii) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates);
(o)    Liens securing Indebtedness permitted pursuant to Section 6.01(m) and obligations relating thereto not constituting Indebtedness on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary (or any Person that was merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) and/or the relevant newly formed acquisition vehicle; provided that no such Lien (x) extends to any other assets (other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any Person may be cross collateralized to other financings of such type provided by such Person or its Affiliates) or (y) except in the case of Liens on the Capital Stock and assets of any relevant newly formed acquisition vehicle, was created in contemplation of the applicable merger, consolidation, amalgamation, acquisition or Investment;
(p)    (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the incurrence of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q)    Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;
(r)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money), which Liens are under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;
(s)    Liens securing Indebtedness permitted pursuant to Section 6.01(p) or 6.01(q) and obligations relating thereto not constituting Indebtedness, provided that any Lien that is granted in reliance on this clause (s) shall be subject to an Acceptable Intercreditor Agreement;
(t)    Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $13,350,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(u)    (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;
(v)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and which do not secure any Indebtedness;
(w)    Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.05 arising out of such repurchase transaction;
(x)    Liens securing obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c)(ii), 6.01(d), 6.01(f) and 6.01(w);
(y)    Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);
(z)    Liens (i) in favor of any Loan Party (other than Holdings) and/or (ii) granted by any Restricted Subsidiary that is not a Loan Party in favor of any other Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;
(aa)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(bb)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(cc)    Liens securing obligations of the type described in Sections 6.01(e) and/or 6.01(s);

(dd)    (i) Liens on Capital Stock of Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries securing capital contributions to, or obligations of, such Persons, (ii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture pursuant to any joint venture agreement, operating agreement, shareholders agreement or similar agreement with respect to such joint venture and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, operating agreements, shareholders agreements or similar agreements with respect to Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries; and
(ee)    Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business.
SECTION 6.03.    Restricted Payments; Restricted Debt Payments.
(a)    The Borrower shall not, and shall not permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except that:
(i)    the Borrower may make Restricted Payments to the extent necessary to enable any Parent Company:
(A)    to pay general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by any Employee Related Person of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;
(B)    to discharge the Tax liabilities of such Parent Company’s direct or indirect owners, as applicable, attributable to the operations and activities of the Borrower and its subsidiaries, in an aggregate amount that is no greater than the product of (I) the highest combined marginal U.S. federal and/or applicable state, local or foreign Tax rate applicable to any of such owners with respect to the income and gain allocated, as reasonably determined by the Borrower, and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes if such deduction is not limited under Section 164(b)(6) of the Code (or substantively similar successor provision limiting the deductibility of state and local income taxes) in the case of an individual, and (II) the net taxable income of such owners, attributable to the operations and activities of the Borrower and its subsidiaries for such taxable year, as reasonably determined by the Borrower, computed (x) without taking into account the effect of any basis adjustments under Section 743(b) of the Code and (y) by taking into account any prior allocations of net losses in any taxable period that begins after the date of this Agreement to the extent such losses have not previously been deducted by such owner in any prior period and may reasonably be currently deducted by such owner (assuming for such purposes that each such owner has no items of income, gain, loss, deduction or credit other than such items attributable to the operations and activities of the Borrower and its subsidiaries); provided that the aggregate amount of Restricted Payments permitted pursuant to this clause (B) for any Fiscal Year shall be reduced on a dollar-for-dollar basis by the amount of Restricted Payment made in such Fiscal Year in reliance on Section 6.03(a)(vi); it being understood and agreed that the aggregate amount of Restricted Payments permitted to be made for each taxable period pursuant to the preceding language in this clause (B), may be distributed pro rata among such owners (e.g., if the aggregate amount is $100, a 10% owner would receive $10);
(C)    to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to the ownership or operations of any Parent Company (but excluding the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;
(D)    to pay any insurance premiums that are payable by or attributable to the ownership or operations of any Parent Company (but excluding the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;
(E)    to pay (x) any fees and/or expenses related to any debt or equity offerings, Investments or acquisitions permitted by this Agreement (whether or not consummated) and/or any reasonable and documented expenses of, or indemnification obligations in favor of, any trustee, agent, arranger, underwriter or similar Person, and (y) after the consummation of a Qualifying IPO or an offering of public debt securities, Public Company Costs;
(F)    to finance any Investment permitted under Section 6.05; provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, substantially concurrently with the closing of such Investment, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.05 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary (it being agreed that such contribution or merger, consolidation or amalgamation shall not increase the Available Amount); and
(G)    to pay customary salary, bonus, severance and other benefits (including payments pursuant to any profits, interest or equity plan) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Restricted Subsidiaries;
(ii)    the Borrower or any Restricted Subsidiary may (or the Borrower may make Restricted Payments to enable any Parent Company to) repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company held by any Employee Related Person:
(A)    in an amount not to exceed, in any Fiscal Year, $10,000,000, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year, provided that any such amount carried over to any Fiscal Year shall be deemed to be used in such Fiscal Year only after the usage of the amount set forth above otherwise available for such Fiscal Year; or
(B)    with the net proceeds of any key-man life insurance policies received during such Fiscal Year;
(iii)    the Borrower or any Restricted Subsidiary may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (iii); provided that (x) no Event of Default exists or would result therefrom and (y) except with respect to amounts utilizing the Available Equity Contribution Amount (for which the receipt of the proceeds of such capital contribution or the issuance of such Qualified Equity Stock, as applicable, by the Borrower is substantially concurrent with the use of such proceeds pursuant to this clause (iii)), after giving effect thereto, the Total Leverage Ratio would not exceed 3.00:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period;
(iv)    the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of, or to any Parent Company to enable such Parent Company to make, (A) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Person, (B) repurchases of Capital Stock in consideration of the payments described in clause (A) above, including demand repurchases in connection with the exercise of stock options and/or (C) that are required to be made pursuant to any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any employee benefit trust or any employee benefit scheme;
(v)    the Borrower or any Restricted Subsidiary may repurchase (or the Borrower make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;
(vi)    the Borrower may make Restricted Payments; provided that the aggregate amount of Restricted Payments made in any Fiscal Year pursuant to this clause (vi) shall not exceed an amount equal to (x) the greater of $1,780,000 and 2% of the Consolidated Adjusted EBITDA for the immediately prior Fiscal Year less (on a Dollar for Dollar basis) (y) the aggregate amount of Restricted Payments made in respect of such Fiscal Year pursuant to Section 6.03(a)(i)(B) and (B) no Event of Default exists or would result therefrom;

(vii)    to the extent constituting a Restricted Payment, the Borrower or any Restricted Subsidiary may (or the Borrower may make Restricted Payments to any Parent Company to enable it to) consummate any transaction permitted by Section 6.05 (other than Section 6.05(i)) and Section 6.06 (other than Section 6.06(g));
(viii)    (A) any Restricted Subsidiary may declare and make Restricted Payments with respect to any class of its Capital Stock to the Borrower and (B) any Restricted Subsidiary may declare and make Restricted Payments with respect to any class of its Capital Stock ratably to the holders of such Capital Stock) (or, if not ratably, in a manner that is more favorable to the Borrower and its Restricted Subsidiaries);
(ix)    the Borrower or any Restricted Subsidiary may make Restricted Payments so long as (A) no Event of Default exists or would result therefrom and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed 3.00:1.00;
(x)    the Borrower or any Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Qualified Capital Stock of any Parent Company (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith);
(xi)    so long as no Specified Event of Default has occurred and is continuing, Restricted Payments to any Parent Company of Holdings or the Borrower for the purpose of paying (a) monitoring, consulting, management, transaction, advisory, underwriting or placement services or in respect of other investment banking activities, termination or similar fees payable to the Sponsor in accordance with the Management Agreement in an aggregate amount not to exceed $1,000,000 per fiscal year (it being understood that any amounts that are not paid due to the existence of such applicable Event of Default will accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived) and (b) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of the Sponsor in accordance with the Management Agreement;
(xii)    the Borrower or any Restricted Subsidiary may make distributions, by dividend or otherwise, of the Capital Stock of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the primary assets of which are Cash and/or Cash Equivalents which were contributed to such Unrestricted Subsidiary by the Borrower and/or any Restricted Subsidiary);
(xiii)    the Borrower or any Restricted Subsidiary may make Restricted Payments (A) to satisfy dissenters’ or appraisal rights and/or in connection with the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) and (B) in respect of working capital adjustments and/or purchase price adjustments, or the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any acquisition or other Investment permitted by this Agreement (other than an Investment pursuant to Section 6.05(i));
(xiv)    the Borrower or any Restricted Subsidiary may make Restricted Payments within 60 days after the date of declaration thereof if, as of the date of the declaration thereof, such Restricted Payment would have been permitted by any of the foregoing clauses of this Section 6.03(a) (any Restricted Payment made in reliance on this Section 6.03(a)(xiv) shall also be deemed to have been made under the applicable foregoing clause or clauses when the declaration is so made); and
(xv)    Restricted Payments made on or within five (5) Business Days of the Closing Date pursuant to the Acquisition Agreement (or made thereafter pursuant to the purchase price adjustments as set forth in the Acquisition Agreement) in connection with the Transactions.
(b)    The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment in Cash, securities or other property, on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, defeasance, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:
(i)    Refinancing of any Restricted Debt with any Refinancing Indebtedness permitted by Section 6.01;
(ii)    as part of an “applicable high yield discount obligation” catch-up payment;
(iii)    payments of regularly scheduled principal, payments of interest (including any penalty interest, if applicable, and payments of accrued interest on the amount of principal paid) and payments of fees, expenses and indemnification obligations with respect to such Restricted Debt as and when due (in each case, other than payments with respect to Restricted Debt constituting Subordinated Indebtedness that are prohibited by the subordination provisions thereof);
(iv)    so long as no Event of Default exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the greater of $2,225,000 and 2.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(v)    Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (v), provided that (A) no Event of Default exists or would result therefrom and (B) except with respect to amounts utilizing the Available Equity Contribution Amount (for which the receipt of the proceeds of such capital contribution or the issuance of such Qualified Equity Stock, as applicable, by the Borrower is substantially concurrent with the use of such proceeds pursuant to this clause (iii)), after giving effect thereto, the Total Leverage Ratio would not exceed 3.00:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period;
(vi)    Restricted Debt Payments so long as (A) no Event of Default exists or would result therefrom and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed 3.00:1.00;
(vii)    mandatory prepayments of Restricted Debt (and related mandatory payments of accrued interest) made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.03(b)(vii) shall not increase the amount available under clause (a)(vii) of the definition of “Available Amount” to the extent so applied); and
(viii)    Restricted Debt Payments made within 60 days after the date of giving an irrevocable notice in respect thereof if, as of the date such notice is given, such Restricted Debt Payment would have been permitted by any of the foregoing clauses of this Section 6.03(b) (and any Restricted Debt Payment made in reliance on this Section 6.03(b)(viii) shall also be deemed to have been made under the applicable foregoing clause or clauses).
SECTION 6.04.    Burdensome Agreements. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Restricted Subsidiary that is a Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to the Borrower or any Restricted Subsidiary that is a Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (such agreements collectively, “Burdensome Agreements”), except restrictions:
(a)    set forth in (i) this Agreement or any other Loan Document, (ii) any agreement evidencing or governing (A) any Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (B) any Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted pursuant to clauses (l), (m), (p), (q), (r) and/or (u) of Section 6.01 or pursuant to clause (o) of Section 6.01 to the extent the applicable Refinancing Indebtedness is in respect of Indebtedness permitted pursuant to clauses (l), (m), (p), (q), (r) and/or (u) of Section 6.01;
(b)    arising under customary provisions (i) restricting licensing, sublicensing or subletting (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other similar agreements and (ii) in any agreement restricting assignment of such agreement or other transfer of rights under such agreement, so long as such restriction was not entered into in contemplation of this Agreement or for the purpose of frustrating the grant by a Loan Party to the Administrative Agent of any Contract Rights (as defined in the Security Agreement);
(c)    that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;
(d)    that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;
(e)    set forth in any agreement entered into in respect of any Disposition permitted by Section 6.06, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;
(f)    that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;
(g)    imposed by customary provisions set forth in (i) the Organizational Documents of any Person or (ii) any joint venture, shareholders’ or other similar agreements;
(h)    arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement entered into in the ordinary course of business (including,

for the avoidance of doubt, restrictions set forth in reinsurance and fronting agreements entered into in the ordinary course of business);
(i)    set forth in documents which exist on the Closing Date and were not created in contemplation thereof;
(j)    arising under any Hedge Agreement and/or any agreement or arrangement relating to any Banking Services;
(k)    relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;
(l)    set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose of or subject to Liens the assets subject to such Permitted Lien;
(m)    that are imposed by, or agreed to by any Captive Insurance Subsidiary with, any Applicable Insurance Regulatory Authority; and
(n)    imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (m) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 6.05.    Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:
(a)    Cash Equivalents or Investments that were Cash Equivalents at the time made;
(b)    (i) Investments existing on the Closing Date in the Borrower or any of its Restricted Subsidiaries, (ii) Investments made after the Closing Date in the Borrower and/or any Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of $5,350,000 and 6% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in the Borrower and/or any other Restricted Subsidiary;
(c)    Investments (i) constituting deposits, prepayments and/or other credits to distributors, suppliers, licensors and licensees, (ii) made in connection with obtaining, maintaining or renewing or performing under client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;
(d)    Permitted Acquisitions;

(e)    Investments (i) existing on the Closing Date and described on Schedule 6.05 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;
(f)    Investments (including earn-outs and other contingent consideration) received in lieu of Cash in connection with any Disposition permitted by Section 6.06;
(g)    loans or advances to any Employee Related Person in connection with such Person’s purchase of Capital Stock of any Parent Company either (i) in an aggregate outstanding principal amount not to exceed $5,000,000 or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously with the purchase of such Capital Stock contributed to the Borrower (provided such contribution shall not increase the Available Amount and shall be disregarded in any other basket under Section 6.03 or this Section 6.05 that, in the absence of this clause, would have provided availability thereunder as a result thereof);
(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(i)    Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and 6.01(g)), Permitted Liens (other than a Permitted Lien referred to in Section 6.02(w)), Restricted Payments permitted under Section 6.03, Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(b) (if made in reliance on clause (iii) therein), Section 6.06(c)(ii) (if made in reliance on clause (B) therein) and Section 6.06(g));
(j)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;
(k)    Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, winding-up or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure or realization with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;
(l)    loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation to any Employee Related Person of any Parent Company (to the extent such expenditures, payments or other compensation relate to services provided to such Parent Company (but excluding the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries)), the Borrower and/or its Restricted Subsidiaries in the ordinary course of business;
(m)    Investments to the extent that payment therefor is made solely with Qualified Capital Stock of any Parent Company to the extent not resulting in a Change of Control;
(n)    (i) Investments held by any Person that becomes a Restricted Subsidiary (or that is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) after the

Closing Date (other than as a result of a redesignation of any Unrestricted Subsidiary), in each case, pursuant to an Investment otherwise permitted by this Section 6.05 and to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) and were in existence on the date such Person became a Restricted Subsidiary (or the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;
(o)    Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed (i) the greater of $26,700,000 and 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(p)    so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (p);
(q)    (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, distributors and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;
(r)    Investments by the Borrower and/or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Borrower or any Restricted Subsidiary;
(s)    Investments made on or within five (5) Business Days of the Closing Date pursuant to the Acquisition Agreement in connection with the Transactions;
(t)    Investments under any Hedge Agreement permitted under Section 6.01(r);
(u)    [reserved];
(v)    [reserved];
(w)    [reserved];
(x)    additional Investments so long as (A) no Event of Default exists or would result therefrom and (B) the Total Leverage Ratio, calculated after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed 3.00:1.00;
(y)    [reserved];
(z)    Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons, in each case entered into in the ordinary course of business and not interfering in any material respect with the ordinary course conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries;

(aa)    [reserved];
(bb)    Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.03(a) (other than 6.03(a)(vii)); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a);
(cc)    Investments in any Similar Business or any Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $5,350,000 and 6% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(dd)    (i) Investments in any Captive Insurance Subsidiary to the extent reasonably required to comply with the capital requirements applicable to such Captive Insurance Subsidiary under the applicable Insurance Laws, including pursuant to any request of the Applicable Insurance Regulatory Authority, provided that the amount of any such Investment made at any time shall not exceed 120% of the minimum amount of such Investment that would be required to be made at such time in order for such Captive Insurance Subsidiary to be in compliance with such capital requirements at such time and at all times within 180 days thereafter, (ii) Investments in any Captive Insurance Subsidiary made in connection with a launch any new fronting partner program, provided that (A) no Event of Default exists at the time of the making thereof or would result therefrom, (B) the aggregate outstanding amount of such Investments made in connection with any single new fronting partner program shall not exceed $4,000,000, (C) the aggregate outstanding amount of such Investments made in any Fiscal Year, when taken together with the aggregate outstanding amount of all Investments made during such Fiscal Year pursuant to subclause (ii) of Section 6.05(ff), shall not exceed 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period, and (D) immediately after giving effect to such Investment, Liquidity shall be at least $10,000,000, (iii) Investments made by a Captive Insurance Subsidiary constituting Captive Insurance Subsidiary Investments, and (iv) Investments made by a Captive Insurance Subsidiary in another Captive Insurance Subsidiary;
(ee)    [reserved]; and
(ff)    (i) Investments made in the first twelve months after the Closing Date in any Person that is, or upon the making of such Investment will become, a Reciprocal Exchange, provided that the aggregate outstanding amount of all Investments made under this subclause (i) shall not exceed $15,000,000; and (ii) other Investments in any Person that is, or upon the making of such Investment will become, a Reciprocal Exchange, provided that (A) no Event of Default exists at the time of the making thereof or would result therefrom, (B) the aggregate outstanding amount of such Investments under this subclause (ii) made in any Fiscal Year, when taken together with the aggregate outstanding amount of all Investments made during such Fiscal Year pursuant to subclause (ii) under Section 6.05(dd), shall not exceed 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period, and (C) immediately after giving effect to such Investment, Liquidity shall be at least $10,000,000.
Notwithstanding anything in this Agreement to the contrary, (I) no intellectual property or IP Rights owned by Holdings, the Borrower or any of their Restricted Subsidiaries that are material to the operation and the business of Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, and no Material Real Estate Asset may be assigned, transferred, exclusively licensed or contributed (as an Investment or otherwise, and including by way of any Sale and Lease-Back Transactions) by Holdings, the Borrower or any of their Restricted Subsidiaries in or to any Unrestricted Subsidiary or, in the case of any such assignment, transfer, exclusive license or contribution by a Loan Party, in or to any Restricted Subsidiary that is not a Loan Party, (II) designations of and Investments in Unrestricted Subsidiaries shall be permitted to be made solely in reliance on Section 6.05(cc) (and cannot be made pursuant to any other basket or provision under this Agreement) (for the avoidance of doubt, any designations of or Investments in an Unrestricted Subsidiary made in reliance on Section 6.05(cc) cannot be re-allocated or re-classified to another applicable basket and provision, and capacity under Section 6.05(cc) or any other Section hereunder solely for purposes of designations of or Investments in an Unrestricted Subsidiary cannot be increased by reallocation of capacity from other baskets to such baskets), (III) Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties may not be made in reliance on (or reclassified to) Section 6.05(x), (IV) Investments in Captive Insurance Subsidiaries may only be made in reliance on Section 6.05(dd) (and may not be made in reliance on (or reclassified to) any other Section or clause) and (V) Investments in Reciprocal Exchanges may only be made in reliance on Section 6.05(ff) (and may not be made in reliance on (or reclassified to) any other Section or clause).
SECTION 6.06.    Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, merge, consolidate or amalgamate with or into any Person, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value in excess of the greater of $8,900,000 and 10% of the of Consolidated Adjusted EBITDA for the most recently ended Test Period in a single transaction or a series of related transactions, except:
(a)    (i) the Borrower may merge, consolidate or amalgamate with any Restricted Subsidiary or any other Person; provided that the Borrower shall be the continuing or surviving Person, and (ii) any Restricted Subsidiary may merge, consolidate or amalgamate with or into the Borrower or any Restricted Subsidiary; provided that in the case of any such transaction involving any Subsidiary Guarantor, a Subsidiary Guarantor (or, in the case of any such transaction involving the Borrower, the Borrower) shall be the continuing or surviving Person;
(b)    Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be treated as an Investment and otherwise made in compliance with Section 6.05 (other than in reliance on clause (i) thereof);
(c)    (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives the assets (if any) of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (i) thereof); (ii) any merger, consolidation, amalgamation, dissolution or liquidation that constitutes or effects (A) any Disposition otherwise permitted under this Section 6.06 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.05 (other than in reliance on clause (i) thereof); provided no merger, consolidation, amalgamation, dissolution or liquidation of the Borrower shall be permitted hereunder other than as part of a merger, amalgamation, or consolidation with respect to the Borrower that is permitted under Section 6.06(a); and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity, in each case, so long as, in the case of any such transaction involving any Loan Party, after giving effect to such conversion neither the value of the Loan Guaranties under the Guaranty Agreement, taken as a whole, is materially reduced, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired (as reasonably determined by the Borrower and the Required Lenders in good faith);

(d)    (i) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (ii) the leasing, subleasing, licensing or sublicensing of property in the ordinary course of business to the extent that they do not materially interfere with the business of Holdings, the Borrower, and the Restricted Subsidiaries;
(e)    Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (ii) otherwise economically impracticable to maintain;
(f)    (i) Dispositions of Cash and/or Cash Equivalents and/or assets that were Cash Equivalents when the relevant original Investment was made and (ii) Dispositions by a Captive Insurance Subsidiary of Captive Insurance Subsidiary Investments and/or assets that were Captive Insurance Subsidiary Investments when the relevant original Investment was made, in each case under this clause (f) in the ordinary course of business or, in the case of clause (i) above, pursuant to the Acquisition Agreement;
(g)    Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Investments permitted pursuant to Section 6.05 (other than Section 6.05(i)), (ii) Permitted Liens and (iii) Restricted Payments permitted by Section 6.03(a);
(h)    Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $13,350,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75% of the consideration for all such Dispositions consummated in reliance on this clause (h) since the Closing Date shall consist of Cash or Cash Equivalents (provided that for purposes of the foregoing consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of any Restricted Subsidiary that, as a result of such Disposition or any related Disposition, is no longer a Restricted Subsidiary, to the extent that the Borrower and the other Restricted Subsidiaries have been validly released by all relevant creditors in writing from any Guarantee in respect of such Indebtedness or other liability, (iii) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iv) any securities received by the Borrower or any Restricted Subsidiary from the applicable transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (v) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not in excess of the greater of $13,350,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash); provided further that (A) immediately after giving effect to such Disposition, no Event of Default exists and (B) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i)    Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;
(j)    Dispositions of Investments in any joint venture or any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Restricted Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Restricted Subsidiary;
(k)    Dispositions of notes receivable or accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
(l)    Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license) if (i) the Disposition or termination thereof will not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) such leases, subleases, licenses or sublicenses relate to closed facilities or the discontinuation of any product line;
(m)    (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or subleased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;
(n)    Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;
(o)    Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;
(p)    Dispositions of non-core assets acquired in any acquisition or similar Investment permitted hereunder and sales of Real Estate Assets, in each case, acquired in any acquisition or Investment permitted hereunder and which, within 180 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided that immediately after giving effect to such Disposition, no Event of Default exists;
(q)    exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value for like assets;
(r)    (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of their use;

(s)    terminations or unwinds of Hedge Agreements;
(t)    Dispositions of Capital Stock in, or of Indebtedness or other securities of, Unrestricted Subsidiaries;
(u)    Dispositions made to comply with any order of any Governmental Authority or any applicable law;
(v)    any merger, consolidation, amalgamation or Disposition the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;
(w)    any Disposition of motor vehicles and information technology or equipment purchased at the end of an operating lease and resold thereafter;
(x)    any Disposition of Capital Stock of any of the Borrower’s subsidiaries to members of the board of directors (or equivalent body otherwise named) of such subsidiary to the extent necessary to qualify members of the board of directors of such subsidiary, if required by applicable law;
(y)    other Dispositions of assets, provided that, with respect to any such Disposition, the fair market value of assets subject to such Disposition, when taken together with the aggregate fair market value of assets subject to all other such Dispositions theretofore consummated in the same Fiscal Year, shall not exceed the greater of $8,900,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period (determined prior to giving pro forma effect to such Disposition), which amount, if not used in any Fiscal Year (commencing with the Fiscal Year in which the Closing Date occurs), shall be carried forward to succeeding Fiscal Years;
(z)    Dispositions that constitute or effect any Sale and Lease-Back Transaction; provided that (i) to the extent such Sale and Lease-Back Transaction results in an incurrence of Indebtedness by the Borrower or any Restricted Subsidiary, such Indebtedness is permitted by Section 6.01 (and any related Liens on assets of the Borrower or any Restricted Subsidiary are permitted by Section 6.02), (ii) immediately prior to or after giving effect to such Disposition, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists and (iii) such Disposition is for fair market value; and
(aa)    (i) the Closing Date Merger on the Closing Date pursuant to the Acquisition Agreement in connection with the Transactions and (ii) Dispositions made on or within five (5) Business Days of the Closing Date pursuant to the Acquisition Agreement in connection with the Transactions.
SECTION 6.07.    Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (i) enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments by the Borrower or its Restricted Subsidiaries in excess of the greater of $4,450,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period with any of their respective Affiliates unless the terms thereof, when taken as a whole, are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate or (ii) pay or become obligated to pay any management, consulting or similar advisory fees (other than expense reimbursement and indemnities) to or for the account of any Investor or any Affiliate that is an Investor (or that is an Affiliate of an Investor); provided that the foregoing restriction shall not apply to:
(a)    (i) any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any Person that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement and (ii) any transaction with any Parent Company or any other Affiliate in connection with any Qualifying IPO or a “change of control” transaction, provided that such transaction is customary for a Qualifying IPO or a “change of control” transaction;
(b)    any issuance, sale or grant of securities or any payments, awards or grants, whether in cash, securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Borrower or any Restricted Subsidiary;
(c)    (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with any Employee Related Person, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Person and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Person;
(d)    (i) transactions permitted by Sections 6.05(f), 6.05(g), 6.05(l), 6.05(n), 6.05(q), 6.05(w), 6.05(z), 6.05(bb), 6.05(cc), 6.05(dd), 6.06(j), 6.06(t) and 6.06(x), (ii) any issuance, sale, purchase, contribution, conversion, exchange or other transaction in respect of Capital Stock or other securities of the Borrower not restricted by this Agreement, including transactions permitted by Section 6.03(a), and (iii) any incurrence, repayment, prepayment, purchase, redemption, retirement, cancellation, modification or other transaction with respect to Indebtedness not restricted by this Agreement, including transactions permitted by Sections 6.01 or 6.03(b);
(e)    transactions pursuant to agreements in existence on the Closing Date and described on Schedule 6.07 and any amendment, modification, replacement, renewal or extension thereof to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Closing Date, in each case, as reasonably determined by the Borrower;
(f)     the payment or reimbursement of all indemnification obligations and reimbursement of reasonable out-of-pocket expenses owed to any Investors and any of their respective Employee Related Persons;
(g)    customary compensation to the Sponsor or any other Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;
(h)    Guarantees permitted by Section 6.01 or Section 6.05;

(i)    transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof;
(j)    (i) the entry into, and performance by the Borrower and any of its Restricted Subsidiaries of their obligations in favor of their direct or indirect shareholders under the terms of, any registration rights agreement, equityholders agreement, any investor rights agreement or any similar agreement (including any registration rights agreement or purchase agreement relating thereto) and (ii) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture agreement, operating agreement, shareholders agreement or similar agreement;
(k)    the payment of amounts permitted to be paid pursuant to and in accordance with Section 6.03(a)(xi);
(l)    the issuance of Capital Stock of Holdings (other than Disqualified Capital Stock) on the Closing Date to the management of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with the Transactions;
(m)    to the extent any Reciprocal Exchange constitutes an Affiliate, Investments in such Reciprocal Exchange which are permitted pursuant to Section 6.05(ff);
(n)    purchases or provision of Loans or Commitments by Affiliates to the extent expressly permitted hereunder; and
(o)    transactions pursuant to the Acquisition Agreement in connection with the Transactions.
SECTION 6.08.    Conduct of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business, other than (a) the businesses engaged in, conducted (or to the extent disclosed to Administrative Agent prior to the Closing Date proposed to be conducted) by the Borrower or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses or reasonable extensions thereof, and (b) such other lines of business to which the Required Lenders may consent.
SECTION 6.09.    Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case, in a manner that is materially adverse to the Lenders (in their capacities as such), taken as a whole, without obtaining the prior written consent of the Required Lenders; provided that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.06.
SECTION 6.10.    Amendments of or Waivers with Respect to Certain Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Junior Lien Indebtedness or Subordinated Indebtedness that, in each case, constitutes Restricted Debt (or of the documentation governing any such Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such), taken as a whole, or (b) in violation of any applicable Intercreditor Agreement or subordination terms set forth in the definitive documentation governing such Indebtedness; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any such Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.
SECTION 6.11.    Fiscal Year. The Borrower shall not change its Fiscal Year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to end on any other date, in which case the Borrower and the Required Lenders will, and are hereby authorized by all other Lenders to, make any adjustments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Required Lenders and the Borrower, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters.
SECTION 6.12.    Permitted Activities of Holdings. Holdings shall not, directly or indirectly:
(a)    create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, other than (i) the Indebtedness incurred by Holdings under the Loan Documents in connection with the Transactions, (ii) Guarantees of Indebtedness of the Borrower and/or any Restricted Subsidiary, which Indebtedness is permitted hereunder, and (iii) Indebtedness owed to the Borrower or any Restricted Subsidiary to the extent resulting from an Investment permitted by Section 6.05;
(b)    create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents, (ii) any other Lien created on or within five (5) Business Days of the Closing Date in connection with the Transactions, (iii) Liens on any Collateral that are secured on a pari passu or junior basis to the Lien on such Collateral securing the Credit Facilities, so long as such Liens secure Guarantees by Holdings permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money);
(c)    engage in any business activity, other than (i) holding the Capital Stock of the Borrower and, indirectly, any subsidiary of the Borrower (it being agreed that Holdings will not own Capital Stock (except on an interim basis in connection with a substantially concurrent contribution or other transfers to the Borrower) of any Person other than the Borrower), and acting as a holding company with respect thereto, (ii) the entry into, and the performance of its obligations under, the Loan Documents and the agreements or instruments evidencing or governing other Indebtedness and Guarantees permitted hereunder (including, subject to clause (a) above, the granting of Liens with respect thereto and thereunder), (iii) the consummation of the Transactions, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), (v) preparing reports to Governmental Authorities and to its shareholders, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its legal existence or to comply with applicable law, (vii) (A) issuing and selling its Capital Stock and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Capital Stock and (B) performing activities in preparation for and consummating any public offering of, or any other issuance or sale of, its or any other Parent Company’s Capital Stock, including paying fees and expenses related thereto, (viii) holding Cash and Cash Equivalents, maintaining deposit accounts and holding other assets received from any Person holding any Capital Stock of Holdings (including as a result of issuance and sale of, or a capital contribution in respect of, any Capital Stock of Holdings) or the proceeds and products of any of the foregoing, (ix) (A) any transaction or activity expressly contemplated under this Article 6 to be undertaken by Holdings or any other Parent Company and (B) any purchase of Loans pursuant to Section 9.05(f) (which are cancelled in accordance with Section 9.05(f) promptly after the acquisition thereof), (x) the entry into, and performance of its obligations under, contracts and other arrangements with Employee Related Persons, including the providing of indemnification to such Persons and the making of Investments of the type permitted under Section 6.05(g), (xi) participating in tax, accounting and other administrative matters, (xii) the obtainment of, and the payment of any fees, expenses and indemnities for, management, consulting, monitoring, investment banking, advisory and other services to the extent otherwise permitted by this Agreement, including any services or payments permitted under Sections 6.07(f) and 6.07(g), (xiii) the entry into and performance of its obligations under its Organizational Documents, (xiv) complying with applicable law, (xv) for the avoidance of doubt, the entry into and performance of its obligations under and in accordance with the Acquisition Agreement and (xvi) activities incidental to any of the foregoing; or
(d)    consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that Holdings may merge, consolidate or amalgamate with any other Person (other than the Borrower) so long as Holdings shall be the continuing or surviving Person and, after giving effect thereto, Holdings is in compliance with all provisions of this Section 6.12.
SECTION 6.13.    Financial Covenant.
(a)    Total Leverage Ratio. On the last day of any Test Period (commencing with the Test Period ending on the last day of the first fiscal quarter ending after the Closing Date), the Borrower shall not permit the Total Leverage Ratio as of such day to exceed 6.50 to 1.00.
(b)    Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), with respect to an Event of Default as a result of the Borrower’s failure to comply with Section 6.13(a) on the last day of any Test Period, the Borrower shall have the right (the “Cure Right”) (at any time after the last day of such Test Period (or, solely to the extent designated in writing to the Administrative Agent as an exercise of the Cure Right at the time, during the last Fiscal Quarter of such Test Period or thereafter) until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter (or the Fiscal Year ending with such Fiscal Quarter) are required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable) to issue Qualified Capital Stock or other Capital Stock (such other Capital Stock to be on terms reasonably acceptable to the Required Lenders) for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock or such other Capital Stock, in each case, which are designated by the Borrower as proceeds which shall be used to increase Consolidated Adjusted EBITDA pursuant to the exercise of a Cure Right (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.13(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.13(a) as of the end of such Fiscal Quarter and for applicable subsequent Test Periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.13(a) would be satisfied, then the requirements of Section 6.13(a) shall be deemed satisfied as of the end of the relevant Test Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13(a) that had occurred (or would have occurred) shall be deemed cured for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.13(a), (iv) solely upon the Administrative Agent’s receipt of irrevocable written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”) until the 15th Business Day following the date on which financial statements for the applicable Fiscal Quarter (or the Fiscal Year ending with such Fiscal Quarter) to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent (nor any sub-agent therefor), any Lender, any Issuing Bank or any other Secured Party shall exercise any right to foreclose on, realize, or take possession of any Collateral or any other right or remedy under the Loan Documents solely on the basis of such Event of Default under Section 6.13(a), (v) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount (whether by “netting” or otherwise) for purposes of determining compliance with Section 6.13(a) as of the last day of the Test Period in respect of which the Cure Right was exercised (it being understood that this clause (v) shall not apply with respect to any subsequent Test Period, even if such subsequent Test Period includes the applicable Fiscal Quarter), (vi) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be disregarded for any other purpose (except as provided in clause (v) above), including for purposes of determining (A) whether any financial ratio-based provisions, including any financial ratio-based test, condition or exception based on Consolidated Adjusted EBITDA, to the availability of any carve-out set forth in Article 6 has been satisfied, (B) the Available Amount, (C) the Applicable Rate or (D) the Excess Cash Flow or the Required Excess Cash Flow Percentage and (vii) if a failure to comply with Section 6.13(a) has occurred and is continuing, no Lender or Issuing Bank shall be required to make any Revolving Credit Extension unless and until the Cure Amount is actually received.
SECTION 6.14.    Concerning Captive Insurance Subsidiaries.
(a)    No Captive Insurance Subsidiary shall, and no Loan Party shall permit any Captive Insurance Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective (1) any consensual restriction of any kind on the ability of a Captive Insurance Subsidiary to pay dividends or make any other distribution on any Capital Stock of any Captive Insurance Subsidiary, other than restrictions (i) set forth in the Loan Documents, (ii) in favor of the Borrower or any other Loan Party or in favor of any other Captive Insurance Subsidiary or (iii) referred to in clauses (e), (f), (g)(i), (h), (i), (k), (l) or (m) of Section 6.04 (or, to the extent relating to any of the foregoing clauses of Section 6.04, in clause (n) of Section 6.04) or (2) any consensual restriction or encumbrance of any kind on any Captive Insurance Subsidiary’s IP rights or intellectual property, in each case, owned as of the Closing Date.
(b)    Holdings, the Borrower and the Restricted Subsidiaries shall not create, incur, assume or permit or suffer to exist any Lien securing any Indebtedness (other than Indebtedness created under the Loan Documents) on any Capital Stock in the Borrower or any Captive Insurance Subsidiary.

ARTICLE 7
EVENTS OF DEFAULT
SECTION 7.01.    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    Failure to Make Payments When Due. Failure by the Borrower to pay (i) any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any LC Disbursement, any interest on any Loan or LC Disbursement or any fee or premium due hereunder within five Business Days after the date due;
(b)    Default in Other Agreements. (i) Failure by Holdings, the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, any Material Indebtedness, in each case, beyond the grace period, if any, provided therefor; or (ii) breach or default by Holdings, the Borrower or any of its Restricted Subsidiaries with respect to any other term of any Material Indebtedness, in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Material Indebtedness to become or be declared due and payable (or redeemable) prior to its scheduled final maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due and payable (or redeemable) as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness; provided further that, with respect to any failure, breach or default described under clause (i) or (ii) above, such failure, breach or default is unremedied and is not waived by the holder or holders of the applicable Indebtedness (or a trustee or agent on behalf of such holder or holders) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7;
(c)    Breach of Certain Covenants. Failure of the Borrower or any other Loan Party to perform or comply with any of its covenants or agreements contained in Section 5.01(d)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.10(c) or Article 6; provided that (i) any breach of Section 6.13(a) is subject to cure as provided in Section 6.13(b) and (ii) no Default or Event of Default shall arise under this clause (c) in respect of Section 6.13(a) after receipt of the Notice of Intent to Cure and until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter (or Fiscal Year ending with such Fiscal Quarter) under Section 5.01(a) or 5.01(b), as applicable (unless the Borrower is not entitled to exercise the Cure Right in respect of such Fiscal Quarter pursuant to Section 6.13(b), in which case such Default or Event of Default will not be delayed until such 15th Business Day), and then only if the applicable Cure Amount has not been received on or prior to such 15th Business Day; provided further that, with respect to (x) any Credit Extension hereunder conditional on the absence of a Default or an Event of Default or (y) any exception or permission in this Agreement that is conditional on the absence of a Default or an Event of Default (including on a pro forma basis), solely for purposes of determining the satisfaction of such condition or the availability of such permission, clause (ii) of the immediately preceding proviso shall be disregarded;
(d)    Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by the Borrower or any other Loan Party in this Agreement or any other Loan Document or in any certificate or document required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) shall be untrue in any material respect as of the date made or deemed made;

(e)    Other Defaults under Loan Documents. Default by the Borrower or any other Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 30 days after the receipt by the Borrower of written notice thereof from the Administrative Agent;
(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) in an involuntary case or proceeding under any Debtor Relief Law or any other similar relief shall be granted under any applicable federal or state law; or (ii) the commencement of an involuntary case or proceeding against Holdings, the Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, monitor, administrator, custodian or other officer having similar powers over Holdings, the Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee, monitor or other custodian of Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) for all or a substantial part of its property, in each case under this clause (ii), which remains undismissed, unvacated, unbonded or undischarged pending appeal for 60 consecutive days;
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) in a voluntary case under any Debtor Relief Law; (ii) the commencement by Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) to the appointment of a receiver (privately or court appointed), receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, monitor, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), or over all or a material part of its property; (iii) the making by Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors (or class of creditors); provided that, for the avoidance of doubt, any liquidation or dissolution expressly permitted by Section 6.06(c) shall not constitute a Default or Event of Default under this clause (g); or (iv) Holdings, the Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as such debts become due;
(h)    Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in each case, to the extent not adequately covered by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;
(i)    Employee Benefit Plans. The occurrence of one or more ERISA Events which has resulted or would reasonably be expected to result, individually or in the aggregate, in liability of

Holdings, the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;
(j)    Change of Control. The occurrence of a Change of Control;
(k)    Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof and prior to the Termination Date, (i) this Agreement, any Loan Guaranty, the Guaranty Agreement or any material Collateral Document for any reason shall cease to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void or any Loan Party shall contest in writing the validity or enforceability of any material provision thereof or, if a party thereto, deny in writing that it has any further liability thereunder (in each case under this clause (i), other than in accordance with the terms thereof or as a result of the discharge of the applicable Loan Party in accordance with the terms thereof and other than as a result of any affirmative act by the Administrative Agent), (ii) any Lien created (or purported to be created) under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (A) the Administrative Agent failing to retain possession of any Collateral actually delivered to it or any UCC financing statement or equivalent filing having lapsed because a UCC continuation statement or equivalent filing was not filed in a timely manner or (B) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof) or any Loan Party shall contest in writing the validity or enforceability of any such Lien (or deny in writing that it has any further liability with respect thereto (other than solely by reason of a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof), or (iii) the Secured Obligations shall cease to constitute “Senior Indebtedness” or comparable term under the subordination provisions of any documents or instruments evidencing any Restricted Debt that is Junior Lien Indebtedness or Subordinated Indebtedness in an aggregate amount in excess of the Threshold Amount or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or
(l)    the Closing Date Merger shall not have been consummated in all material respects pursuant to the Acquisition Agreement later than 5:00 p.m., New York City time on the date that is one Business Day after the Closing Date.
then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit (or cause to be deposited) Cash in the LC Collateral Account as provided in Section 2.05(j); and upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Section 7.01, all Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the

Borrower to cash collateralize (or cause to be cash collateralized) the LC Exposure as set forth above shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default and subject to Section 6.13(b), the Administrative Agent, at the request of the Required Lenders, shall exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. Upon the occurrence and during the continuance of an Event of Default, Holdings and the Borrower shall, and shall cause each of their subsidiaries to, take all actions necessary or reasonably requested by the Administrative Agent or the Required Lenders to permit the exercise of rights and remedies by the Administrative Agent under the Loan Documents without violation of any rule or regulation of the Arizona Department of Insurance and Financial Institutions or any other Applicable Insurance Regulatory Authority (including actions necessary or reasonably requested by the Administrative Agent or the Required Lenders in connection with obtaining any consent, approval, license or authorization of the Arizona Department of Insurance and Financial Institutions or any other Applicable Insurance Regulatory Authority); it being understood that the Administrative Agent and the Required Lenders shall be entitled to seek specific performance of this sentence in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Administrative Agent at law or in equity; it being understood and agreed that the Administrative Agent and the other Secured Parties will suffer irreparable harm if Holdings, the Borrower or any of their subsidiaries breaches any obligation under this sentence.
ARTICLE 8
THE ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Banks hereby irrevocably appoints Acquiom (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless such Person is in fact not a Lender or an Issuing Bank, include each Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders and the Issuing Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power (including, without limitation, consenting to the extension of any deadlines herein), except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not have any Liability, on any theory of liability, to the Lenders or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender or any other Secured Party as a result of, any determination of the Effective Yield or the terms and conditions of any Acceptable Intercreditor Agreement. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document on the part of any other Person or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.
Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Holdings, the Borrower, the Administrative Agent and each Secured Party agree that (a) no Secured Party (other than the Administrative Agent (or its sub-agents)) shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guaranty, it being understood and agreed that any right to realize upon the Collateral or enforce any Loan Guaranty against any Loan Party pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent (or its sub-agents) on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (b) in the event of a foreclosure or realization by the Administrative Agent (or its sub-agents) on any of the

Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law), (i) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other Disposition, to use and apply all or any portion of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition; and (ii) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such sale or other Disposition. Each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to, credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.
No holder of any Secured Hedging Obligation or Banking Services Obligation, in each case, in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding with respect to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
Any custodian, receiver, receiver and manager, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to any Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.11 and 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, (a) any confirmation of the Revolving Credit Exposure or the component amounts thereof or (b) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or such issuance, amendment, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
The Administrative Agent may resign at any time by giving 10 days’ prior written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ prior written notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment prior to the effectiveness of the resignation or removal of the Administrative Agent as provided above, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower, if applicable) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed), (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8 and (iii) the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any Loan Document until such time, if any, as the Required Lenders (subject, solely to the extent required above with respect to the appointment of a successor Administrative Agent, to any required consent of the Borrower) appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any Collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing.
Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender or an Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower and its subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law) and (c) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in its capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.
Each Secured Party irrevocably authorizes and instructs the Administrative Agent to:
(a)    (i) release (or confirm an automatic release of) any Lien on any property granted to or held by the Administrative Agent under any Loan Document as provided in Section 9.21 and (ii) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document in connection with enforcement of any rights or remedies in respect thereof under the Loan Documents;
(b)    release (or confirm an automatic release of) any Subsidiary Guarantor from its obligations under the Guaranty Agreement and the other Loan Documents as provided in Section 9.21;
(c)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is described in Sections 6.02(m), 6.02(n), 6.02(y) or 6.02(aa); provided that, in each case, the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Lien in accordance with the documentation governing the Indebtedness or obligations that is secured by such Lien; and
(d)    enter into any Acceptable Intercreditor Agreement (or any amendment, restatement, supplement or other modification thereto permitted by Section 9.20) in respect of any Indebtedness, Banking Services Obligations or Hedging Obligations that, pursuant to the terms hereof, (i) is required or permitted to be subordinated in right of payment and/or (ii) is secured by Liens, and with respect to which, this Agreement contemplates an intercreditor, subordination or similar agreement or arrangement.
Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release (or to confirm an automatic release of) or subordinate its interest in particular types or items of property, or to release (or to confirm an automatic release of) any Loan Party from its obligations under the Guaranty Agreement or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Secured Party hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Article 8; provided that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement, and the Administrative Agent shall be entitled to conclusively rely on any such certificate.
To the extent that the Administrative Agent (or any Affiliate and sub-agent thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Lenders severally agree to reimburse and indemnify the Administrative Agent (and any Affiliate and sub-agent thereof) in proportion to their respective pro rata shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate and sub-agent thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Credit Exposures, unused Revolving Credit Commitments, outstanding Term Loans and unused Term Commitments, in each case, at the time (or most recently outstanding and in effect). In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this paragraph applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share (determined as set forth above) of any costs or out-of-pocket expenses (including legal costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The provisions of this paragraph shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the NYFRB Rate, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.
Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate.
The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party.
Each party’s obligations under the three immediately preceding paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that at least one of the following is and will be true:
(a)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(b)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(c)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(d)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) clause (a) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Notwithstanding anything to the contrary in this Agreement or in any Loan Document, the Administrative Agent shall, promptly upon the written request of Deutsche Bank (which may be via email), deliver or otherwise make available to Deutsche Bank, electronic copies of any written notice, demand, communication, certificate, document, financial statement, report, instrument, or other information actually received by or available to the Administrative Agent under or in connection with this Agreement or information otherwise known or maintained by Administrative Agent in connection with role as administrative agent hereunder (including without limitation, the current Lenders under the Facilities and their outstanding Loans and Commitments) (whether in physical electronic or any other form, and whether received from any Loan Party, any other Lender, or any other Person in connection with the transactions contemplated by the Loan Document). The foregoing obligation applies regardless of whether such information is addressed or directed specifically to the Administrative Agent in its capacity as such, to the Lenders generally, or otherwise, and regardless of whether the Administrative Agent is otherwise required under any other provision of the Loan Documents to deliver such information to the Lenders.

ARTICLE 9
MISCELLANEOUS
SECTION 9.01.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:
(i)    if to any Loan Party, to such Loan Party in the care of the Borrower at:
Bamboo Ide8 Insurance Services, LLC
7050 Union Park Center, Suite 550, Midvale, UT 84047
Attention: [###], General Counsel
Email: [###]
with copies to (which shall not constitute notice to any Loan Party):
CVC Advisors (U.S.), Inc.
[###]
[###]
Attention: [###]
Email: [###]
(ii)    if to Acquiom, as Administrative Agent, at:
Acquiom Agency Services LLC
[###]
[###]
Attention: [###]
Email: [###]
Telephone: [###]
with copies to (which shall not constitute notice to any Loan Party):
Deutsche Bank AG New York Branch
[###]
[###]
Attention: [###]
Email: [###]
Other than in connection with (x) any Borrowing Request, any Interest Election Request, any notice requesting the issuance, amendment or extension of a Letter of Credit or any other notice or communication in respect of Borrowings, Interest Election Requests or the issuance, amendment or extension of Letters of Credit or (y) any delivery of financial statements, audit opinions or Compliance

Certificates pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c), with a copy to (which shall not constitute notice to Administrative Agent or Acquiom):
Katten Muchin Rosenman LLP
[###]
[###]
Attention: [###]
Email: [###]
(iii)    if to any Issuing Bank, to it at its address, email or telephone most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address or email set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof), and
(iv)    if to any Lender, to it at its address, email or telephone set forth in its Administrative Questionnaire.
All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) given by email or delivered through Electronic Systems shall be effective as provided in Section 9.01(b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished, in addition to email, through any Electronic System (including Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. Notices and other communications to the Administrative Agent may be delivered or furnished, in addition to email, through other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications (i) sent to an email address shall be deemed received upon sending (it being agreed that that if the sender shall have received a failed delivery response email, the sender shall exercise commercially reasonable efforts to promptly advise the recipient party thereof and deliver the intended notice or other communication to such other email address (or by such other means) as shall be reasonably requested by the recipient party, provided the failure of any party to comply with this parenthetical shall not affect the efficacy or deemed receipt of any notice), and (ii) posted to an Electronic System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Any party hereto may change its address, email or other notice information hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to the Borrower and the Administrative Agent); it being understood and agreed that Holdings or the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY

OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT, SUBJECT TO SECTION 9.04, TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S (OR ANY OF ITS RELATED PARTY’S) GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 7 for the benefit of all the Lenders, the Issuing Banks and the other Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender or Issuing Bank from exercising setoff rights in accordance with Section 9.09 (subject to the terms of Section 2.16) or (iv) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relating to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article 7 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the immediately preceding proviso and subject to Section 2.16, any Lender or Issuing Bank may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
(b)    Subject to Sections 9.02(c), 9.02(d) and 9.02(e) and to Section 9.05(f), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of the Required Lenders, and each Loan Party (or the Borrower on its behalf) that is party thereto; provided that, notwithstanding the foregoing:
(A)    the prior written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:
(1)    increases the amount of, or extends the scheduled expiration date of, any Commitment of such Lender, or changes the currency in which any Loans are available thereunder; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory reduction of Commitments or mandatory prepayment shall constitute an increase or an extension of any Commitment of such Lender;
(2)    reduces the principal amount of any Loan or LC Disbursement owed to such Lender or any scheduled amortization payment of any Loan due to such Lender;
(3)    (x) extends the scheduled final maturity of any Loan held by such Lender or (y) postpones any scheduled amortization payment of any Loan held by such Lender, or the date of any scheduled payment of any interest on any Loan held by such Lender or of any scheduled payment of any fee due to such Lender hereunder, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory reduction of Commitments or mandatory prepayment shall constitute any such extension or postponement;
(4)    reduces the stated rate of interest on any Loan held by such Lender or the stated amount of any fee or premium owed to such Lender (other than to waive any Default or Event of Default or to waive, amend or modify any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.12(d) or any obligation under Section 2.11(g), each of which shall not be subject to this clause (4)), it being understood that no change in the definition of “Total Leverage Ratio” or any other ratio (or, in each case, in any component definition thereof) used in the calculation of the Applicable Rate or in the calculation of any other interest, fee or premium due under any Loan

Document (and no waiver of any amount required to be paid on the account of any inaccuracy of any such calculation), shall constitute a reduction in any rate of interest or any fee or premium hereunder; or
(5)    waives, amends or modifies the provisions of Section 2.16(b) or 2.16(c) of this Agreement or any other “waterfall” or pro rata sharing provision of any other Loan Document, in each case, in a manner that would by its terms alter the pro rata sharing of payments required thereby in a manner adverse to such Lender (except as otherwise expressly provided in this Agreement);
provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of Section 2.20 (including clause (a)(v) thereof and the definition of the term “Effective Yield” as used in such Section), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);
(B)    no such waiver, modification or amendment shall:
(1)    change (x) (i) any of the provisions of this Section 9.02(b) to reduce any voting percentage or number of Lenders required to waive, amend or modify any Loan Document or make any determination or grant any consent thereunder or (ii) the definition of “Required Lenders”, in each case without the prior written consent of each Lender; provided that, in the case of any provision of this Section 9.02(b) that by its express terms only relates to Lenders of a particular Class, any change to such provision to reduce any voting percentage or number of Lenders of such Class required to waive, amend or modify any Loan Document or make any determination or grant any consent thereunder shall require the prior written consent of each Lender of such Class (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any such change), or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);
(2)    release or subordinate Liens granted pursuant to the Loan Documents on all or substantially all of the value of the Collateral (except as otherwise expressly permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21, in each case (other than upon a release of Liens on the Termination Date) as in effect on the Closing Date), without the prior written consent of each Lender;
(3)    release or subordinate all or substantially all of the value of the Loan Guaranties under the Guaranty Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21, in each case (other than upon a release of the Loan Guaranties on the Termination Date) as in effect on the Closing Date), without the prior written consent of each Lender; or

(4)    by its terms, subordinate or have the effect of subordinating (x) the Lien securing the Obligations to any other Lien securing any other Indebtedness for borrowed money or (y) any of the Obligations in right of payment to any other Indebtedness for borrowed money, in each case, without the written consent of each Lender adversely affected thereby, in each case, except in the case of (1) any Indebtedness that is expressly permitted by the Loans Documents as in effect on the Closing Date to either be senior in right of payment to the Obligations or to be secured by a Lien that is senior to the Lien securing the Obligations, (2) any “debtor-in-possession” facility or (3) any other Indebtedness so long as the Lenders are offered the opportunity to provide such Indebtedness on a pro rata basis on the same terms; and
(C)    no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.
(c)    Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended:
(i)    with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans of any Class (any such Term Loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:
(A)    the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, except by (1) any additional amounts permitted to be incurred under Section 6.01 (other than Section 6.01(a)), provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 (other than Section 6.02(a)), plus (2) the amount of unpaid accrued interest, penalty and/or premium (including any prepayment premium) thereon, any committed but undrawn amounts, and/or any underwriting discounts, fees (including upfront fees and/or original issue discount), commissions and/or expenses associated therewith;
(B)    such Replacement Term Loans shall have (1) a final maturity date that is no earlier than the Maturity Date applicable to such Replaced Term Loans and (2) a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of such Replaced Term Loans;
(C)    such Replacement Term Loans (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Term Loans, (2) shall not be guaranteed by any Person that is not a Loan Party and (3) shall not be secured by any asset other than the Collateral;
(D)    any such Replacement Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on a less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the first parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(E)    the other terms of such Replacement Term Loans (excluding currency, pricing, margins, funding discounts, interest, fees, rate floors, premiums and other components of yield (and any “MFN” terms), final maturity, commitment terminations, amortization, escrow provisions and prepayments (including restrictions on prepayments), subject to preceding clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower) on the Borrower and its Restricted Subsidiaries than those applicable to such Replaced Term Loans (other than any terms that (1) are applicable only to periods after the Latest Term Loan Maturity Date as of the date of incurrence of such Replacement Term Loans, or (2) are conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans); provided that in the event the terms of such Replacement Term Loans include a financial maintenance covenant (for the avoidance of doubt, excluding any rights arising solely as a result of cross-acceleration to any financial maintenance covenant applicable to any Revolving Facility), then such financial maintenance covenant shall be added to this Agreement for the benefit of the Lenders under each Class of Term Loans existing after giving effect to the use of proceeds of such Replacement Term Loans; and
(F)    such Replaced Term Loans and all unpaid accrued interest thereon shall be paid in full on the date of incurrence of such Replacement Term Loans; and
(ii)    with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit Commitments of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:
(A)    the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility, except by (1) any additional amounts permitted to be incurred under Section 6.01 (other than Section 6.01(a)), provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 (other than Section 6.02(a)), plus (2) the amount of accrued interest, penalty and premium (including any prepayment premium) thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and/or original issue discount), commissions and/or expenses associated therewith;
(B)    no Replacement Revolving Facility may have a final maturity date earlier than (or require commitment reductions prior to) the Maturity Date applicable to such Replaced Revolving Facility;
(C)    such Replacement Revolving Facility (1) shall be pari passu in right of payment and with respect to security with any then-existing Revolving Facilities and (2) shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral; and
(D)    the other terms of such Replacement Revolving Facility (excluding currency, margins, funding discounts, pricing, interest, fees, rate floors, premiums and other components of yield (and any “MFN” terms), scheduled final maturity, commitment terminations, escrow provisions and prepayments (including restrictions on prepayments), subject to clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower) on the Borrower and its Restricted Subsidiaries than those applicable to such Replaced Revolving Facility (other than any terms that (1) are applicable only to periods after the Latest Revolving Credit Maturity Date as of the date of incurrence of such Replacement Revolving Facility or (2) are conformed (or added) to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Revolving Credit Commitments); and
(E)    the Revolving Credit Commitments in respect of such Replaced Revolving Facility shall be terminated to the extent of such refinancing or replacement, and all Revolving Loans and Revolving Credit Exposure outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case, on the date such Replacement Revolving Facility is effected.
(iii)    Replacement Term Loans and Replacement Revolving Facilities may be provided by any existing Lender or by any other Eligible Assignee; provided that the Administrative Agent (and, in the case of any Replacement Revolving Facility, each Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Lender’s provision of Replacement Term Loans or Replacement Revolving Facilities solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Lender; provided further that any such Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(f), mutatis mutandis, to the same extent as if the relevant Commitments and related Obligations had been acquired by such Lender by way of assignment. It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, there shall only be one Revolving Facility outstanding at any time.
The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 9.02(c), including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 9.02(c). The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Refinancing Amendment, will not be unreasonably withheld, conditioned or delayed.
(d)    Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:
(i)    the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guaranty Agreement and/or any Collateral Document to (A) comply with any law or the advice of counsel and/or (B) cause the Guaranty Agreement and/or such Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii)    the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent, (A) to give effect to the provisions of Sections 2.20, 2.21, 5.11, 6.11 and/or 9.02(c) (including, in the case of any Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Loans, to modify the scheduled amortization to be in such percentages or amounts as may be agreed by the Borrower and the Administrative Agent, to add or extend any “call protection” period for the benefit of, or increase the Effective Yield with respect to, such then-existing Class of Loans or to make other modifications to such then-existing Class of Loans so long as other modifications are favorable to the Lenders in respect thereof, in each case, to the extent necessary in order to ensure that such Loans are “fungible” with such then-existing Class of Loans) or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) in connection with any transaction permitted by Section 2.20, 2.21 and/or 9.02(c), to add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Required Lenders, it being understood that (A) where applicable, any such amendment may be effected as part of the applicable Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment and (B) any Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment also may provide for amendments or other modifications to this Agreement and the other Loan Documents in addition to those referred to in Section 2.20, 2.21 or 9.02(c), as the case may be (any such additional amendment or modification, an “Additional Amendment”); provided that no Additional Amendment shall become effective prior to the time that such Additional Amendment shall have been consented to (including pursuant to consents set forth in any Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment) by such of the Lenders and other Persons (if any) as may be required in order for such Additional Amendment to become effective in accordance with this Section 9.02; provided further that, notwithstanding anything to the contrary contained herein, for purposes of determining whether the consent of the Required Lenders (or such other requisite percentage of Lenders required hereunder) has been obtained in respect of any Additional Amendment, to the extent any Additional Loans and/or Additional Commitments to be made or established pursuant to any Incremental Facility Amendment, Extension/Modification Amendment and/or Refinancing Amendment would be permitted by Section 2.20, 2.21 and/or 9.02(c) without giving effect to such Additional Amendment, then the consent of the Required Lenders (or such other requisite percentage of Lenders required hereunder) to such Additional Amendment shall be determined after giving effect to such Additional Loans and/or Additional Commitments so made or established (and any refinancing of any Loans and/or Commitments to be effected in connection therewith);
(iii)    if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly;
(iv)    the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement as provided therein or as provided in Section 9.20;

(v)    the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05 and/or reductions, terminations, increases or additions of Commitments pursuant to Sections 2.08, 2.20, 2.21 and/or 9.02(c);
(vi)    no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) of the first proviso to Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;
(vii)    this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Required Revolving Lenders on substantially the same basis as the Lenders prior to such inclusion,
(viii)    (A) any amendment, waiver or modification of any term or provision of this Agreement or any other Loan Document that by its terms directly affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time and (B) any waiver of any condition precedent set forth in Section 4.02 in respect of any Revolving Facility or any waiver of any Default or Event of Default that arises from the inaccuracy of any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith, in each case, in connection with any credit extension under any Revolving Facility may be effected by an agreement or agreements in writing entered into by the Borrower and the Required Revolving Lenders; provided that if the approval set forth in this clause (viii) is obtained, the consent of any other Lender shall not be required;
(ix)    this Agreement may be amended in the manner provided in Section 2.13(b);
(x)    (A) this Agreement may be amended in the manner provided in Section 2.05(i) and the definition of “LC Commitment” and (B) the Borrower and any Issuing Bank may, without the input or consent of any Lender or any other Person, waive, amend or modify any provision of Section 4.02 solely as it pertains to any Revolving Credit Extension by such Issuing Bank; and
(xi)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their consent would be required under clause (C) of Section 9.02(b), the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full in Cash of the principal of and interest accrued on each Loan made by it (including Cash collateralization with respect to all LC Exposure, if applicable), and all other amounts owing to it or accrued for its account under this Agreement.
(e)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity.
(a)    The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and invoiced out-of-pocket fees, disbursements and other charges of one primary firm of counsel to the Administrative Agent, one primary firm of counsel to all such other Persons, taken as a whole (and, if reasonably necessary (as determined by Administrative Agent in its reasonable discretion), of one firm of local counsel to all such Persons, taken as a whole, in any relevant material local jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) and one firm of regulatory counsel) in connection with the preparation, execution, delivery and administration of the Loan Documents (including in connection with any visit or inspection permitted by Section 5.06) and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated), and (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent or its Affiliates, the Arrangers, the Issuing Banks or the Lenders (but limited, in the case of legal fees and expenses, to the actual reasonable and invoiced out-of-pocket fees, disbursements and other charges of one primary firm of counsel to the Administrative Agent, one primary firm of outside counsel to all such other Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional primary firm of counsel to all such affected Persons, taken as a whole (and, if reasonably necessary (as determined by Administrative Agent in its reasonable discretion), of one firm of local counsel in any relevant material local jurisdiction to all such Persons, taken as a whole (which may include a single firm of local counsel acting in multiple jurisdictions) and one firm of regulatory counsel) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Loans made and/or Letters of Credit issued hereunder (in each case of clauses (i) and (ii) above, excluding allocated costs of in-house counsel). Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses.
(b)    The Borrower shall indemnify the Arrangers, the Administrative Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and invoiced out-of-pocket fees, disbursements and other charges of one primary firm of counsel to the Administrative Agent, one primary firm of counsel to all other Indemnitees, taken as a whole, and, if reasonably necessary (as determined by Administrative Agent in its reasonable discretion), one firm of local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole (which may include a single firm of local counsel acting in multiple jurisdictions), and one firm of regulatory counsel, and solely in the case of an actual or reasonably perceived conflict of interest where any affected Indemnitee notifies the Borrower of such conflict and thereafter retains its own counsel, (x) one additional firm of counsel to all affected Indemnitees, taken as a whole, and (y) if reasonably necessary (as determined by Administrative Agent in its reasonable discretion), one additional firm of local counsel to all affected Indemnitees, taken as a whole, and one additional firm of regulatory counsel to all affected Indemnitees, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release by, or the presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by, Holdings, the Borrower or any of its subsidiaries, or any Environmental Claim or Environmental Liability relating to Holdings, the Borrower or any of its subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such Liability or related expense (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or, to the extent such judgment finds that any such Liability or related expense has resulted from such Indemnitee’s or any of its Related Parties’ material breach of this Agreement or any other Loan Document or (B)  any claim, litigation, investigation or proceeding solely between and among such Indemnitees (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or the Arrangers, acting in its capacity as the Administrative Agent or as the Arrangers) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof as determined in a final non-appealable judgment by a court of competent jurisdiction. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days after receipt by the Borrower of a written demand therefor. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent Liabilities in respect of a non-Tax claim.
(c)    The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), but if any claim, litigation, investigation or proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.
SECTION 9.04.    Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, the Borrower or any other Loan Party and/or any Related Party of any of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, provided the foregoing shall in no event limit the terms of Section 9.03 or any similar indemnification provision of any other Loan Document.
SECTION 9.05.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as explicitly provided in Section 9.24, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(e)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Sponsor and the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided that it is reasonable for the Borrower to withhold its consent to any assignment to any Person that is not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution, regardless of whether such Person is reasonably identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name); provided that (x) the Borrower shall be deemed to have consented to any assignment of a Term Loan or Term Commitment (other than any such assignment to a Disqualified Institution, unless the Borrower otherwise agrees in writing in its sole discretion, or a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof and (y) no consent of the Borrower shall be required for any assignment of Loans or Commitments (1) in the case of any assignment of Term Loans, to another Lender, an Affiliate of any Lender or an Approved Fund, (2) in the case of any assignment of Loans or Commitments by any Lender, to an Affiliate of such Lender or an Approved Fund of such Lender or (3) at any time when an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists;
(B)    the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for (1) any assignment to another Lender, an Affiliate of any Lender or an Approved Fund or (2) any assignment made in compliance with Section 9.05(f); and
(C)    in the case of any Revolving Facility, each Issuing Bank (not to be unreasonably withheld, conditioned or delayed); provided that (1) no consent of any Issuing Bank shall be required for any assignment to another Revolving Lender or an Affiliate or Approved Fund of any Revolving Lender and (2) no consent of Deutsche Bank, in its capacity as an Issuing Bank, shall be required if, at the time of the applicable assignment, no Letter of Credit issued by Deutsche Bank is outstanding.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments, and (y) $1,000,000, in the case of Revolving Loans and Revolving Credit Commitments, in each case, unless the Borrower and the Required Lenders otherwise agree;
(B)    any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and
(D)    the relevant Eligible Assignee (if it is not a Lender and if other than Holdings, the Borrower or any of its subsidiaries) shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire, (2) any IRS form or other document required under Section 2.15(f) and (3) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.
(iii)    Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, and except as otherwise provided in Section 9.05(f), from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, but subject to the requirements of, paragraph (c) of this Section 9.05.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain accessible at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), in New York City (or through electronic means) at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender or any other Person, sell participations to any Person (other than to any Disqualified Institution (unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing), any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or Holdings or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the other Loan Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in clause (A)(1), (A)(2), (A)(3) or (A)(4) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 (subject to the limitations and requirements of such Sections and Section 2.17) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05 (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.15(a) or 2.15(c), to the Borrower and the Administrative Agent); provided that no Participant shall be entitled to receive any greater payment under Section 2.14 or 2.15 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after such Participant acquired the applicable participation. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal of and stated interest amounts on each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the proposed U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution (unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing), any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(ii)    [Reserved].
(e)    (i)  Unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing, if any assignment or participation under this Section 9.05 is made by any Lender without the Borrower’s prior written consent (A) if the Borrower’s consent is required under this Section 9.05, to any Disqualified Institution or (B) if the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)) for such assignment or participation, to any other Person, then the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Borrower at law or in equity; it being understood and agreed that Holdings, the Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment or participation to any Disqualified Institution or to any other Person where the Borrower’s consent thereto is required but not obtained. Upon the request of any Lender, the Administrative Agent shall make the list of Disqualified Institutions available to such Lender at the relevant time and such Lender may provide the list of Disqualified Institutions to any potential assignee or participant on a confidential basis in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.
(ii)    Unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing, if any Disqualified Institution shall have been identified by the Borrower to the Administrative Agent, then, notwithstanding anything to the contrary set forth herein, such Disqualified Institution (A) shall not be permitted to, and shall not, (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) by or among the Borrower or any other Loan Party, the Administrative Agent or any Lender or (y) receive any information or materials prepared by the Borrower or any other Loan Party, the Administrative Agent or any Lender, or any communication by or among the Borrower or any other Loan Party, the Administrative Agent or any Lender (in each case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2), (B) (x) shall not for purposes of determining whether the Required Lenders, the Required Revolving Lenders, the majority in interest of Lenders under any Class, each Lender or each directly and adversely affected Lender have (I) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower or any other Loan Party therefrom, (II) otherwise acted on any matter related to any Loan Document or (III) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action (and shall have no right to vote any of its Term Loans, Revolving Credit Exposures and unused Commitments); it being understood that for purposes of any such determination all Term Loans, Revolving Credit Exposures and unused Commitments held by any Disqualified Institution shall be deemed to be not outstanding, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Institution in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 2.12(d) or 9.03.

(iii)    Notwithstanding anything to the contrary herein, each of Holdings, the Borrower, each other Loan Party and the Lenders acknowledges and agrees that (x) the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liabilities with respect to any assignment or participation made to a Disqualified Institution and (y) (I) the Administrative Agent will be permitted to make the list of Disqualified Institutions available to any Lender and (II) the list of Disqualified Institutions shall be permitted to be disclosed to any prospective assignee, participant and contractual counterparty to any Hedge Agreement (including any credit default swap) or similar derivative product.
(iv)    Nothing in this Section 9.05(e) shall be deemed to prejudice any right or remedy that the Sponsor, Holdings, the Borrower, or any other Loan Party may otherwise have at law or equity. It is understood that the provisions of paragraphs (ii) and (iii) of this Section 9.05(e) shall not apply to any Person that is an assignee of any Disqualified Institution, if such assignee is not a Disqualified Institution.
(f)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans of any Class, to any Affiliated Lender or to Holdings, the Borrower or any of its subsidiaries, in each case, on a non-pro rata basis, through open market or other purchases, in each case, without the consent of the Administrative Agent; provided that:
(i)    in the case of any such assignment to Holdings, the Borrower or any of its subsidiaries, any Term Loans acquired by it shall be retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled amortization payment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;
(ii)    any Term Loans acquired by any Affiliated Lender shall be contributed to Holdings, the Borrower or any of their Restricted Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans shall be retired and cancelled promptly upon such contribution); provided, that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled;
(ii)    the relevant assignee and assigning Lender shall have executed and delivered to the Administrative Agent an Affiliated Lender Assignment and Assumption;
(iii)    in the case of any such assignment to an Affiliated Lender, immediately after giving effect to the relevant assignment, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous retirements and cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (iii) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Term Loans held by Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender by an Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender)); provided further that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans then held by all Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous retirements and cancellations thereof), the assignment of the relevant excess amount shall be null and void;
(iv)    in the case of any assignment to Holdings, the Borrower or any of its subsidiaries effected pursuant to an open market purchase, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund the purchase price for such assignment and (B) no Default or Event of Default exists at the time of confirmation of such open market or other purchase, as applicable;
(v)    in the case of any assignment to an Affiliated Lender, whether by its acquisition of Term Loans or otherwise, such Affiliated Lender shall be deemed to have acknowledged and agreed that:
(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders, except that such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders (or all Lenders of the applicable Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Affiliated Lender; and
(B) such Affiliated Lender, solely in its capacity as a Lender, will not be entitled to (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Borrower or any other Loan Parties or their representatives are not invited or (y) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communication have been made available by the Administrative Agent or any Lender to the Borrower or other Loan Party or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vi)    in the case of any assignment to an Affiliated Lender, whether by its acquisition of Term Loans or otherwise, such Affiliated Lender shall be deemed to have acknowledged and agreed that in any proceeding under any Debtor Relief Law, the interest of such Affiliated Lender in any Term Loan of any Class will be deemed to be voted in the same proportion as the vote of Lenders of such Class that are not Affiliated Lender on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan of any Class to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans of such Class held by other Term Lenders that are not Affiliated Lenders; and
(vii)    neither Holdings, the Borrower or any of its subsidiaries nor any Affiliated Lender shall be required to represent or warrant that it is not in possession of any material non-public information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(f).
The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancelation of the Term Loans retired and cancelled pursuant to this Section 9.05(f). Any payment made by Holdings, the Borrower or any of its subsidiaries in connection with an acquisition of Term Loans permitted by this Section 9.05(f) shall not be subject to the provisions of Sections 2.15 and 2.16. Failure by Holdings, the Borrower or any of its subsidiaries to make any payment to a Lender required to be made in consideration of an acquisition of Term Loans permitted by this Section 9.05(f) shall not constitute a Default under Section 7.01.
Notwithstanding anything to the contrary contained herein, any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to the Borrower, provided that, in the case of any such contribution to the Borrower, such Term Loans shall be retired and cancelled immediately upon the contribution thereof, it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled amortization payment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled.
SECTION 9.06.    Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and the issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 9.03, 9.04 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, subject to the limitations set forth in this Agreement. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date (or, with respect to any Letter of Credit, from and after such other time prior to the Termination Date as may be agreed in writing by the applicable Issuing Bank, such Letter of Credit), each Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d).
SECTION 9.07.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter, the Agent Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(b)    Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent and the Borrower have agreed to accept any Electronic Signature, the Administrative Agent, the Lenders, the Issuing Banks, the Borrower and each other Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, the Borrower or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks, the Borrower and the other Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page or any electronic images of this Agreement, any other Loan Document or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each of the Administrative Agent, the Lenders, the Issuing Banks, the Borrower and the other Loan Parties may, at its option, create one or more copies of this Agreement, any other Loan Document and any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s, Issuing Bank’s, Borrower’s or any other Loan Party’s reliance on or use of Electronic Signatures or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.08.    Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.
SECTION 9.09.    Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, subject to the prior written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any and all of the Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.
SECTION 9.10.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY

OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT (I) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER OR NOT A “MATERIAL ADVERSE EFFECT” HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF HOLDINGS OR MERGER SUB (OR ITS APPLICABLE AFFILIATE) HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION, (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED OR WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND (IV) IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS APPLIED IN THE ACQUISITION AGREEMENT, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT, IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY (BUT SUBJECT TO THE FINAL SENTENCE OF THIS PARAGRAPH) IN SUCH NEW YORK STATE, OR, TO THE EXTENT PERMITTED BY THE APPLICABLE REQUIREMENTS OF LAW, U.S. FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON AS PROVIDED FOR IN SECTION 9.01 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.
(c)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 9.10. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUIT, ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 9.11.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.    Confidentiality. The Administrative Agent, each Lender, each Issuing Bank and the Arrangers agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, managers, employees, administrators, trustees, beneficial owners, financing sources, investment funds, separate accounts, investors, prospective investors, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a “need to know” basis solely in connection with the transactions contemplated hereby and who are subject to customary confidentiality obligations of professional practice or are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the confidential information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph; provided further that unless the Borrower otherwise consents in writing, no such disclosure shall be made by the Administrative Agent, the Arrangers, any Lender or any Issuing Bank or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, the Arrangers, any Lender or any Issuing Bank that is a Disqualified Institution (unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person or its Affiliates, (i) to the extent permitted by applicable law, inform the Borrower promptly and, to the extent practicable, in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body, such as the National Association of Insurance Commissioners or any similar organization or examiner) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory or governmental authority (including any self-regulatory body) exercising examination or regulatory authority over such Person or its Affiliates, to the extent permitted by applicable law, (i) inform the Borrower promptly and, to the extent practicable, in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement (in each case other than a Disqualified Institution unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Hedge Agreement (including any credit default swap) or similar derivative product relating to any Loan Party (other than any Disqualified Institution unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing), (f) to market data collectors and service providers to the Administrative Agent or the Lenders in connection with the administration and management of this Agreement and the other Loan Documents (limited to information that is routinely given by agents, arrangers or lenders to such Persons), (g) with the prior written consent of the Borrower, (h) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives, (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (j) for purposes of establishing a due diligence defense, (k) by any Lender to any rating agency in connection with obtaining or maintaining ratings of such Lender or an Affiliate or Approved Fund thereof (or of their respective obligations), solely to the extent disclosure of such information is required by such rating agency (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve on customary terms the confidentiality of any Confidential Information received by it from such Lender), or (l) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower or any of its Affiliates and their respective businesses or the Acquisition or the Transactions (including any information obtained by the Administrative Agent, any Lender, the Arrangers or any Issuing Bank or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower or any of its Affiliates from time to time, including prior to the Closing Date), other than any such information that is available to the Administrative Agent, the Arrangers, any Lender

or any Issuing Bank on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of its Affiliates. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to any Person that is, at the time of disclosure, a Disqualified Institution (unless an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing). For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.
SECTION 9.14.    No Fiduciary Duty. (a) The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic or other interests that conflict with those of the Borrower and other Loan Parties, their stockholders and/or their respective Affiliates. Holdings and the Borrower agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any other Loan Party, its stockholders or their respective Affiliates, on the other. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and other Loan Parties and their respective subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (A) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of the Borrower or any other Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any other Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to the Borrower or any other Loan Party except the obligations expressly set forth in the Loan Documents and (B) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of the Borrower or any other Loan Party, its management, stockholders, creditors or any other Person. Each of Holdings and the Borrower agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that no Lender is advising any of them as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that the Borrower and each other Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that it will not claim that any Lender (solely in its capacity as such) owes a fiduciary duty or similar duty to such Person in connection with such transaction or the process leading thereto.
(b)    Holdings and the Borrower also acknowledge and agree, on behalf of themselves and the other Loan Parties and their respective subsidiaries, that no Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

(c)    Each of Holdings and the Borrower (on behalf of themselves and the other Loan Parties and their respective subsidiaries), each Issuing Bank, and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.15.    Several Obligations. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and the failure of any Lender or any Issuing Bank to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender or any other Issuing Bank from any of its obligations hereunder.
SECTION 9.16.    USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies the Borrower and other Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and other Loan Party, which information includes the name and address of the Borrower or other Loan Party and other information that will allow such Lender to identify the Borrower or other Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 9.17.    Appointment for Perfection. Each Lender and Issuing Bank hereby appoints each other Lender and Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.18.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, have been received by such Lender or Issuing Bank.
SECTION 9.19.    Intercreditor Agreements. (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Loan Parties under certain Indebtedness that is permitted to be incurred hereunder and secured by a Lien on the Collateral that is pari passu or junior with the Liens on the Collateral securing the Obligations are required or permitted, under the terms hereof, to be subject to an Acceptable Intercreditor Agreement (such Indebtedness being referred to hereunder as “Specified Intercreditor Indebtedness”). Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Specified Intercreditor Indebtedness, any Acceptable Intercreditor Agreement (it being understood that the Required Lenders are hereby authorized and directed to determine the terms and conditions of any Acceptable Intercreditor Agreement as and to the extent contemplated by the definition of each such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Acceptable Intercreditor Agreement, and any ancillary documents thereto.
(b)    Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Secured Obligations to be provided for under any Acceptable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.
(c)    Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties.
(d)    Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or amend any legend that may be required pursuant to any Intercreditor Agreement.
SECTION 9.20.    Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.
SECTION 9.21.    Release of Loan Parties and Liens. (a) Notwithstanding anything in Section 9.02(b) to the contrary, (i) upon the occurrence of the Termination Date, (x) the Borrower and each other Loan Party shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) and (y) each of Holdings, the Borrower and the Restricted Subsidiaries shall automatically be released from its obligations under the Intercompany Note (and the Intercompany Note shall terminate and cease to be in effect, it being understood, however, that nothing in this clause (y) shall affect the Indebtedness that was evidenced by the Intercompany Note, which shall remain outstanding and in effect in accordance with the terms theretofore agreed by the payee and the payor in respect of such

Indebtedness), (ii) any Subsidiary Guarantor shall automatically be released from its obligations under (x) the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall be automatically be released) and (y) the Intercompany Note, in each case, upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary and (iii) without limiting the immediately preceding clause (ii), any Subsidiary Guarantor that qualifies as an Excluded Subsidiary (other than as a result of any transaction that is not permitted hereunder) shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall be released) upon written notice thereof by the Borrower to the Administrative Agent; provided, however, that the release of any Subsidiary Guarantor pursuant to clause (iii) above solely if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition of such term shall only be permitted if, at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type, (1) the transaction pursuant to which such Subsidiary Guarantor became an Excluded Subsidiary of such type was (x) for a bona fide business purpose and (y) was not in contemplation of adversely affecting the Secured Parties’ interests in the Loan Guaranty provided by such Subsidiary Guarantor and the Collateral securing the Obligations, (2) after giving Pro Forma Effect to such release and the consummation of the transaction pursuant to which such Subsidiary Guarantor became an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Subsidiary Guarantor for purposes of Section 6.05 (as if such Subsidiary Guarantor were then newly acquired) and such Investment is permitted pursuant to Section 6.05 (in the case of Section 6.05(b), limited to Section 6.05(b)(iii)) at such time, (3) no Event of Default has occurred and is continuing and (4) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying compliance with preceding clauses (1) and (2); provided further that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Specified Other Indebtedness.
(b)    Notwithstanding anything in this Agreement to the contrary, any Liens on any property granted to or held by the Administrative Agent under any Loan Document shall automatically be released (i) upon the occurrence of the Termination Date, (ii) if the property subject to such Lien (A) is Disposed of in any Disposition permitted under this Agreement to a Person that is not a Loan Party, (B) constitutes (or becomes) an Excluded Asset, (C) is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guaranty Agreement in accordance with the Loan Documents, or (D) is comprised of property leased to any Loan Party by a Person that is not a Loan Party (or interests in such lease), upon termination or expiration of such lease, (iii) as expressly provided in any Acceptable Intercreditor Agreement or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02.
(c)    In connection with any release under Section 9.21(a) or 9.21(b), the Administrative Agent shall promptly execute and deliver to the Borrower or any other Loan Party, at the Borrower’s expense, all documents that the Borrower or such other Loan Party shall reasonably request to evidence termination or release; provided that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement, and the Administrative Agent shall be entitled to conclusively rely on any such certificate. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21(c) shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).
SECTION 9.22.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement,

arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.23.    Acknowledgment Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in Section 9.23(b) with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.).
(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.24.    Assumptions and Acknowledgment. Effective immediately and automatically upon the consummation of the Closing Date Merger, without action by any other Person, (x) Merger Sub hereby assigns to the Company all of its rights, title, interests, liabilities (including Indebtedness), obligations (including the Obligations), and duties as the “Borrower” hereunder and under the other Loan Documents and the Company hereby expressly, unconditionally and irrevocably (1) assumes all of the rights, title, interests, liabilities (including Indebtedness), obligations (including the Obligations) and duties of Merger Sub as the “Borrower” hereunder and under the other Loan Documents as if the Company was originally the “Borrower” and (2) agrees to pay, perform, and discharge such liabilities (including Indebtedness), obligations (including the Obligations), and duties in accordance with the terms of this Agreement and the other Loan Documents and any and all covenants and other obligations under this Agreement and the other Loan Documents and the Company will become the “Borrower” for all purposes under this Agreement.
[Signature Pages Follow]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
BAMBOO IDE8 INSURANCE SERVICES, LLC
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MIRAMAR INTERMEDIATE, LLC, as Holdings

By:	/s/ Omar Shalaby
Name: Omar Shalaby
Title: Vice President, Secretary and Treasurer

MIRAMAR DEBT MERGER SUB, LLC, prior to the consummation of the Closing Date Merger, the Borrower

By:	/s/ Omar Shalaby
Name: Omar Shalaby
Title: Vice President, Secretary and Treasurer
[Signature Page to Project Iceman Credit Agreement]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
BAMBOO IDE8 INSURANCE SERVICES, LLC

BAMBOO IDE8 INSURANCE SERVICES, LLC, immediately upon the consummation of the Closing Date Merger, as the Borrower

By:	/s/ John Chu
Name: John Chu
Title: Chief Executive Officer
[Signature Page to Project Iceman Credit Agreement]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
BAMBOO IDE8 INSURANCE SERVICES, LLC

ACQUIOM AGENCY SERVICES LLC, as the Administrative Agent

By:	/s/ Christopher W. Grose
Name: Christopher W. Grose
Title: Senior Director
[Signature Page to Project Iceman Credit Agreement]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
BAMBOO IDE8 INSURANCE SERVICES, LLC

DEUTSCHE BANK AG NEW YORK BRANCH, as an Issuing Bank and a Lender

By:	/s/ Alexander Gorokhovskiy
Name: Alexander Gorokhovskiy
Title: Managing Director

By:	/s/ Ian Ross
Name: Ian Ross
Title: Director
[Signature Page to Project Iceman Credit Agreement]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
BAMBOO IDE8 INSURANCE SERVICES, LLC

Madison Capital Funding LLC, as a Lender
By: Apogem Capital LLC, as investment manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

MCF PD Fund LP
By: Apogem Capital LLC, as investment manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

Madison Capital Funding LLC, as a Lender
By: Apogem Capital LLC, as investment manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

MCF SCA Fund LP
By: Apogem Capital LLC, as investment manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

Apogem US Direct Lending Limited I
By: Apogem Capital LLC, as investment manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director
[Signature Page to Project Iceman Credit Agreement]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
BAMBOO IDE8 INSURANCE SERVICES, LLC

MCF CLO 12 LLC
By: Apogem Capital LLC, as collateral manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

APOGEM SENIOR DIRECT LENDING FUND LP

By: Apogem Senior Direct Lending Fund GP LLC, its general partner
By: Apogem Capital LLC, its managing member

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

APOGEM STAR ORIGINATOR LLC
By: Apogem Star Direct Lending Fund GP LLC, its managing member
By: Apogem Capital LLC, its managing member

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director

MCF CLO 11 LLC
By: Apogem Capital LLC, as collateral manager

By:	/s/ Tyler Mercer
Name: Tyler Mercer
Title: Director
[Signature Page to Project Iceman Credit Agreement]